     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 30, 1997



                                                      REGISTRATION NO. 333-23407

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         AURORA BIOSCIENCES CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                          8731                         33-0669859
     (STATE OR JURISDICTION       (PRIMARY STANDARD INDUSTRIAL          I.R.S. EMPLOYER
      OF INCORPORATION OR         CLASSIFICATION CODE NUMBER)        IDENTIFICATION NUMBER
         ORGANIZATION)

                         11149 NORTH TORREY PINES ROAD
                           LA JOLLA, CALIFORNIA 92037
                                 (619) 452-5000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                TIMOTHY J. RINK
          CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         AURORA BIOSCIENCES CORPORATION
                         11149 NORTH TORREY PINES ROAD
                           LA JOLLA, CALIFORNIA 92037
                                 (619) 452-5000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

              THOMAS A. COLL, ESQ.                          JEFFREY S. MARCUS, ESQ.
             ERIC J. LOUMEAU, ESQ.                          TAMARA POWELL TATE, ESQ.
               COOLEY GODWARD LLP                           MORRISON & FOERSTER LLP
        4365 EXECUTIVE DRIVE, SUITE 1100                  1290 AVENUE OF THE AMERICAS
              SAN DIEGO, CA 92121                              NEW YORK, NY 10104
                 (619) 550-6000                                  (212) 468-8000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                                           SUBJECT TO COMPLETION

                                                                  APRIL 30, 1997


                                3,000,000 SHARES

                                 [AURORA LOGO]

                                  COMMON STOCK
                            ------------------------


     All of the 3,000,000 shares of Common Stock offered hereby are being sold by Aurora Biosciences Corporation, a Delaware corporation ("Aurora" or the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price of the Common Stock will be between $9.00 and $11.00 per share. See "Underwriting" for the factors to be considered in determining the initial public offering price. The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol ABSC.

                            ------------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" COMMENCING ON PAGE 6.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
          REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

=================================================================================================
                                          PRICE            UNDERWRITING           PROCEEDS
                                           TO              DISCOUNTS AND             TO
                                         PUBLIC           COMMISSIONS(1)         COMPANY(2)
-------------------------------------------------------------------------------------------------
Per Share.........................           $                   $                    $
-------------------------------------------------------------------------------------------------
Total(3)..........................           $                   $                    $
=================================================================================================

(1) See "Underwriting" for information relating to indemnification of the Underwriters.

(2) Before deducting expenses of the offering estimated at $600,000.

(3) The Company has granted the Underwriters a 30-day option to purchase up to 450,000 additional shares of Common Stock solely to cover over-allotments, if any. To the extent that the option is exercised, the Underwriters will offer the additional shares at the Price to Public shown above. If the option is exercised in full, the total Price to Public, Underwriting
    Discounts and Commissions and Proceeds to Company will be $          ,
    $          and $          , respectively. See "Underwriting."
                            ------------------------

     The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made at the offices of Alex. Brown & Sons Incorporated, Baltimore, Maryland, on or about
  , 1997.

ALEX. BROWN & SONS
   INCORPORATED
                               HAMBRECHT & QUIST
                                                   ROBERTSON, STEPHENS & COMPANY

               THE DATE OF THIS PROSPECTUS IS             , 1997

                       [GRAPHIC DEPICTION OF UHTS SYSTEM]

     [Items depicted will be identified by the following labels:]

     Genomic Targets
     Combinatorial Chemistry Libraries
     Automated Storage and Retrieval System
     Miniaturized Fluorescent Assays
     NanoPlate(TM)
     Microfluidics
     Fluorescence Detector
     Lead Compounds
     Informatics
     Mammalian Cells

     Depicted above is a schematic representation of Aurora's integrated technology platform designed to take advantage of the great number of targets being identified through genomics and the large, diverse libraries of compounds being generated from combinatorial chemistry. Aurora's ultra-high throughput screening ("UHTS") system is designed to incorporate a store of over 1,000,000 compounds and is expected to screen in excess of 100,000 compounds per day in miniaturized assays. The UHTS system is expected to be operational in three to four years.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OF THE COMPANY, INCLUDING THE ENTRY OF STABILIZING BIDS, OR SYNDICATE COVERING TRANSACTIONS OR THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     NanoPlate(TM) is a trademark of the Company and Packard Instrument Company. All other trade names or trademarks appearing in this Prospectus are the property of their respective holders.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and Financial Statements and Notes thereto appearing elsewhere in this Prospectus. This Prospectus contains certain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Prospective investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, prospective investors should specifically consider the various factors identified in this Prospectus, including the matters set forth under the caption "Risk Factors," which could cause actual results to differ materially from those indicated by such forward-looking statements.

                                  THE COMPANY

     Aurora Biosciences Corporation ("Aurora" or the "Company") designs and develops proprietary drug discovery systems, services and technologies to accelerate and enhance the discovery of new medicines. Aurora is developing an integrated technology platform comprised of a portfolio of proprietary fluorescent assay technologies and an ultra-high throughput screening ("UHTS") system designed to allow assay miniaturization and to overcome many of the limitations associated with the traditional drug discovery process. The Company believes that this platform will enable Aurora and its collaborators, which include Bristol-Myers Squibb ("BMS") and Eli Lilly and Company ("Lilly"), to take advantage of the opportunities created by recent advances in genomics and combinatorial chemistry that have generated many new therapeutic targets and an abundance of new small molecule compounds. Aurora believes its integrated platform will accelerate the drug discovery process by shortening the time required to identify high quality lead compounds and to optimize those compounds into drug development candidates.

     The discovery and development of new medicines historically has been an expensive, time-consuming and often unsuccessful process. Recent developments in molecular biology and genomics as well as combinatorial chemistry have created significant opportunities to discover greater numbers of high quality lead compounds for development into new medicines. The advances in molecular biology and genomics have resulted in a greater understanding of the molecular and genetic basis of disease and have led to the identification of many new genes as potential therapeutic targets for drug discovery. Many companies have used combinatorial chemistry to quickly create libraries of hundreds of thousands or even millions of small molecules for screening against established and novel targets. However, the increasing numbers of targets and compounds have created severe bottlenecks in the drug discovery process. These bottlenecks result from the difficulty of quickly analyzing the function and disease relevance of newly discovered targets, the complexity of incorporating the many different types of targets into screening assays, and the inability to screen extensive compound libraries quickly and at a reasonable cost. In order to address these issues, the Company is integrating advanced technologies to develop superior assays, to enable analysis of gene function in mammalian cells and to miniaturize and accelerate compound screening.

     Aurora's proprietary fluorescent assay technologies are being used today to facilitate drug discovery by the Company's collaborators and in the Company's existing high throughput screening system. Aurora's portfolio of fluorescent assay technologies is designed to enable screening of compounds against nearly all major classes of human drug targets, including receptors, ion channels and enzymes, in most therapeutic areas. The Company's fluorescent assay technologies are highly sensitive, and are designed to permit more rapid screen development and the development of miniaturized assays important for cost-effective high throughput screening. Additionally, many of the Company's screens are being designed to be performed with living mammalian cells to better model human disease processes.

     The second principal component of Aurora's integrated technology platform is its UHTS system, which is being designed to screen over 100,000 discrete compounds per day in miniaturized assays.

The UHTS system will combine an automated storage and retrieval system, microfluidic dispensing devices, and NanoPlates in which miniaturized assays are performed. Specialized fluorescence detectors are designed to record and process the signals from the NanoPlates, with advanced software and informatics to capture the resulting data. In developing the UHTS system, the Company is applying to the drug discovery process technological advances that have already been deployed successfully in other industrial processes, while adding its own proprietary innovations. In this regard, the Company has entered into strategic technology alliances with several technology leaders, including Packard Instrument Company and Carl Creative Systems, Inc. The Company expects the UHTS system to be fully integrated and operational within the next three to four years.

     Aurora's goal is to become the leader in the development and commercialization of technologies that will accelerate and enhance the discovery of new medicines. The Company seeks to diversify business risk by generating revenue from multiple collaborators seeking to exploit Aurora's fluorescent assay technologies and UHTS system in many different drug discovery programs. The Company expects to generate revenue by developing screens, providing screening services, developing and providing UHTS systems to syndicate members, licensing its proprietary technologies, and realizing royalty and milestone payments from the development and commercialization of drug candidates identified using Aurora's technologies. To date, the Company has entered into collaborative agreements with BMS and Lilly to license the Company's fluorescent assay technologies for their internal discovery research, to collaborate on screen development and as initial members of a syndicate to co-develop Aurora's UHTS system. In addition, Aurora has also entered into agreements to develop screens for or provide screening services to Sequana Therapeutics, Inc., Allelix Biopharmaceuticals, Inc. and Roche Bioscience. The Company has also entered into agreements with Alanex Corporation and ArQule, Inc. providing Aurora with non-exclusive access to certain of their combinatorial chemistry libraries.

     The Company was incorporated in California in May 1995 and reincorporated in Delaware in January 1996. Unless the context otherwise requires, references in this Prospectus to "Aurora" and the "Company" refer to Aurora Biosciences Corporation, a Delaware corporation, and, where applicable, to its California predecessor. The Company's executive offices are located at 11149 North Torrey Pines Road, La Jolla, California 92037, and its telephone number is (619) 452-5000.

                                  THE OFFERING


Common Stock offered hereby...........................  3,000,000 shares
Common Stock to be outstanding after the offering.....  15,895,240 shares(1)
Use of proceeds.......................................  Working capital and general corporate purposes, including enhancement of
                                                        internal research and development
                                                        capabilities, the acquisition of
                                                        chemical libraries, and facilities
                                                        expansion and improvements. See "Use
                                                        of Proceeds."
Nasdaq National Market symbol.........................  ABSC


---------------

(1) Based on shares outstanding as of March 31, 1997. Includes (i) an aggregate of 45,290 shares of Common Stock to be issued upon exercise of outstanding warrants and (ii) an aggregate of 9,915,975 shares of Common Stock to be issued upon conversion of all outstanding shares of Preferred Stock, in each case upon the closing of this offering. Excludes 581,320 shares of Common Stock issuable upon exercise of outstanding stock options as of March 31, 1997 at a weighted average exercise price of $1.28 per share and 1,627,408 shares of Common Stock reserved for future grant under the Company's 1996 Stock Plan, Employee Stock Purchase Plan and Non-Employee Directors' Stock Option Plan. See "Capitalization," "Management," "Description of Capital Stock" and Notes 6 and 11 of Notes to Financial Statements.

                         SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                    THREE MONTHS
                                             PERIOD FROM                               ENDED
                                             MAY 8, 1995                             MARCH 31,
                                           (INCEPTION) TO        YEAR ENDED       ----------------
                                          DECEMBER 31, 1995   DECEMBER 31, 1996    1996     1997
                                          -----------------   -----------------   ------   -------
                                                                                    (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Revenue:
     UHTS system development............       $    --             $ 2,117        $   --   $   650
     Screening services.................            --                 100            --       405
     License fees.......................            --                  --            --       487
                                               -------             -------        ------   -------
     Total revenue......................            --               2,217            --     1,542
  Operating Expenses:
     Cost of UHTS system development....            --                  --            --       688
     Cost of screening services.........            --                  --            --       287
     Research and development...........           366               4,396           405       911
     General and administrative.........            46               1,275           137       642
  Interest income, net..................            --                 521            43       144
  Net loss..............................          (412)             (2,933)         (499)     (842)
  Pro forma net loss per share(1).......       $ (0.15)            $ (0.26)       $(0.09)  $ (0.06)
  Shares used in computing pro forma net
     loss per share(1)..................         2,759              11,139         5,837    13,399



                                                                      MARCH 31, 1997
                                                           -------------------------------------
                                                                ACTUAL          AS ADJUSTED(2)
                                                           -----------------   -----------------
BALANCE SHEET DATA:
Cash, cash equivalents and investment securities
  available for sale.....................................       $13,639             $40,939
Total assets.............................................        18,344              45,644
Capital lease obligations, less current portion..........         1,389               1,389
Accumulated deficit......................................        (4,187)             (4,187)
Total stockholders' equity...............................        14,685              41,985


---------------

(1) See Note 1 of Notes to Financial Statements for a description of the computation of the pro forma net loss per share and the number of shares used in the pro forma net loss per share calculation.

(2) As adjusted to give effect to the sale by the Company of 3,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $10.00 per share and the application of the estimated net proceeds therefrom and the exercise upon the closing of this offering of warrants to purchase a total of 45,290 shares of Common Stock. See "Use of Proceeds" and "Capitalization."


     Except as otherwise specified, all information contained in this Prospectus assumes no exercise of the Underwriters' over-allotment option. See "Underwriting." Except as otherwise noted, all information in this Prospectus has been adjusted to give effect to (i) the four-for-five reverse split of the Common Stock effected on April 25, 1997 and (ii) the conversion of all outstanding shares of Preferred Stock into Common Stock upon the completion of this offering. See "Capitalization" and "Description of Capital Stock."

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered by this Prospectus. This Prospectus contains certain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Prospective investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, prospective investors should specifically consider the various factors identified in this Prospectus, including the matters set forth below, which could cause actual results to differ materially from those indicated by such forward-looking statements.


     Limited Operating History; History of Operating Losses; Uncertainty of Future Profitability. The Company was formed in May 1995, has a limited operating history and is at an early stage of development. To date, the Company has not yet generated significant revenue from its systems, services or technologies. For the period ended December 31, 1995, the year ended December 31, 1996 and the three months ended March 31, 1997, the Company had net losses of approximately $412,000, $2.9 million and $842,000, respectively. As of March 31, 1997, the Company had an accumulated deficit of $4.2 million. The Company's expansion of its operations and continued development of its ultra-high throughput screening ("UHTS") system and fluorescent assay technologies will require a substantial increase in expenditures for at least the next several years. The Company currently expects to continue to incur operating losses at least through 1998. The Company's ability to achieve profitability will depend in part on its ability to successfully develop and install its UHTS system, provide screen development and screening services to pharmaceutical and biotechnology companies, achieve acceptable performance specifications for its UHTS system and gain industry acceptance of its systems, services and technologies. Accordingly, the extent of future losses and the time required to achieve profitability is highly uncertain. The Company has completed less than two years of operations and is subject to the risks inherent in the operation of a new business, such as the difficulties and delays often encountered in the development and production of new, complex technologies. There can be no assurance that the Company will be able to address these risks. Payments from corporate collaborators and interest income are expected to be the only sources of revenue for the foreseeable future. The Company has not yet generated any revenue from milestones under its collaborative agreements. Royalties or other revenues from commercial sales of products based upon any compound identified by using the Company's technologies are not expected for at least several years, if at all. The time required to reach or sustain profitability is highly uncertain, and there can be no assurance that the Company will be able to achieve or maintain profitability. Moreover, if profitability is achieved, the level of such profitability cannot be predicted and may vary significantly from quarter to quarter. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


     New and Uncertain Technology. The Company's UHTS technology and its methods of screening molecular targets are new and unproven approaches to the identification of lead compounds with therapeutic potential. The Company intends to use its UHTS system and fluorescent assay technologies to rapidly identify for itself and its collaborators as many compounds with commercial potential as possible. Historically, because of the highly proprietary nature of such activities, the importance of these activities to drug discovery and development efforts and the desire to obtain maximum patent and other proprietary protection on the results of their programs, pharmaceutical and biotechnology companies have conducted molecular target screening and lead compound identification within their own internal research departments. The Company's ability to succeed will be dependent, in part, upon the willingness of potential collaborators to use the Company's systems, services and technologies as a tool in the discovery and development of compounds with commercial potential.

     The Company's fluorescent assay technologies are novel for use in the drug discovery process and have never been utilized in the discovery of any compound that has been commercialized. The

Company has not yet completed the development of a screen for any collaborator. There can be no assurance that the Company's fluorescent assay technologies will result in the successful development of broadly applicable screens for collaborators or lead compounds that will be safe or efficacious. Furthermore, there can be no assurance that the Company can develop, validate or consistently reproduce its biochemical and cell-based assays or reagents or substrates required for their use in volumes sufficient to fulfill the requirements of its collaborative agreements or to meet the Company's needs for internal use. Development of new pharmaceutical products is highly uncertain, and no assurance can be given that the Company's drug discovery technology will result in any commercially successful compound.

     The Company's UHTS technology has never been implemented as a fully operational system. The Company's UHTS system is not expected to be fully integrated and operational for at least three to four years. The Company's UHTS system will require significant additional investment and research and development prior to commencement of full-scale commercial operation, including integration of complex instrumentation and software and testing to validate performance and cost effectiveness, and is subject to substantial risks. Complex instrumentation systems that appear to be promising at early stages of development may not become fully operational for a number of reasons. These systems may be found ineffective, be difficult or uneconomical to produce, fail to achieve expected performance levels or industry acceptance, or be precluded from commercialization by the proprietary rights of third parties. Much of the instrumentation and software expected to comprise the Company's UHTS system are not now and have not previously been used in commercial applications. Many of these technologies have not been validated or developed at levels necessary to screen miniaturized assays, and there can be no assurance that UHTS technologies, if developed, will achieve expected performance levels at these scales. The successful implementation and operation of the Company's UHTS system will be a complex process requiring integration and coordination of a number of factors, including integration of and successful interface between complex advanced robotics, microfluidics, automated storage and retrieval systems, fluorescence detector technologies and software and information systems. The liquid dispensing requirements for the NanoPlates being designed for the UHTS system are far beyond current high throughput screening practices for dispensing small volumes. The development of microfluidics to accurately and rapidly aspirate and dispense the microscopic volumes necessary for the UHTS system is particularly challenging. There can be no assurance that the Company will be able to successfully engineer and implement this microfluidics technology or all of the other instrumentation needed for the UHTS system.

     As the system is developed, integrated and used, it is possible that previously unanticipated limitations or defects may emerge. In addition, operators using the system may require substantial new technical skills and training. There can be no assurance that unforeseen complications will not arise in the development, delivery and operation of the UHTS system that could materially delay or limit its use by the Company and its corporate collaborators, substantially increase the anticipated cost of development of the system, result in the breach by the Company of its contractual obligations to its collaborators and others, or render the system unable to perform at the quality and capacity levels required for success. Such complications or delays could subject the Company to litigation and have other material adverse effects on the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to successfully develop its UHTS system, achieve anticipated throughputs, gain industry acceptance of the Company's approach to the identification of lead compounds or develop a sustainable profitable business.

     Dependence on Pharmaceutical and Biotechnology Collaborations. The Company's strategy for the development and commercialization of its integrated technology platform involves the formation of multiple corporate collaborations. To date, all revenue received by the Company has been from its collaborations and technology alliances. The Company expects that substantially all revenue for the foreseeable future will come from collaborators. Furthermore, the Company's ability to achieve profitability will be dependent upon the ability of the Company to enter into additional corporate collaborations for co-development of the UHTS system as well as for development of screens and for screening services. Because pharmaceutical and biotechnology companies engaged in drug discovery activities have historically conducted drug discovery and screening activities through their own internal research departments, these companies must be convinced that the Company's UHTS technologies justify entering into collaborative agreements with the Company. There can be no assurance that the Company will be able to negotiate additional collaborative agreements in the future on acceptable terms, if at all, that such current or future collaborative agreements will be successful and provide the Company with expected benefits, or that current or future collaborators will not pursue or develop alternative technologies either on their own or in collaboration with others, including the Company's competitors, as a means for identifying lead compounds or targets. To the extent the Company chooses not to or is unable to enter into such agreements, it will require substantially greater capital to undertake the research, development and marketing of systems, services and technologies at its own expense. In the absence of such collaborative agreements, the Company may be required to delay or curtail its research and development activities to a significant extent.

     In addition, the amount and timing of resources that current and future collaborators, if any, devote to collaborations with the Company are not within the control of the Company. There can be no assurance that such collaborators will perform their obligations as expected or that the Company will derive any additional revenue from such agreements. Further, the Company's collaborations generally may be terminated by its collaborators without cause upon short notice, which terminations would result in loss of anticipated revenue. Termination of the Company's existing or future collaboration agreements, or the failure to enter into a sufficient number of additional collaborative agreements on favorable terms, could have a material adverse effect on the Company's business, financial condition and results of operations.


     The Company's strategy involves obtaining access to libraries of compounds from third parties to be screened against multiple targets. Because of the potential overlap of compounds and targets provided by the Company's collaborators, there can be no assurance that conflicts will not arise among collaborators as to rights to particular products developed as a result of being identified through the use of the Company's technologies. Failure to successfully manage existing and future collaborator relationships, maintain confidentiality among such relationships or prevent the occurrence of such conflicts could lead to disputes that result in, among other things, a significant strain on management resources, legal claims involving significant time and expense and loss of reputation, a loss of capital or a loss of collaborators, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. See
"-- Uncertainty of Milestone Payments on Pharmaceutical Products."



     Future Capital Needs; Uncertainty of Additional Funding. The Company may be required to raise substantial additional capital over a period of several years in order to conduct its operations. Such capital may be raised through additional public or private equity financings, as well as collaborative arrangements, borrowings and other available sources. The Company depends upon its corporate collaborators for research and development funding. As of March 31, 1997, the Company had received approximately $4.6 million from its collaborators. The Company believes that the net proceeds of this offering, expected revenue from collaborations, existing capital resources and interest income should be sufficient to fund its anticipated levels of operations at least through mid-1999. No assurance can be given that the Company's business or operations will not change in a manner that would consume available resources more rapidly than anticipated, or that substantial additional funding will not be required before the Company can achieve profitable operations. There can be no assurance that the Company will continue to receive funding under the existing collaborative agreements or that the Company's existing or potential future collaborative agreements will be adequate to fund the Company's operations. The Company's capital requirements depend on numerous factors, including the ability of the Company to enter into additional collaborative agreements, competing technological and market developments, changes in the Company's existing collaborative relationships, the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights, the purchase of additional capital equipment, the development of the Company's UHTS system and the progress of the Company's collaborators' drug development activities. There can be no assurance that additional funding, if necessary, will be available on favorable terms, if at all. If adequate funds are not available, the Company may be required to curtail operations significantly or to obtain funds by entering into arrangements with collaborators or others that may require the Company to relinquish rights to certain of its systems, services, technologies or potential markets that the Company would not otherwise relinquish, which would have a material adverse effect on the Company's business, financial condition and results of operations. To the extent that additional capital is raised through the sale of equity or securities convertible into equity, the issuance of such securities would result in dilution to the Company's stockholders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


     Management of Growth. The Company's success will depend on its ability to expand and manage its operations and facilities. To be cost-effective and timely in the development and installation of its systems, services and technologies, the Company must coordinate the integration of multiple technologies in complex systems, both internally and for its collaborators. The Company's officers and employees have been with the Company for only a limited period of time, and many of them came to the Company with limited or no experience integrating multiple technologies into complex systems. There can be no assurance that the Company will be able to manage its growth, to meet the staffing requirements of current or additional collaborative relationships or to successfully assimilate and train its new employees. In addition, to manage its growth effectively, the Company will be required to expand its management base and enhance its operating and financial systems. If the Company continues to grow, there can be no assurance that the management skills and systems currently in place will be adequate or that the Company will be able to manage any additional growth effectively. Failure to achieve any of these goals could have a material adverse effect on the Company's business, financial condition or results of operations.

     Dependence on Technology Alliances. In order to further the development of its UHTS system, the Company has formed and intends to continue to form technology alliances with certain companies in the areas of informatics, robotics, automated storage and retrieval, liquid handling systems, microfluidics and detection devices. The Company relies on these companies, many of which are single-source vendors, for the development, manufacture and supply of certain components of the Company's UHTS system. Although the Company believes that alternative sources for UHTS system components could be made available, any interruption in the development, manufacture or supply of a sole-sourced component could have a material adverse effect on the Company's ability to develop its UHTS system until a new source of supply is qualified, could subject the Company to penalties for delays in delivery of the UHTS system and, as a result, could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance the Company will be able to enter into additional technology alliances on commercially reasonable terms, if at all, or that the Company's current or future technology suppliers will meet the Company's requirements for quality, quantity or timeliness.

     Dependence on Patents and Proprietary Rights. The Company's success will depend in part on its ability to obtain patent protection for its systems, services and technologies, and to operate without infringing the proprietary rights of third parties. The Company has had no patents issued to date. The Company is dependent, in part, on the patent rights licensed from third parties with respect to its fluorescent assay technologies. There can be no assurance that patent applications filed by the Company or its licensors will result in patents being issued, that the claims of such patents will offer significant protection of the Company's technology, or that any patents issued to, or licensed by, the Company will not be challenged, narrowed, invalidated, or circumvented. The Company may also be subject to legal proceedings that result in the revocation of patent rights previously owned by or licensed to the Company, as a result of which the Company may be required to obtain licenses from others to continue to develop, test or commercialize its systems, services or technologies. There can be no assurance that the Company will be able to obtain such licenses on acceptable terms, if at all.


     The drug discovery industry, including screening technology companies, has a history of patent litigation and will likely continue to have patent litigation suits concerning drug discovery technologies. The patent positions of pharmaceutical, biotechnology and drug discovery companies, including the Company, are generally uncertain and involve complex legal and factual questions. A number of patents have issued and may issue on certain targets or their use in screening assays that could prevent the Company and its collaborators from developing screens using such targets, or relate to certain other aspects of technology utilized or expected to be utilized by the Company. The Company has received invitations from third parties to license patents owned or controlled by third parties. The Company evaluates these requests and intends to obtain licenses that are compatible with its business objectives. There can be no assurance, however, that the Company will be able to obtain any licenses on acceptable terms, if at all. The Company's inability to obtain or maintain patent protection or necessary licenses could have a material adverse effect on the business, financial condition and results of operations of the Company.



     The Company is aware of a third party Patent Cooperation Treaty application that claims certain uses of green fluorescent protein including its use in protein kinase assays. If a patent were to issue from such application that relates to the Company's GFP kinase reporters, the Company believes that such patent would be unlikely to require the Company to obtain a license. However, the Company may need to obtain such a license and there can be no assurance that any such license would be available on commercially reasonable terms, if at all. The Company is also aware of third party patents and published patent applications that contain issued or issuable claims that may cover certain aspects of the Company's or its collaborators' technologies, including certain types of fluorescent assay methods, certain assays for ligands to certain classes of targets such as certain cell surface and intracellular receptors, and certain transcription based assays for chemicals that modulate transcription of a gene encoding a protein related to disease. There can be no assurance that the Company would not be required to take a license under any such patents to practice certain aspects of its fluorescent assay technologies or that such license would be available on commercially reasonable terms, if at all. Any action against the Company or its collaborators claiming damages and seeking to enjoin commercial activities relating to the affected technologies could, in addition to subjecting the Company to potential liability for damages, require the Company or its collaborators to obtain a license in order to continue to develop, manufacture or market the affected technologies. The Company could incur substantial costs in defending patent infringement claims, obtaining patent licenses, engaging in interference and opposition proceedings or other challenges to its patent rights or intellectual property rights made by third parties, or in bringing such proceedings or enforcing any patent rights against third parties. The Company's inability to obtain necessary licenses or its involvement in proceedings concerning patent rights could have a material adverse effect on the business, financial condition and results of operations of the Company.


     In addition to patent protection, Aurora also relies on copyright protection, trade secrets, know-how, continuing technological innovation and licensing opportunities. In an effort to maintain the confidentiality and ownership of trade secrets and proprietary information, the Company requires employees, consultants and certain collaborators to execute confidentiality and invention assignment agreements upon commencement of a relationship with the Company. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's trade secrets or other confidential information in the event of unauthorized use or disclosure of such information or that adequate remedies would exist in the event of such unauthorized use or disclosure. The loss or exposure of trade secrets possessed by the Company could adversely affect its business. Like many high technology companies, the Company may from time to time hire scientific personnel formerly employed by other companies involved in one or more areas similar to the activities conducted by the Company. Although the Company requires its employees to maintain the confidentiality of all confidential information of previous employers, there can be no assurance that the Company or these individuals will not be subject to allegations of trade secret misappropriation or other similar claims as a result of their prior affiliations.

     Competition and the Risk of Obsolescence of Technology. Competition among pharmaceutical and biotechnology companies which attempt to identify compounds for development is intense. Because the Company's UHTS system is being designed to integrate a number of different technologies, the Company competes in many areas, including assay development, high throughput screening and functional genomics. In the pharmaceutical industry, the Company competes with the research departments of pharmaceutical and biotechnology companies and other commercial enterprises, as well as numerous academic and research institutions. Pharmaceutical and biotechnology companies, academic institutions, governmental agencies and other research organizations are conducting research in various areas which constitute portions of the Company's technology platform, either on their own or in collaboration with others. There can be no assurance that pharmaceutical and biotechnology companies which currently compete with the Company in specific areas will not merge or enter into joint ventures or other alliances with one or more other such companies and become substantial multi-point competitors or that the Company's collaborators will not assemble their own ultra-high throughput screening systems by purchasing components from competitors. Genomics and combinatorial chemistry companies may also expand their business to include compound screening or screen development, either alone or pursuant to alliances with others. The Company anticipates that it will face increased competition in the future as new companies enter the market and advanced technologies, including more sophisticated information technologies, become available. The Company's technological approaches, in particular its UHTS system, may be rendered obsolete or uneconomical by advances in existing technological approaches or the development of different approaches by one or more of the Company's current or future competitors. Many of these competitors have greater financial and personnel resources, and more experience in research and development, than the Company. Historically, pharmaceutical and biotechnology companies have maintained close control over their research activities, including the synthesis, screening and optimization of chemical compounds. Many of these companies, which represent the greatest potential market for the Company's systems, services and technologies, have developed or are developing internal programs and other methodologies to improve productivity, including major investments in robotics technology to permit the automated screening of compounds.


     Uncertainty of Milestone Payments on Pharmaceutical Products. The Company's future revenue will depend in part on the realization of milestone payments and royalties, if any, triggered by the successful development and commercialization of lead compounds identified through the use of the Company's technologies. The Company's screens may result in developed and commercialized pharmaceutical products generating milestone payments and royalties only after lengthy and costly preclinical and clinical development efforts, the receipt of requisite regulatory approvals, and the integration of manufacturing capabilities and successful marketing efforts, all of which must be performed by the Company's collaborators. The commercialization of any such products is highly uncertain due to the significant research, development, market, regulatory and other risks associated with the drug development process. With the exception of certain aspects of preclinical development, the Company does not currently intend to perform any of these activities. The Company's agreements with its collaborators do not obligate those parties to develop or commercialize lead compounds identified through the use of the Company's technologies. Development and commercialization of lead compounds will therefore depend not only on the achievement of research objectives by the Company and its collaborators, which cannot be assured, but also on each collaborator's own financial, competitive, marketing and strategic considerations, all of which are outside the Company's control. Such strategic considerations may include the relative advantages of alternative products being marketed or developed by others, including relevant patent and proprietary positions. There can be no assurance that the interests and motivations of the Company's collaborators are, or will remain, aligned with those of the Company, that current or future collaborators will not pursue alternative technology in preference to that of the Company or that such collaborators will successfully perform their development, regulatory, compliance, manufacturing or marketing functions. Should a collaborator fail to develop or commercialize a lead compound identified through the use of the Company's technologies, or should such a compound be determined to be unsafe or of no therapeutic benefit, the Company will not receive any future milestone payments or royalties associated with such compound, and the Company may have only limited or no rights to independently develop and commercialize such compounds or products. In addition, there can be no assurance that any product will be developed and commercialized as a result of such collaborations, that any such development or commercialization would be successful or that disputes will not arise over the application of payment provisions to such drugs.


     Government Regulation. Regulation by the U.S. Food and Drug Administration (the "FDA") and other governmental entities in the United States and other countries will be a significant factor in the production and marketing of any pharmaceutical products that may be developed by a collaborator. It is not currently anticipated that the Company will develop its own drugs through clinical trials. However, pharmaceutical products, if any, developed by the Company's collaborators will require lengthy and costly pre-clinical and clinical trials and regulatory approval by governmental agencies prior to commercialization. The process of obtaining these approvals and the subsequent compliance with appropriate federal, state and foreign statutes and regulations are time consuming and require the expenditure of substantial resources. Delays in obtaining regulatory approvals would adversely affect the marketing of any drugs developed by the Company's collaborators, diminish any competitive advantages that the Company's collaborators may attain and therefore adversely affect the Company's ability to receive royalties or milestone payments. If the product is classified as a new drug, a New Drug Application will be required to be filed with, and product approval must be obtained from, the FDA before commercial marketing of the drug. These testing and approval processes require substantial time and effort and there can be no assurance that any approval will be granted on a timely basis, if at all.



     Attraction and Retention of Key Employees and Consultants. The Company is highly dependent on the principal members of its scientific and management staff, as well as its scientific consultants, particularly Drs. Timothy J. Rink,
J. Gordon Foulkes, Harry G. Stylli, Frank F. Craig and Roger Y. Tsien. The loss of one or more members of its staff could have a material adverse effect on the Company's business, financial condition and results of operations. The Company does not maintain "key person" insurance on any of its employees. The Company's future success will also depend in part on its ability to identify, recruit and retain additional qualified personnel, including individuals holding doctoral degrees in the basic sciences. There is intense competition for such personnel in the areas of the Company's activities, and there can be no assurance that the Company will be able to continue to attract and retain personnel with the advanced technical qualifications necessary for the development of the Company's business. Failure to attract and retain key personnel could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Scientific Advisors" and "Management."


     Significant Fluctuations in Quarterly Results. To date, all revenue received by the Company has been from the payment of license and up-front fees and research and co-development funding paid pursuant to collaborative agreements. The Company expects that a significant portion of its revenue for the foreseeable future will be comprised of such payments. The timing of such payments in the future will depend upon the completion of certain milestones as provided for in such collaborative agreements. In any one quarter the Company may receive multiple or no payments from its several collaborators. Operating results may therefore vary substantially from quarter to quarter and will not necessarily be indicative of results in subsequent periods.

     Hazardous Materials. The research and development processes of the Company involve the controlled use of hazardous materials, chemicals and various radioactive compounds, including microbial organisms and other biological materials. The Company is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. The risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. There can be no assurance that the Company will not be required to incur significant costs to comply with environmental laws and regulations in the future.


     Control By Management and Existing Stockholders. Upon completion of this offering, after giving effect to the conversion of all outstanding shares of Preferred Stock into Common Stock, the Company's principal stockholders, executive officers, directors and affiliated individuals and entities together will beneficially own approximately 56.0% of the outstanding shares of Common Stock (54.5% if the Underwriters' over-allotment option is exercised in full). As a result, these stockholders, acting together, will be able to influence significantly and possibly control most matters requiring approval by the stockholders of the Company, including approvals of amendments to the Company's Certificate of Incorporation, mergers, a sale of all or substantially all of the assets of the Company, going private transactions and other fundamental transactions. In addition, the Company's Certificate of Incorporation, as it is proposed to be amended and restated concurrently with the closing of this offering (the "Restated Certificate"), does not provide for cumulative voting with respect to the election of directors. Consequently, the present directors and executive officers of the Company, together with the Company's principal stockholders, will be able to control the election of the members of the Board of Directors of the Company. Such a concentration of ownership could have an adverse effect on the price of the Common Stock, and may have the effect of delaying or preventing a change in control of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.



     Broad Discretion in Application of Net Proceeds. The net proceeds to the Company from the sale of the shares of Common Stock offered hereby at an assumed initial public offering price of $10.00 per share are estimated to be approximately $27.3 million ($31.5 million if the Underwriters' overallotment option is exercised in full) after deducting underwriting discounts and commissions and estimated offering expenses. The Company intends to use the net proceeds from this offering principally for working capital and general corporate purposes, including approximately $10.0 million for enhancement of internal research and development capabilities and the acquisition of chemical libraries, and approximately $3.5 million for facilities expansion and improvements. The Company's management and Board of Directors will have broad discretion with respect to the application of such proceeds, and the amounts actually expended by the Company for working capital purposes may vary significantly depending on a number of factors, including future revenue growth, if any, and the amount of cash, if any, generated by the Company's operations. See "Use of Proceeds."


     No Prior Public Market for Common Stock; Possible Volatility of Stock Price. Prior to this offering, there has been no public market for the Common Stock and there can be no assurance that an active public market for the Common Stock will develop or be sustained after this offering. The initial public offering price will be determined by negotiations between the Company and the Underwriters and is not necessarily indicative of the market price at which the Common Stock of the Company will trade after this offering. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. The market prices for securities of comparable companies have been highly volatile and the market has experienced significant price and volume fluctuations that are often unrelated to the operating performance of particular companies. Announcements of technological innovations or new commercial products by the Company or its competitors, disputes or other developments concerning proprietary rights, including patents and litigation matters, publicity regarding actual or potential results with respect to systems, services or technologies under development by the Company, its collaborative partners or its competitors, regulatory developments in both the United States and foreign countries, public concern as to the efficacy of new technologies, general market conditions, as well as quarterly fluctuations in the Company's revenues and financial results and other factors, may have a significant impact on the market price of the Common Stock. In particular, the realization of any of the risks described in these "Risk Factors" could have a dramatic and materially adverse impact on such market price.


     Availability of Preferred Stock for Issuance; Anti-Takeover Provisions. The Restated Certificate authorizes the Board of Directors of the Company, without stockholder approval, to issue additional shares of Common Stock and to fix the rights, preferences and privileges of and issue up to 7,500,000 shares of preferred stock with voting, conversion, dividend and other rights and preferences that could adversely affect the voting power or other rights of the holders of Common Stock. The issuance of preferred stock, rights to purchase preferred stock or additional shares of Common Stock may have the effect of delaying or preventing a change in control of the Company. In addition, the possible issuance of preferred stock or additional shares of Common Stock could discourage a proxy contest, make more difficult the acquisition of a substantial block of the Company's Common Stock or limit the price that investors might be willing to pay for shares of the Company's Common Stock. Further, the Restated Certificate provides that any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing. Special meetings of the stockholders of the Company may be called only by the Chairman of the Board of Directors, the President of the Company, by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors, or by the holders of 10% of the outstanding voting stock of the Company. These and other provisions contained in the Restated Certificate and the Company's Bylaws, as well as certain provisions of Delaware law, could delay or make more difficult certain types of transactions involving an actual or potential change in control of the Company or its management (including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices) and may limit the ability of stockholders to remove current management of the Company or approve transactions that stockholders may deem to be in their best interests and, therefore, could adversely affect the price of the Company's Common Stock.



     Shares Eligible for Future Sale and Potential Adverse Effect on Market Price. Sales of Common Stock in the public market following this offering could adversely affect the market price of the Common Stock. Upon completion of this offering, the Company will have 15,895,240 shares of Common Stock outstanding, assuming no exercise of currently outstanding options, but including warrants to purchase an aggregate of 45,290 shares of Common Stock to be exercised upon the closing of this offering. Of these shares, the 3,000,000 shares sold in this offering (plus any additional shares sold upon exercise of the Underwriters' over-allotment option) will be freely transferable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), unless they are held by "affiliates" of the Company as that term is used under the Securities Act and the regulations promulgated thereunder. Approximately 10,826,367 shares of Common Stock will be fully vested and eligible for sale under Securities Act Rules 144 and 701 on the ninety-first day after the effectiveness of this offering. Stockholders of the Company, holding an aggregate of 10,762,778 of these 10,826,367 shares of Common Stock, have agreed pursuant to lock-up agreements with the Underwriters, subject to certain limited exceptions, not to sell or otherwise dispose of any of the shares held by them as of the date of this Prospectus for a period of 180 days after the date of this Prospectus without the prior written consent of Alex. Brown & Sons Incorporated. At the end of such 180-day period, an additional 217,722 shares of Common Stock (plus approximately 15,985 shares issuable upon exercise of vested options) will be eligible for immediate resale, subject to compliance with Rule 144 or Rule 701. The remainder of the approximately 1,849,725 shares of Common Stock held by existing stockholders will become eligible for sale at various times over a period of two years and could be sold earlier if the holders exercise any available registration rights. The holders of 9,915,975 shares of Common Stock have the right in certain circumstances to require the Company to register their shares under the Securities Act for resale to the public beginning at the end of the 180 day lock-up period. If such holders, by exercising their demand registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have an adverse effect on the market price for the Company's Common Stock. If the Company were required to include in a Company-initiated registration shares held by such holders pursuant to the exercise of their piggyback registration rights, such sales may have an adverse effect on the Company's ability to raise needed capital. In addition, the Company expects to file a registration statement on Form S-8 registering a total of approximately 2,170,168 shares of Common Stock subject to outstanding stock options or reserved for issuance under the Company's stock option plans. Such registration statement is expected to be filed and to become effective as soon as practicable after the effective date of this offering. Shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market, unless such shares are subject to vesting restrictions with the Company or the lock-up agreements described above. See "Management," "Description of Capital
Stock -- Registration Rights," "Shares Eligible for Future Sale" and "Underwriting."

     Immediate and Substantial Dilution. Purchasers of the shares of Common Stock offered hereby will experience immediate and substantial dilution in the net tangible book value of their investment from the initial public offering price. Additional dilution will occur upon exercise of outstanding options. See "Dilution" and "Shares Eligible for Future Sale."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 3,000,000 shares of Common Stock offered hereby at an assumed public offering price of $10.00 per share are estimated to be $27.3 million ($31.5 million if the Underwriters' over-allotment option is exercised in full) after deducting underwriting discounts and commissions and estimated offering expenses.


     The Company intends to use the net proceeds from this offering principally for working capital and general corporate purposes, including approximately $10.0 million for enhancement of internal research and development capabilities and the acquisition of chemical libraries, and approximately $3.5 million for facilities expansion and improvements. The amounts actually expended by the Company for working capital purposes will vary significantly depending on a number of factors, including future revenue growth, if any, and the amount of cash, if any, generated by the Company's operations. The Company's management will retain broad discretion in the allocation of the net proceeds of this offering. The Company may also use a portion of the net proceeds to fund acquisitions of complementary technologies, products or businesses, although the Company has no current agreements or commitments for any such acquisition. Pending such uses, the Company intends to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities.


                                DIVIDEND POLICY

     To date, the Company has never declared nor paid any cash dividends on its Common Stock. The Company currently intends to retain any earnings for funding growth and, therefore, does not intend to pay any cash dividends on its Common Stock in the foreseeable future.

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company as of March 31, 1997 (i) on an actual basis after giving effect to the conversion of all outstanding Preferred Stock into 9,915,975 shares of Common Stock and (ii) as adjusted to give effect to the receipt by the Company of the estimated net proceeds from the sale of 3,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $10.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses, and the exercise upon the closing of this offering of outstanding warrants to purchase an aggregate of 45,290 shares of Common Stock:



                                                                           MARCH 31, 1997
                                                                       -----------------------
                                                                       ACTUAL      AS ADJUSTED
                                                                       -------     -----------
                                                                           (IN THOUSANDS)
Capital lease obligations, less current portion(1)...................  $ 1,389       $ 1,389
Stockholders' equity:
  Preferred stock, $.001 par value, 25,000,000 shares authorized, actual, and 7,500,000 shares authorized, as adjusted; no shares
     issued or outstanding, actual and as adjusted...................       --            --
  Common stock, $.001 par value, 50,000,000 shares authorized;
     12,849,950 shares issued and outstanding, actual; 15,895,240
     shares issued and outstanding, as adjusted (2)..................       13            16
  Additional paid-in capital.........................................   22,336        49,633
  Deferred compensation, net.........................................   (3,477)       (3,477)
  Accumulated deficit................................................   (4,187)       (4,187)
                                                                       -------       -------
     Total stockholders' equity......................................   14,685        41,985
                                                                       -------       -------
          Total capitalization.......................................  $16,074       $43,374
                                                                       =======       =======


---------------

(1) See Note 5 of Notes to Financial Statements for a description of the Company's capital lease obligations.


(2) Excludes 581,320 shares of Common Stock issuable upon exercise of outstanding stock options as of March 31, 1997 at a weighted average exercise price of $1.28 per share and 1,627,408 shares of Common Stock reserved for future grant under the Company's 1996 Stock Plan, Employee Stock Purchase Plan and Non-Employee Directors' Stock Option Plan. See "Capitalization," "Management," "Description of Capital Stock" and Notes 6 and 11 of Notes to Financial Statements.

                                    DILUTION


     The pro forma net tangible book value of the Company as of March 31, 1997 was approximately $14.6 million, or $1.13 per share. Pro forma net tangible book value per share represents the amount of the Company's total tangible assets less total liabilities divided by 12,895,240 shares of Common Stock outstanding after giving effect to the conversion of all outstanding shares of Preferred Stock into Common Stock and the exercise upon the closing of this offering of outstanding warrants to purchase an aggregate of 45,290 shares of Common Stock.



     Pro forma net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Common Stock in the offering and the pro forma net tangible book value per share of Common Stock immediately after completion of the Offering. After giving effect to the sale of the 3,000,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $10.00 per share and the application of the net proceeds therefrom, the Company's pro forma net tangible book value at March 31, 1997 would have been approximately $41.9 million, or $2.63 per share. This represents an immediate increase in pro forma net tangible book value of $1.50 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $7.37 per share to new investors purchasing Common Stock in this offering, as illustrated in the following table:



Assumed initial public offering price per share...........................            $10.00
  Pro forma net tangible book value per share as of March 31, 1997........  $1.13
  Increase per share attributable to new investors........................   1.50
                                                                            -----
Pro forma net tangible book value per share after this offering...........              2.63
                                                                                      ------
Net tangible book value dilution per share to new investors...............            $ 7.37
                                                                                      ======



     The following table summarizes on a pro forma basis, as of March 31, 1997, the differences between the existing stockholders and the purchasers of shares in this offering (at an assumed initial public offering price of $10.00 per share) with respect to the number of shares purchased from the Company, the total consideration paid and the average price per share paid.



                                         SHARES PURCHASED      TOTAL CONSIDERATION
                                       --------------------   ---------------------   AVERAGE PRICE
                                         NUMBER     PERCENT     AMOUNT      PERCENT     PER SHARE
                                       -----------  -------   -----------   -------   -------------
Existing stockholders(1).............   12,895,240    81.1%   $18,881,000     38.6%      $  1.46
New investors........................    3,000,000    18.9     30,000,000     61.4       $ 10.00
                                        ----------   -----    -----------    -----
  Total..............................   15,895,240   100.0%   $48,881,000    100.0%
                                        ==========   =====    ===========    =====


---------------


(1) Excludes 581,320 shares of Common Stock issuable upon exercise of outstanding stock options as of March 31, 1997 at a weighted average exercise price of $1.28 per share and 1,627,408 shares of Common Stock reserved for future grant under the Company's 1996 Stock Plan, Employee Stock Purchase Plan and Non-Employee Directors' Stock Option Plan. See "Capitalization," "Management," "Description of Capital Stock" and Notes 6 and 11 of Notes to Financial Statements. To the extent that outstanding options are exercised in the future, there may be further dilution to new stockholders.

                            SELECTED FINANCIAL DATA


     The selected financial data presented below for the period from May 8, 1995 (inception) to December 31, 1995 and the year ended December 31, 1996 and at December 31, 1995 and 1996 are derived from the Company's financial statements audited by Ernst & Young LLP, independent auditors, which are included elsewhere in this Prospectus. The statement of operations data for the three months ended March 31, 1996 and 1997 and the balance sheet data at March 31, 1997 are derived from unaudited financial statements also included elsewhere in this Prospectus, which, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations of the Company for the unaudited interim periods. The statement of operations data for the interim periods are not necessarily indicative of results that may be expected for any other interim period or for the year as a whole. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes thereto appearing elsewhere in this Prospectus.



                                                                                   THREE MONTHS
                                           PERIOD FROM                                 ENDED
                                           MAY 8, 1995                               MARCH 31,
                                         (INCEPTION) TO         YEAR ENDED       -----------------
                                        DECEMBER 31, 1995    DECEMBER 31, 1996    1996       1997
                                       -------------------   -----------------   ------     ------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
  Revenue:
     UHTS system development.........        $    --              $ 2,117        $   --     $  650
     Screening services..............             --                  100            --        405
     License fees....................             --                   --            --        487
                                               -----              -------        ------     ------
     Total revenue...................             --                2,217            --      1,542
  Operating expenses:
     Cost of UHTS system
       development...................             --                   --            --        688
     Cost of screening services......             --                   --            --        287
     Research and development........            366                4,396           405        911
     General and administrative......             46                1,275           137        642
                                               -----              -------        ------     ------
     Total operating expenses........            412                5,671           542      2,528
  Interest income, net...............             --                  521            43        144
                                               -----              -------        ------     ------
  Net loss...........................        $  (412)             $(2,933)       $ (499)    $ (842)
                                               =====              =======        ======     ======
  Pro forma net loss per share (1)...        $ (0.15)             $ (0.26)       $(0.09)    $(0.06)
  Shares used in computing pro forma
     net loss per share (1)..........          2,759               11,139         5,837     13,399



                                                     DECEMBER 31,
                                       -----------------------------------------
                                              1995                   1996            MARCH 31, 1997
                                       -------------------     -----------------     --------------
                                                              (IN THOUSANDS)
BALANCE SHEET DATA:

Cash, cash equivalents and investment
  securities available for sale......         $  11                 $13,167             $ 13,639
Total assets.........................           115                  17,515               18,344
Capital lease obligations, less
  current portion....................            --                   1,111                1,389
Accumulated deficit..................          (412)                 (3,345)              (4,187)
Total stockholders' equity...........          (412)                 15,184               14,685


---------------

(1) See Note 1 of Notes to Financial Statements for a description of the computation of the pro forma net loss per share and the number of shares used in the pro forma net loss per share calculation.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This Prospectus contains certain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Prospective investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, prospective investors should specifically consider the various factors identified in this Prospectus, including the matters set forth under the caption "Risk Factors," which could cause actual results to differ materially from those indicated by such forward-looking statements.

OVERVIEW


     Aurora Biosciences Corporation ("Aurora" or the "Company") designs and develops proprietary drug discovery systems, services and technologies to accelerate and enhance the discovery of new medicines. From May 8, 1995 (inception) to December 31, 1995, the Company's operating activities related primarily to recruitment of personnel and raising capital. Operating activities since the beginning of 1996 have focused on the development of Aurora's portfolio of proprietary fluorescent assay technologies, as well as the development of its ultra-high throughput screening ("UHTS") system, designed to integrate advanced instrumentation and miniaturized assays. The Company has incurred losses since inception and, as of March 31, 1997, had an accumulated deficit of $4.2 million.


     The Company's ability to achieve profitability will depend in part on its ability to successfully develop the UHTS system, provide screen development and screening services to pharmaceutical and biotechnology companies, achieve acceptable performance specifications for its UHTS system, and gain industry acceptance of its systems, services and technologies. Payments from corporate collaborators and interest income are expected to be the only sources of revenue for the foreseeable future. The Company has not yet generated any revenue from milestones under its collaborative agreements. Royalties or other revenue from commercial sales of products developed from any compound identified by using the Company's technologies are not expected for at least several years, if at all. Payments under collaborative agreements will be subject to significant fluctuation in both timing and amount and therefore the Company's results of operations for any period may not be comparable to the results of operations for any other period.

     In November 1996 and December 1996, Aurora announced collaborative agreements with Bristol-Myers Squibb ("BMS") and Eli Lilly and Company ("Lilly"). Under the terms of each of the BMS and Lilly agreements, the Company is required to develop and separately install three components to be integrated into one complete UHTS system. The Company will also co-develop with each party high throughput screening assays for use by such party. Each party will also have the right to use the Company's fluorescent assay technologies for internal research and drug development, including the development of screening assays.


     Aurora has also entered into drug discovery collaborations with Sequana Therapeutics, Inc., Alanex Corporation and ArQule, Inc. and into strategic technology alliances for UHTS system development with several companies including Packard Instrument Company ("Packard") and Carl Creative Systems, Inc. Additionally, in December 1996 Aurora signed a collaborative agreement with Roche Bioscience Corporation ("Roche") to access one of the Company's fluorescent assay technologies and to develop specialized instrumentation, and in February 1997 an agreement was entered into with Allelix Biopharmaceuticals, Inc. ("Allelix") requiring Aurora to develop screening assays and perform screening services. See "Business -- Corporate Collaborations" and "-- UHTS Technology Alliances."



     Revenue typically consists of non-refundable up-front fees, ongoing research and co-development payments, and milestone, royalty and other contingent payments. Revenue from non-refundable up-front fees is recognized upon signing of the agreement. Revenue from ongoing research and co-development payments is recognized ratably over the term of the agreement, and the Company believes such payments will approximate the research and development expense being incurred in connection with the agreement. Revenue from milestone, royalty and other contingent payments will be recognized as earned. Revenue from screen development and screening and other services is recognized as earned. Advance payments received under any agreements in excess of amounts earned are classified as unearned revenue. Revenue under cost reimbursement contracts is recognized as the related costs are incurred. The Company records and amortizes over the related vesting periods deferred compensation representing the difference between the price of stock issued or options granted and the deemed fair market value of the Common Stock at the time of issue or grant. Stock and options generally vest over a four-year period.


RESULTS OF OPERATIONS


  THREE MONTHS ENDED MARCH 31, 1997 AND 1996



     Revenue related to UHTS system development, screening services and license fees totaled $650,000, $405,000 and $488,000, respectively, for the three months ended March 31, 1997. There was no revenue in the three months ended March 31, 1996. The first quarter 1997 revenue resulted from the Company's collaborative agreements with BMS, Lilly, Roche and Allelix and the technology alliance with Packard.



     Costs of UHTS system development and screening services totaled $688,000 and $287,000, respectively, for the three months ended March 31, 1997. There was no cost of revenue for the three months ended March 31, 1996.



     Research and development expenses increased to $911,000 for the three months ended March 31, 1997 from $405,000 in the three months ended March 31, 1996. The increase in research and development expenses was attributable to increased research and development personnel expenses, increased equipment and depreciation and facilities expenses in connection with the expansion of operations, payments under technology development and license agreements and the purchase of laboratory supplies.



     General and administrative expenses increased to $642,000 in the three months ended March 31, 1997 from $137,000 in the three months ended March 31, 1996. The increase was primarily attributable to increased management and administrative personnel expenses, increased depreciation expense from the acquisition of equipment in connection with the expansion of operations, and legal and professional fees incurred in connection with the overall scale-up of the Company's operations and business development efforts.



     Deferred compensation of approximately $3.2 million was recorded in the three months ended March 31, 1997, of which $106,000 was recognized as expense during the period.



     The Company had net interest income of $144,000 in the three months ended March 31, 1997 resulting from interest earned on proceeds from private placements of equity securities and payments received under collaborative agreements, partially offset by interest expense incurred on capital lease obligations entered into in 1996 and 1997. The Company had interest income of $43,000 in the three months ended March 31, 1996.



 YEAR ENDED DECEMBER 31, 1996 AND PERIOD FROM MAY 8, 1995 (INCEPTION) TO DECEMBER 31, 1995



     Revenue related to UHTS system development and screening services totaled $2.1 million and $100,000, respectively, for the year ended December 31, 1996. There was no license fees revenue during the period. The Company had no revenue during the period from May 8, 1995 (inception) through December 31, 1995 ("the 1995 Period"). The 1996 revenue resulted from the Company's collaborative agreements with BMS, Lilly and Roche and the technology alliance with Packard.



     There was no cost of UHTS system development or screening services for either 1996 or the 1995 Period.

     Research and development expenses increased to $4.4 million in 1996 from $366,000 in the 1995 Period as the Company began the development of its UHTS system and fluorescence technologies. The increase in research and development expenses was attributable to increased research and development personnel expenses, increased equipment and depreciation and facilities expenses in connection with the establishment of operations, payments under technology development and license agreements, purchase of laboratory supplies and increased expenses associated with the compensation paid to the Company's scientific advisors.


     General and administrative expenses increased to $1.3 million in 1996 from $46,000 in the 1995 Period. The increase was primarily attributable to increased management and administrative personnel expenses, increased depreciation expenses from the acquisition of equipment in connection with the establishment of operations and legal and professional fees incurred in connection with the overall scale-up of the Company's operations and business development efforts.


     Deferred compensation in the amount of approximately $374,000 was recorded as of December 31, 1996.


     The Company had net interest income of $521,000 in 1996 resulting from interest earned on cash and investment securities derived from private placements of equity securities, partially offset by interest expense incurred on capital lease obligations entered into in 1996. The Company did not earn interest income or incur interest expense in the 1995 Period.

LIQUIDITY AND CAPITAL RESOURCES


     At March 31, 1997, Aurora held cash, cash equivalents and investment securities of $13.6 million and working capital of $12.3 million. The Company has funded its operations to date primarily through private placements of equity securities with aggregate net proceeds of approximately $18.7 million, capital equipment lease financing totaling $2.1 million and interest income earned on the net proceeds of its private placements. Receipts from corporate collaborations and strategic technology alliances totaled $4.7 million through March 31, 1997.



     The Company has entered into various strategic technology agreements with third parties regarding the development of instrumentation technology which require the Company to make future payments totaling $1.2 million in 1997 and 1998 if all milestones are met. In addition, the Company has entered into license agreements with third parties regarding certain inventions and technologies for which the Company is obligated to make future payments totaling $830,000 over the next seven years.


     To date, all revenue received by the Company has been from its collaborations and technology alliances. The Company expects that substantially all revenue for the foreseeable future will come from collaborators and interest income. Furthermore, the Company's ability to achieve profitability will be dependent upon the ability of the Company to enter into additional corporate collaborations. There can be no assurance that the Company will be able to negotiate additional collaborative agreements in the future on acceptable terms, if at all, or that such current or future collaborative agreements will be successful and provide the Company with expected benefits.

     The Company believes that the net proceeds from this offering, expected revenue from collaborations, existing capital resources and interest income should be sufficient to fund its anticipated levels of operations at least through mid-1999. No assurance can be given that the Company's business or operations will not change in a manner that would consume available resources more rapidly than anticipated, or that substantial additional funding will not be required before the Company can achieve profitable operations. The Company's capital requirements depend on numerous factors, including the ability of the Company to enter into additional collaborative agreements, competing technological and market developments, changes in the Company's existing collaborative relationships, the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights, the purchase of additional capital equipment, the develop-ment of the Company's UHTS system and the progress of the Company's collaborators' milestone and royalty-producing activities. There can be no assurance that additional funding, if necessary, will be available on favorable terms, if at all. If adequate funds are not available, the Company may be required to curtail operations significantly or to obtain funds by entering into arrangements with collaborators or others that may require the Company to relinquish rights to certain of its systems, services, technologies or potential markets that the Company would not otherwise relinquish, which would have a material adverse effect on the Company's business, financial condition and results of operations.

                                    BUSINESS

OVERVIEW

     Aurora Biosciences Corporation ("Aurora" or the "Company") designs and develops proprietary drug discovery systems, services and technologies to accelerate and enhance the discovery of new medicines. Aurora is developing an integrated technology platform comprised of a portfolio of proprietary fluorescent assay technologies and an ultra-high throughput screening ("UHTS") system designed to allow assay miniaturization and to overcome many of the limitations associated with the traditional drug discovery process. The Company believes that this platform will enable Aurora and its collaborators, which include Bristol-Myers Squibb ("BMS") and Eli Lilly and Company ("Lilly"), to take advantage of the opportunities created by recent advances in genomics and combinatorial chemistry that have generated many new therapeutic targets and an abundance of new small molecule compounds. Aurora believes its integrated platform will accelerate the drug discovery process by shortening the time required to identify high quality lead compounds and to optimize those compounds into drug development candidates.

     Aurora's goal is to become the leader in the development and commercialization of technologies that will accelerate and enhance the discovery of new medicines. The Company seeks to diversify business risk by generating revenue from multiple collaborators seeking to exploit Aurora's fluorescent assay technologies and UHTS system in many different drug discovery programs. The Company expects to generate revenue by developing screens, providing screening services, developing and providing UHTS systems to syndicate members, licensing its proprietary technologies, and realizing royalty and milestone payments from the development and commercialization of drug candidates identified using Aurora's technologies. To date, the Company has entered into collaborative agreements with BMS and Lilly to license the Company's fluorescent assay technologies for their internal discovery research, to collaborate on screen development and as initial members of a syndicate to co-develop Aurora's UHTS system. In addition, Aurora has also entered into agreements to develop screens for or provide screening services to Sequana Therapeutics, Inc. ("Sequana"), Allelix Biopharmaceuticals, Inc. ("Allelix") and Roche Bioscience ("Roche"). The Company has also entered into agreements with Alanex Corporation ("Alanex") and ArQule, Inc. ("ArQule") providing Aurora with non-exclusive access to certain of their combinatorial chemistry libraries.

THE DISCOVERY OF NEW MEDICINES

     Drug discovery methods generally involve the synthesis and testing of large libraries of different compounds in relatively simple assays, or tests, containing targets designed to mimic aspects of a disease process. Assays are employed to determine the effect of a compound upon a particular target. When applied methodically, assays can be used as screens to identify active chemicals, referred to as "hits," that may produce a desired effect upon a target's function. Lead compounds can be identified by additional screening of hits and may then be optimized to generate candidate compounds for development as potential medicines.
--------------------------------------------------------------------------------

                     ELEMENTS OF THE DRUG DISCOVERY PROCESS

     Targets          Assays       SCREENING         Libraries of Compounds

                                      Hits

                                 Lead Compounds

                              Candidate Compounds

                                Drug Development
--------------------------------------------------------------------------------

  TARGETS

     Targets are specific biological molecules, often proteins such as receptors, enzymes or ion channels, which are believed to play a role in the onset or progression of disease. Most drugs work by binding to a target and modulating the target's biological function or activity. Thus, most drugs are discovered by identifying compounds that modulate an established target's biological function. Until recently, pharmacologists and molecular biologists had identified only a few hundred targets using conventional methods.

     Recent developments in molecular biology and genomics have led to a dramatic increase in the number of potential therapeutic targets available for drug discovery. The chemical information required for cells to produce proteins is encoded in genes. It is currently estimated that several thousand of the roughly 100,000 different human genes encode potential targets. Industrial and academic researchers have already identified tens of thousands of new genes as they decipher the genomes of both humans and disease-causing organisms. Determining the function of these genes and the proteins they encode, including their evaluation as potential targets, is known as functional genomics and can be a rate-limiting step in the selection of novel targets for drug discovery. The large number of newly discovered targets has created the need for faster screen development and higher throughput screening.

  COMPOUNDS

     Traditionally, chemists laboriously synthesized new compounds one at a time, or painstakingly isolated them from natural sources, such as plants or microbial fermentation broths. Over decades, chemists in major pharmaceutical and chemical companies built up collections, or libraries, of hundreds of thousands of compounds. During the last few years, however, many industrial and academic groups have developed combinatorial chemistry techniques to greatly increase the supply and diversity of small molecules for screening. Already, many companies have used combinatorial chemistry to quickly create libraries of hundreds of thousands, or even millions, of small molecules, which are now available to be tested against both established and novel targets to yield potential lead compounds for new medicines. These vast numbers of compounds present a substantial challenge to the drug discovery process and create a need for faster and more efficient screening.

  ASSAYS

     Targets can be incorporated into either biochemical or cell-based assays. A biochemical assay consists of a target which is isolated from its natural cellular environment. If enough of the target can be isolated, such assays can be relatively simple to develop and perform. It is often desirable, however, to test compounds on targets functioning in the environment of living human or other mammalian cells. Such cell-based assays provide a number of advantages, including in many cases greater predictive value of therapeutic effect and potential toxicity. In addition, cell-based assays may be required to screen certain targets not readily amenable to biochemical assays. However, cell-based assays have typically been more difficult and time consuming both to develop and to perform due to difficulties in detecting the function of a target in a living cell and the inherent technical complexities of using human or other mammalian cells in drug screens.

  SCREENING

     Screening is the process of methodically testing libraries of compounds for potential therapeutic value by using assays to determine if any compounds affect a selected target. Primary screening determines if any of the compounds tested are hits. Re-testing confirms initial hits and secondary screening refines the initial evaluation of hits. For example, secondary screening may measure a hit's potency (the amount of the hit compound required to exert its effect) and specificity (the degree to which the hit does not affect unintended targets). These secondary screens help in selecting lead compounds for further discovery efforts to identify candidate compounds for development.

     Until the last five to ten years, screening was a labor intensive manual process in which it was generally possible to test only tens of compounds per day. Today, pharmaceutical and biotechnology companies with advanced drug discovery programs use semi-automated or robotic high throughput screening systems with microtiter plates that contain 96 separate wells for assays. Certain current best practice screening systems can operate at throughputs of up to approximately 10,000 discrete compounds per day per system, but typically such systems operate at throughputs of less than 3,000 discrete compounds per day.

  THE NEED TO IMPROVE THE DRUG DISCOVERY PROCESS

     The discovery and development of new medicines remains an expensive, time-consuming and often unsuccessful process. Although many pharmaceutical, biotechnology and clinical research organizations have significantly improved the efficiency of the drug development phase, only about five to ten percent of candidate compounds entering development will ultimately be approved for marketing. Candidate compounds that are identified in discovery frequently fail in the development phase due to insufficient therapeutic benefit or unexpected side effects. To date, efforts to improve the initial discovery process have been inadequate. If the discovery process were sufficiently improved, pharmaceutical and biotechnology companies could more quickly and efficiently discover larger numbers of higher quality candidate compounds that have a greater chance of development into medicines that meet significant unmet needs.

     The dramatic increases in the number of potential targets and the size of compound libraries resulting from advances in genomics and combinatorial chemistry, respectively, have created a significant opportunity to discover greater numbers of higher quality lead compounds for development into medicines. However, the increasing numbers of targets and compounds have created severe bottlenecks in the drug discovery process. These bottlenecks result from the difficulty of quickly analyzing function and disease relevance of newly discovered targets, the complexity of incorporating the many different types of targets into screens, and the inability to screen extensive compound libraries quickly and at a reasonable cost.

AURORA'S APPROACH

  TECHNOLOGY PLATFORM

     Aurora is developing an integrated technology platform designed to allow assay miniaturization and to overcome many of the limitations associated with traditional drug discovery and enable the Company and its collaborators to take advantage of the recent advances in genomics and combinatorial chemistry. The two principal components of Aurora's platform are its proprietary fluorescent assay technologies and its highly automated ultra-high throughput screening system that is being designed to screen over 100,000 discrete compounds per day per system in miniaturized assays.

     Aurora's fluorescent assay technologies are being used today to facilitate drug discovery by the Company's collaborators and in the Company's existing high throughput screening system. In addition, the Company is currently developing screens for collaborators which it expects to deliver in the next several months. To significantly advance current high throughput screening capabilities and to exploit the power of its fluorescent assay technologies, Aurora is developing an ultra-high throughput screening system over the next three to four years. Aurora believes that this integrated technology platform will allow Aurora and its collaborators to accelerate the drug discovery process by shortening the time required to identify higher quality lead compounds and to optimize those compounds into drug development candidates.

                    AURORA'S INTEGRATED TECHNOLOGY PLATFORM
[FLUORESCENT ASSAY TECHNOLOGIES]        [ULTRA-HIGH THROUGHPUT SCREENING SYSTEM]
                               POTENTIAL BENEFITS

 Applicable to most targets                 Reduced assay volumes
 Cell-based and biochemical assays          Simplified screening process
 Faster assay development                   Versatile screening platform
 Functional genomics in mammalian cells     Automated access to compound libraries
 Miniaturized assays                        Throughputs of 100,000 compounds per day

The following are key features of Aurora's integrated technology platform:

     Ability to Design Assays for a Broad Range of Targets. Aurora's portfolio of novel fluorescent assay technologies is designed to enable screening against nearly all major classes of human drug targets, including receptors, ion channels and enzymes, in most therapeutic areas.

     Ability to Conduct Both Cell-based and Biochemical Assays. Aurora's fluorescent assay technologies include both cell-based and biochemical approaches. Many of the Company's screens are being designed to be performed with living mammalian cells to better model human disease processes. In addition a cell-based approach may be needed because certain important targets may not be amenable to biochemical assays.

     Reduction in Time and Investment Required to Develop Cell-based
     Assays. Aurora's fluorescent reporter technologies are highly sensitive. The b-lactamase reporter system, for example, enables the measurement of certain activation responses within a single living mammalian cell. For many drug targets, this feature permits the rapid genetic selection and multiplication of cells with optimal properties for particular screens, which can reduce the time required for screen development from months, with conventional methods, down to a few weeks.

     Ability to Analyze Gene Function in Living Mammalian Cells. Certain of the Company's fluorescent assay technologies may facilitate the understanding of gene function in human and other mammalian cells. The Company believes that this approach complements genetic approaches which employ fruit flies, worms or yeast, and allows the functional analysis of human genes in a more appropriate cellular context. This technology, if fully developed, could prove valuable to companies with significant involvement in the genomics area.

     Increased Throughput and Reduced Costs Through Miniaturization of
     Assays. The sensitivity and ratiometric readouts of Aurora's fluorescent reporter technologies permit development of miniaturized assays, important for cost-effective ultra-high throughput screening. The Company's scientists have miniaturized both cell-based and biochemical assays for certain applications. The Company believes that its assays will allow increased throughput with decreased costs.

     Advanced Instrumentation for Small Volumes. The Company is developing novel screening plates (NanoPlates) and innovative microfluidics to enable miniaturized assays in volumes approximately 100 times smaller than conventional screens. Smaller volumes reduce the amount of expensive or scarce reagents that may be required in a screen.

     Simplified Screening Process. Most conventional high throughput screens require special liquid handling devices to perform liquid dispensing and washing steps before the data can be obtained from a screen. Liquid handling and washing often cause such long delays in screening that it may be impossible to measure certain events as they happen in real time. The Company's screens are designed to function with a significantly reduced number of liquid handling steps and without washing steps.

     Versatile Ultra-high Throughput Screening Platform. The Company is developing novel fluorescence instrumentation and NanoPlates to enable a wide variety of targets to be screened in cell-based or biochemical assays in the UHTS system. The Company believes that other systems being designed for ultra-high throughput screening may be more restricted to certain target classes and assay types.

     Automated Access to Compound Libraries. Ultra-high throughput screening requires automated rapid access both to organized collections of large compound libraries, as well as to individual compounds in the collection for re-testing. Aurora is unaware of any system currently available with such capabilities. The Company is developing a compound storage and retrieval system designed to allow fully automated access to over 1,000,000 compounds, for itself and each of its syndicate members.

     Ultra-high Throughput. Aurora's technology platform is designed to integrate the Company's proprietary fluorescent assays and automated miniaturized systems with advanced informatics to create an ultra-high throughput screening system capable of testing more than 100,000 discrete compounds per day per system. If realized, this throughput would be over ten times faster than current best practice high throughput screening systems and would test each compound at a fraction of current costs.

  BUSINESS STRATEGY

     Aurora's goal is to become the leader in the development and commercialization of technologies to accelerate and enhance the discovery of new medicines. The Company seeks to diversify business risk by generating revenue from multiple collaborators seeking to exploit Aurora's fluorescent assay technologies and ultra-high throughput screening system in many different drug discovery programs. To implement this strategy, the Company intends to:

     Generate Multiple Revenue Streams from Screen Development and Screening Services. Aurora generates revenue from multiple collaborators by developing screens, primarily on a non-exclusive basis, for diverse targets and providing screening services. To date, Aurora has entered into agreements for screen development with pharmaceutical and biotechnology companies, including BMS, Lilly, Roche and Allelix. The Company develops screens with respect to specific targets rather than for broad therapeutic areas. The developed screen is then either transferred to the collaborator for internal research or is utilized by Aurora to provide screening services. When Aurora provides such screening services, it will use a high throughput screening system to screen the compounds for and provide information and potential lead candidates to its collaborators. Additionally, the Company is entitled to receive milestone payments and royalties if any compound discovered through such screening is developed and commercialized. Aurora plans to greatly enhance such screening services once its own UHTS system is available for screening.

     Establish a Syndicate for the Co-development of Aurora's UHTS
     System. Aurora is currently establishing a syndicate consisting of up to six leading pharmaceutical companies to co-develop Aurora's UHTS system. Aurora has entered into collaborative agreements with BMS and Lilly as initial syndicate members. Each member is scheduled to receive its own UHTS system over a three- to four-year period for use in its internal drug discovery programs. Through the syndicate, Aurora is able to share the cost of the development of the UHTS system and offer to its syndicate members co-exclusive access to the system. The Company believes that the payments made by each syndicate member will be significantly lower than the cost for any one company to develop a similar system on its own.

     Expand Compound Libraries. In providing screening services, Aurora will utilize compounds that are either supplied by its collaborators or from compound libraries to which Aurora has access. In order to provide additional opportunity for Aurora and its collaborators, the Company is obtaining access to libraries of compounds focused on small molecules, but also including selected natural product extracts, peptides and proteins. To gain access to these diverse sets of compounds, the Company plans to enter into collaborations with companies specializing in combinatorial chemistry and natural extract discovery and purification, and to purchase compounds from available commercial sources. To date, Aurora has entered into agreements with Alanex and ArQule, providing Aurora with non-exclusive access to certain of their combinatorial chemistry libraries.

     Form Biotechnology Collaborations. Aurora is seeking to collaborate with genomics companies that may have access to considerable numbers of potentially important new targets, and with therapeutically focused companies that have promising discovery programs with validated targets, for which Aurora's screening technology could substantially accelerate the identification of lead or candidate compounds. To date, Aurora has entered into such collaborations with Allelix and Sequana. Aurora is also considering providing screening services in three-party collaborations among Aurora, genomics companies or other companies that provide targets and specialized biologic expertise, and combinatorial chemistry companies that provide compounds and chemical optimization expertise.

     Develop Information Tools and Databases. Utilizing the fluorescent assay technologies and the UHTS system, the Company expects to have the ability to generate and analyze large amounts of complex information on molecular and genomic targets and large numbers of chemical structures. Aurora intends to exploit these applications of its technology either directly or in collaborations with leaders in the areas of informatics, genomics and drug discovery. Ultimately, the Company plans to leverage this information to create new revenue opportunities in the future.

     Maintain Technology Leadership. The Company has assembled a unique multi-disciplinary team of scientists from leading companies in the biology, chemistry, instrumentation, automation and computer science industries. Aurora intends to continue investing significantly in research and development in order to make advances in its core technologies and to maintain its technology leadership. The Company also intends to continue to form strategic technology alliances with leading companies from each of these industries and with leading academic institutions to provide the Company with access to those parties' technologies and expertise.

AURORA'S TECHNOLOGY

     The two principal components of Aurora's integrated technology platform are its proprietary fluorescent assay technologies and its highly automated ultra-high throughput system that is being developed for screening miniaturized assays. This unique platform results from the Company's innovative integration of many different disciplines, including fluorescence chemistry, biophysics, molecular biology, protein engineering, automation, process control, optics, microfluidics, informatics and software development.

  AURORA'S PROPRIETARY FLUORESCENT ASSAY TECHNOLOGIES

     The Company has internally developed or licensed a broad range of proprietary fluorescent assay technologies which the Company believes exhibit significant advantages over existing screening assays. The Company's fluorescent assay technologies utilize light glowing from fluorescent molecules to reveal molecular and cellular activity with precision and sensitivity. Fluorescence is the property of certain molecules to absorb and be excited by light of one color (excitation wavelength) and to send, or emit, light of another color having a longer wavelength (emission wavelength). Aurora's fluorescent assay technologies allow monitoring of the function of tiny amounts of biomolecules in a non-destructive manner, and therefore many aspects of cell function can now be observed in single living cells.

     Aurora's fluorescent assay technologies generally exploit certain special types of fluorescence measurements, including ratiometric and fluorescence resonance energy transfer measurements. These features enable highly accurate data to be obtained in high throughput screening, significantly reducing the number of replicates and the cost required to carry-out such screens. As used in the Company's fluorescent assay technologies, these approaches provide a change in color of the emitted light rather than just a change in the intensity of the emitted light. Ratiometric measurements, the ratio of the signal at two wavelengths, provide a measure that greatly reduces unwanted artifacts. These artifacts may result from a variable number of cells in an assay, instrumental fluctuation, photo-bleaching (light-induced degradation) of the probe molecules, or the presence of quenching substances. Fluorescence resonance energy transfer can occur when two fluorescent molecules interact as donor and acceptor over very short distances. When the donor is illuminated with light at its wavelength of excitation, instead of giving its usual color of emitted light, it transfers energy to the acceptor that now emits at the acceptor's characteristic wavelength. This transfer rapidly decreases if the two molecules move apart, for example if a chemical linker is cleaved, and the fluorescence emission now changes to the wavelength of the donor. The ratiometric signal change generated can give a highly sensitive and reliable readout of molecular proximity.

     Aurora's portfolio of fluorescent assay technologies is designed to enable screening of compounds against nearly all major classes of human drug targets, including receptors, ion channels and enzymes, in most therapeutic areas. The following chart summarizes several of Aurora's key fluorescent assay technologies, together with examples of the classes of targets and therapeutic areas to which they may be applicable:

   -------------------------------------------------------------------------------------------------
    ASSAY TECHNOLOGY                TARGET CLASSES                   THERAPEUTIC AREA
   -------------------------------------------------------------------------------------------------
    BETA-LACTAMASE REPORTER GENE    cell surface receptors, intra-   most areas, including
    SYSTEM                          cellular receptors, and intra-   cardiovascular diseases,
    (cell-based assays)             cellular signaling proteins      inflammation, cancer, central
                                                                     nervous system diseases and
                                                                     endocrine diseases
   -------------------------------------------------------------------------------------------------
    PROMISCUOUS G-PROTEINS          G-protein coupled receptors      most areas, including
    (cell-based assays)                                              cardiovascular diseases,
                                                                     inflammation, cancer, central
                                                                     nervous system diseases and
                                                                     endocrine diseases
   -------------------------------------------------------------------------------------------------
    MEMBRANE VOLTAGE REPORTERS      ion channels                     cardiac diseases, central
    (cell-based assays)                                              nervous system conditions and
                                                                     gastro-intestinal diseases
   -------------------------------------------------------------------------------------------------
    GFP PROTEASE REPORTERS          proteases                        AIDS, cardiovascular diseases
    (biochemical and cell-based                                      and degenerative brain diseases
    assays)
   -------------------------------------------------------------------------------------------------
    GFP KINASE REPORTERS            protein kinases                  cancer and autoimmune diseases
    (biochemical and cell-based
    assays)
   -------------------------------------------------------------------------------------------------

     To date, only a limited number of targets have been incorporated into assays utilizing the Company's fluorescent assay technologies. There can be no assurance that the Company will be able to develop screening assays for each target selected by its collaborators in a timely and cost-effective manner, or if developed, that such assays will function as anticipated.

     Beta-lactamase Reporter Gene System

     Reporter genes can be genetically engineered into cells to monitor the activation of a particular signaling pathway that alters the expression (the production of the protein coded by that gene) of the reporter gene. Reporter genes are chosen to code for proteins that can be readily measured under particular experimental conditions. Most reporter genes typically encode enzymes that can act on reporter substrates to give some form of optical signal, such as a colored product, or an enzyme-induced discharge of light. Reporter genes are now used by many pharmaceutical and biotechnology companies to facilitate drug discovery.

     Over recent years, it has been discovered that many natural ligands (such as hormones, growth factors and neurotransmitters) that act via receptors on the surface membrane of cells can increase, or sometimes decrease, the expression of particular genes. Thus, it is now possible to genetically engineer cell lines in which a wide range of receptor targets are functionally linked to an intracellular reporter gene. Such cells can then be used to screen for agonists and antagonists, compounds that, respectively, activate or inhibit the receptor.

     The Company utilizes an engineered bacterial enzyme, b-lactamase, as a reporter gene in mammalian cells. The Company believes that its b-lactamase reporter system is an important advance in reporter gene technology that can be used to design drug screens for a number of major classes of drug targets including growth factors, cytokine or G-protein coupled receptors, transcription factors and signal transduction pathways. Functional cell-based assays have a number of advantages over the commonly used binding assays that detect interaction of test compounds with targets isolated from their natural cellular environment. The Company's b-lactamase reporter system allows drug screens to be constructed in the more physiological environment of mammalian cells, does not require the use of radioactivity and can readily distinguish between agonists and antagonists. In addition, the b-lactamase reporter system can facilitate the search for compounds acting on newly discovered target receptors where no natural ligands have been identified, also known as orphan receptors. Certain aspects of the b-lactamase reporter system were exclusively licensed from the Regents of the University of California.

     The Company's b-lactamase reporter system was originally designed to measure gene expression, including measurement of genes of great interest that may be expressed only at very low levels, in single living cells and in real time. These stringent criteria are critical for both rapid assay development and ultra-high throughput miniaturized drug screens and call for the following features:

     - a reporter enzyme not naturally present in mammalian cells that can be expressed in those cells with high efficiency, and with well researched biochemical properties;

     - the substrate that actually reports the enzyme activity should provide extreme sensitivity and precision, coupled with advanced fluorescence properties providing a ratiometric readout; and

     - the substrate must be non-fluorescent when first added to the cells, be able to freely enter living cells and then be trapped inside a cell with a distinct fluorescence, and expression of the reporter must then change the substrate's fluorescent properties.

     The Company believes that these features have been demonstrated in its proprietary forms of b-lactamase reporter gene and the proprietary substrate, CCF2-AM. This reporter system signals activation by a green to blue ratio change that can be readily measured in single cells. The Company has now linked the b-lactamase reporter system to cell surface receptors in assays suitable for high throughput screening.

     The Company's b-lactamase reporter system has the potential to greatly reduce both the time and cost of developing cell-based screens. This feature derives from the ability to measure activation responses in single living cells. Even with modern techniques for making genetically engineered cells, cell line development is an unpredictable process. Making cell lines for reporter gene assays with current methods usually takes many months and involves testing hundreds or even thousands of individual cell "clones" to generate a usable screening assay. In contrast, the b-lactamase reporter system employs the power of fluorescence-activated cell sorting, which can rapidly isolate the living cells in which the reporter gene is connected to the right signaling elements. Thus, with the Company's b-lactamase reporter system, incorporation of a target into a cell-based assay can be reduced to weeks instead of months.

     Promiscuous G-proteins

     Cell surface receptors are important targets because they transfer information from the surface to the inside of the cell. One major class of cell surface receptors is termed G-protein coupled receptors because G-proteins, attached to the inner face of the cell membrane, transmit the information from these receptors into the cell interior. These receptors are the targets of numerous valuable medicines such as Zantac and Inderal, and many are the targets of current drug discovery programs. It is believed that there are over 1,000 G-protein coupled receptors. Many new members of this class of receptor have been cloned in recent years. However, for many of these receptors, the natural activator and the biological function are not known. These are the so-called orphan receptors, which could prove to be important targets.

     Normally each receptor must couple to a specific type of G-protein to have a biological effect. In order to engineer a cell-based assay for a G-protein coupled receptor, it is necessary for that receptor to couple via its specific sub-type of G-protein to a signaling pathway that provides a robust signal for screening. For example, activation of many G-protein coupled receptors can be measured with the b-lactamase reporter system. However, for many G-protein coupled receptors, it is not yet known with which G-protein they communicate. Even when this is known, many G-proteins produce signals that are difficult to incorporate into assays in current practice. The Company has an exclusive license from the California Institute of Technology to the use of novel "promiscuous" G-proteins, which are "universal adapters" that couple to a wide range of receptors of this family of targets to a signaling pathway that is well suited to certain of the Company's fluorescent assays. Thus, the Company believes that its proprietary promiscuous G-protein methods can be helpful in developing screens containing G-protein coupled receptors previously difficult to incorporate into mammalian cell-based assays. The promiscuous G-proteins may also be useful in constructing screens for orphan receptors that can be used to search for compounds that activate such receptors as tools to help analyze the function of these newly discovered genes. To date, the Company has limited experience developing G-protein coupled receptor assays based on its proprietary promiscuous G-protein methods.

     Membrane Voltage Reporters

     Membrane voltage, a fundamental property of cells, is controlled by membrane proteins. Unregulated membrane voltage can cause serious medical conditions. Thus membrane proteins, particularly ion channels, help regulate membrane voltage and can be targets for drug discovery in major disease areas such as neurology and cardiology. Important medicines acting on ion channels include certain anti-epileptic and anti-arrhythmic medicines. However, screening in this area is typically limited to testing compounds with an electrical measuring apparatus, which requires skilled scientists and has a low throughput of only tens of compounds per day. There has been some success in adapting an existing type of fluorescent probe of membrane voltage for semi-automated screening. The Company believes that this approach is likely to have too slow of a response to report on many relevant ion channel targets, and can be highly susceptible to severe artifacts which limit assay performance.

     Aurora's proprietary membrane voltage reporters incorporate fluorescence resonance energy transfer and ratiometric readout to permit more reliable detection of changes in membrane voltage. With Aurora's approach, two different fluorescent probes are confined to the surface membrane of the cells in the assay. When the membrane voltage changes due to cell stimulation, the two probes move further apart, or closer together, depending on whether the stimulation increases or decreases the voltage. Thus the degree of fluorescence energy transfer between the probes varies and a ratiometric readout may be obtained. These key features and other aspects of the Company's membrane voltage reporters should provide faster responses, which should be less susceptible to the artifacts that can defeat the older methods. The Company believes that assays incorporating its membrane voltage reporters will be adaptable for sub-types of ion channels, several of which are currently the targets of screening programs in pharmaceutical company research departments and in certain specialized biotechnology companies. The Company is currently developing a screen for an ion channel subtype for one of its corporate collaborators.

     Proprietary Variants of Green Fluorescent Protein

     Green Fluorescent Protein ("GFP") is a naturally fluorescent protein discovered in light-producing jellyfish. The fluorescence of GFP is an intrinsic property of the protein and, therefore, the protein requires no additional chemicals to make it fluoresce. This feature of GFP allows it to be expressed within genetically engineered mammalian cells and to provide an intracellular reporter with its own intrinsic fluorescence. Using various techniques of protein engineering, Aurora has developed several mutants, or variants, of the naturally occurring type of GFP, which are readily expressed in mammalian cells and provide much brighter fluorescence than that of the naturally occurring GFP protein. The Company has also engineered variants that have significantly different excitation and emission wavelengths and hence they fluoresce with different colors. This provides the basis for GFP-based reporters that use fluorescence resonance energy transfer to give ratiometric signals. At present, the Company utilizes three main proprietary GFP variants: blue, green and yellow. The Company believes that the main application for GFP in drug discovery requires the further engineering of GFP variants to produce reporters of important biologic modifications to proteins, such as protein cleavage by proteases and protein phosphorylation by protein kinases. Accordingly, the Company is developing GFP protease assays and GFP kinase assays as summarized below. Certain aspects of Aurora's technology related to GFP reporters are exclusively licensed from the Regents of the University of California and from the University of Oregon.

     GFP Protease Reporters. Proteases are enzymes that break proteins into smaller pieces, sometimes to create a functional product and sometimes to degrade the protein. A number of diseases involve proteases, such as infectious diseases and cardiovascular disorders. For example, several HIV medicines target HIV protease. Aurora's proprietary protease reporters are designed to detect protease activity in cell-based or biochemical assays. Aurora's protease substrates change their color of fluorescence when they are cleaved by a protease. Such changes can be detected with current high throughput screening systems. While there are currently several approaches to developing screens for proteases, these are nearly all biochemical. However, because some proteases operate in the interior of the cell, the ability to screen for protease inhibitors in a cell-based assay could be an important advance. To date, in addition to research into this class of reporters, the Company has made prototype biochemical assays for two different proteases.

     GFP Kinase Reporters. Protein kinases are a family of enzymes that can add phosphate groups to proteins and can thereby modulate the protein's biological function. Aurora's ultra-bright variants of GFP may be engineered to provide fluorescent assays for protein kinase activity. A number of companies have targeted protein kinases to discover therapeutics to treat a wide range of diseases, including cancer and autoimmune disease. These companies typically use kinase screens involving biochemical assays that often require washing steps or radioactivity. These types of assays can be difficult to adapt to high throughput screening and may be less predictive than cell-based assays, because kinases are often regulated by intra-cellular modulators, which are missing in a biochemical assay. Aurora's fluorescent kinase reporters are designed to detect kinase activity in cell-based or biochemical assays. These reporters use novel fluorescent substrates that are designed to measure kinase activity through changes in the fluorescence readout, without washing steps or radioactivity. To date, Aurora has developed a prototype biochemical kinase assay, is researching the incorpora-tion of this reporter into cell-based assays and is developing reporters for other types of protein kinases.

  AURORA'S ULTRA-HIGH THROUGHPUT SCREENING SYSTEM

     Over the last five years, many of the major pharmaceutical companies and some biotechnology companies have assembled high throughput screening systems that incorporate varying degrees of robotics and automation to facilitate their drug discovery efforts. These current systems, however, are unable to accommodate miniaturized assays that are critical for screening at increasing rates against the large number of new targets identified through genomics and the growing libraries of test compounds being generated by combinatorial chemistry. The Company believes that because most current systems have been developed without an adequately integrated design concept, it can be challenging to improve performance at certain rate-limiting steps without creating almost equally limiting bottlenecks elsewhere in the process. In addition, the Company believes that many of these systems are designed to screen only one class of target or one type of assay.

     To overcome limitations of present high throughput screening and to exploit the power of its fluorescent assay technologies, Aurora is developing an ultra-high throughput screening system over the next three to four years. Using a fully integrated approach, the Company has combined a wide array of expertise and technologies to develop its UHTS system. The Company is combining key internally developed advances with the technologies accessed through its strategic technology alliances, such as those with Packard and Carl Creative.

     The following diagram summarizes the currently planned features of the UHTS system:


                                    [CHART]

     Automated Storage and Retrieval System

     The UHTS system's automated storage and retrieval system is designed to house over 1,000,000 compounds in solution for immediate access. The robotic systems for storage and retrieval of compounds are being adapted from other industrial settings where automated, rapid access to very large stores of small items have been reliably deployed. Aurora is customizing the system for ultra-high throughput screening. This approach exemplifies the Company's strategy of bringing to the drug discovery process technological advances that have already been deployed successfully in other industrial processes, while adding Aurora's own proprietary innovations to adapt these advanced technologies to the UHTS system.

     The system is designed to allow ready replenishment of the compound store from libraries in the master store. The robot that operates between the racks of compound storage plates is designed to deliver (and once sampled, return to the store for further use) over 100,000 selected compounds per day for primary screening and over 2,000 hits for re-test and potency determination. This capability should relieve a significant bottleneck in current screening operations which have largely failed to automate these steps. The ability to deliver selected compounds to the screen at ultra-high rates under computer control is a key advance expected to be offered by the Aurora platform. The automated storage and retrieval system is also being designed to facilitate high throughput screening in conventional 96-well plates. The Company's automated storage and retrieval system is expected to be available in 1998.

     Microfluidics: Compound and Assay Component Dispensing

     Current technologies for dispensing small volumes of liquid cannot meet the requirements for screening in NanoPlates. The Company, together with Packard, is developing microfluidic technologies to accurately and rapidly transfer microscopic volumes of the compounds into the miniature assay wells of the NanoPlates at rates of up to 10,000 wells per hour. While current screening systems can dispense volumes down to a microliter (one millionth of a liter), Aurora is developing miniaturized screening dispensers capable of accurately dispensing sub-nanoliter volumes (less than one billionth of a liter) required for the UHTS system. These sample dispensing devices are designed to remove small amounts of the compounds from the storage plates and dispense at high speed precise sub-nanoliter volumes into the appropriate wells of the NanoPlates. The Company intends to incorporate these devices into proprietary robotic platforms that are being co-developed with Carl Creative. These platforms are designed to enable the precise location of the various components in a manner superior to available compound dispensing technology. To date, the Company has used prototype nanoliter dispensing devices to perform test assays in prototype NanoPlates. The Company believes that its microfluidic systems suitable for ultra-high throughput screening will be operational in 1999.

     NanoPlates for Miniaturized Screening Assays

     Another key component of Aurora's UHTS system is the NanoPlate, which has 3,456 miniaturized wells in which fluorescent assay screens may be performed. The Company, in collaboration with Packard Instrument Company and specialized manufacturers, has developed prototype proprietary NanoPlates. The diagram below compares the new design with a conventional 96-well plate currently used in almost all high throughput screening. A key feature is the small assay volume (approximately 100 times smaller than conventional screening assays), which is critical for reducing cost per test and conserving compounds made by combinatorial methods that produce only very small amounts of each test compound. In addition, the Company is developing technologies to reduce evaporation that might occur in such small assay volumes. The Company is developing its NanoPlates to be compatible with most of Aurora's fluorescent assay technologies. Certain cell-based and biochemical assays, based on the Company's fluorescent reporters, have already been shown to work in a prototype NanoPlate.

                             [ASSAY PLATES GRAPHIC]

     Fluorescence Detector for NanoPlates

     There are a number of fluorescence plate readers presently available which enable the use of Aurora's proprietary fluorescent assays for high throughput screening in 96-well plates. However, none of these provide the necessary sensitivity and precision to enable ultra-high throughput miniaturized screens. Aurora is collaborating with Packard to develop highly sensitive fluorescence detectors capable of measuring miniaturized fluorescent assays in NanoPlates. The detector is designed to record and process, in real time, data from more than 100,000 assays in 24 hours. Aurora's detector is designed to measure the signals generated from the various fluorescent assays over the range of different wavelengths that the Company's various reporters require and to rapidly acquire ratiometric data. The Company believes that the resulting quality of the fluorescent assays should minimize the number of replicates required compared to traditional screening, thereby increasing throughput and decreasing costs. Currently the Company is finalizing the design of its detector and believes that detectors operational with a NanoPlate can be developed within a two-year time frame.

     Informatics and System Integration

     Successful overall integration of the UHTS system will require a strategy for user-friendly computer control. The Company will be required to link the operation of the automated storage and retrieval system to existing chemistry information databases and master compound store inventories in the discovery operations of its syndicate members. The integration of the entire system will need to ensure that the large amount of screening data from the UHTS system is efficiently captured, processed and deposited in a centralized database. The Company plans to integrate advanced software tools and systems from leading providers. While the basic building blocks are being acquired from leading suppliers, the supervisory control systems, the subsystem controllers for the instruments, the data analysis tools and overall system architecture and database structure for the UHTS system are being developed by the Company's in-house informatics team.

     The Company's UHTS system is not expected to be fully integrated and operational for at least three to four years. The Company's UHTS system will require significant additional investment and research and development prior to commencement of full-scale commercial operation, including integration of complex instrumentation and software and testing to validate performance and cost effectiveness, and is subject to substantial risks. Much of the instrumentation and software that will comprise the Company's UHTS system are not now and have not previously been used in commercial applications. Many of these technologies have not been developed or validated at levels necessary to screen miniaturized assays, and there can be no assurance that UHTS technologies will achieve expected performance levels at these scales. The successful implementation and operation of the Company's UHTS system will be a complex process requiring integration and coordination of a number of factors, including integration of and successful interfacing among complex advanced robotics, microfluidics, automated storage and retrieval systems, fluorescence detector technologies and software and information systems.

CORPORATE COLLABORATIONS

     Aurora has entered into corporate collaborations with a number of companies relating to screen development, functional genomics, screening services, access to compound libraries and the co-development with its syndicate members of the Company's UHTS system. The Company's significant collaborations and their major features are summarized below:

   ----------------------------------------------------------------------------------------
    BRISTOL-MYERS SQUIBB          Member of UHTS system syndicate
                                  Screen development
                                  License to fluorescent assay technologies
   ----------------------------------------------------------------------------------------
    ELI LILLY AND COMPANY         Member of UHTS system syndicate
                                  Screen development
                                  License to fluorescent assay technologies
   ----------------------------------------------------------------------------------------
    ROCHE BIOSCIENCE              Screen development
                                  Specialized instrumentation
   ----------------------------------------------------------------------------------------
    SEQUANA THERAPEUTICS          Screen development
                                  Functional genomics
                                  Screening services
   ----------------------------------------------------------------------------------------
    ALLELIX BIOPHARMACEUTICALS    Screen development
                                  Screening services
   ----------------------------------------------------------------------------------------
    ARQULE                        Screening of combinatorial chemistry libraries
   ----------------------------------------------------------------------------------------
    ALANEX CORPORATION            Screening of combinatorial chemistry libraries
   ----------------------------------------------------------------------------------------

     Bristol-Myers Squibb. In November 1996, the Company and Bristol-Myers Squibb Pharmaceutical Research Institute entered into a Collaborative Research and License Agreement (the "BMS Agreement") regarding the development of the Company's UHTS system and the installation of a UHTS system at BMS. Under the terms of the BMS Agreement, the Company is required to develop and separately install three components to be integrated into one complete UHTS system. In return, BMS is obligated to make certain payments to the Company in the form of non-refundable up-front fees, installation payments and ongoing research and co-development funding. The Company is obligated to provide service and support for the UHTS system installed at BMS for a limited period of time.

     The Company and BMS will also co-develop high throughput screening assays for use by BMS. In connection with such screen development, BMS is required to pay Aurora certain fees. Certain target screens developed by the Company for BMS will be exclusive for a limited period of time. In exchange for certain payments to Aurora, BMS will also have the right to use the Company's fluorescent assay technologies for internal research and drug development, including the development of screening assays. BMS will also make certain milestone and royalty payments to Aurora if BMS develops and commercializes any compound identified using a screen based on Aurora's fluorescent assay technologies.

     Under the terms of the BMS Agreement, subject to certain conditions, the UHTS syndicate is restricted to six members for a limited period. BMS may withdraw from the development of the UHTS system at any time without cause, provided that certain withdrawal payments have been made. BMS may also withdraw from the development of the UHTS system for "good cause," as defined in the agreement, without obligation to make further payments relating to development of the UHTS system. Each party also has the right to terminate the agreement upon the material breach by the other party of its obligations under the agreement. The BMS Agreement also provides for penalties payable by the Company if it fails to deliver the completed UHTS system by a specified time.

     Eli Lilly and Company. In December 1996, the Company and Lilly entered into a Collaborative Research and License Agreement (the "Lilly Agreement") regarding the development of the Company's UHTS system and the installation of a UHTS system at Lilly. Under the terms of the Lilly Agreement, the Company is required to develop and separately install three components to be integrated into one complete UHTS system. In return, Lilly is obligated to make certain payments to the Company in the form of non-refundable up-front fees, delivery payments and ongoing co-development funding. The Company is obligated to provide service and support for the UHTS system installed at Lilly for a limited period.

     The Company and Lilly will also co-develop high throughput screening assays for use by Lilly. In connection with such development, Lilly is required to pay Aurora certain fees. In exchange for certain payments to Aurora, Lilly will also have the right to use the Company's fluorescent assay technologies for internal research and drug development, including the development of screening assays. Lilly will also make certain milestone and royalty payments to Aurora if Lilly develops and commercializes any compound identified using a screen based on Aurora's fluorescent assay technologies, subject to certain limitations on the royalties payable to Aurora.

     Under the terms of the Lilly Agreement, subject to certain conditions, the UHTS syndicate is restricted to six members for a limited period of time. Lilly may terminate the agreement at any time without cause upon 45 days written notice to Aurora, provided that certain withdrawal payments are made. Each party has the right to terminate the agreement upon the material breach by the other party of its obligations under the agreement. The Lilly Agreement also provides for penalties payable by the Company if it fails to deliver the completed UHTS system by a specified time.

     Roche Bioscience. In December 1996, the Company and Roche entered into a Collaborative Research and License Agreement ("Roche Agreement") regarding the development and delivery of a certain screening instrument by Aurora. Roche is obligated to make certain payments to the Company in the form of non-refundable up-front fees and delivery payments. For a limited period of time specified in the agreement, the Company is obligated to provide service and support for any instrument delivered to Roche. The Company and Roche will also co-develop a screening assay for use with a target identified in the Roche Agreement. In connection with such development, Roche is obligated to make certain payments to the Company in the form of non-refundable up-front fees and ongoing research and co-development funding. Aurora is prohibited, for a period of time specified in the agreement, from entering into any third-party collaboration with respect to the specific target set forth in the Roche Agreement. Roche may elect to terminate the agreement at any time without cause upon 30 days written notice to Aurora, provided that certain payments are made.

     Sequana Therapeutics, Inc. In April 1996, the Company and Sequana entered into a Research Agreement (the "Sequana Agreement") regarding the screening of certain targets to be selected by Sequana. Under the terms of the Sequana Agreement, Sequana may require the Company to provide functional analysis, assay development and screening for such targets, and Sequana would then be obligated to make certain payments to the Company in the form of non-refundable up-front fees, delivery payments and ongoing research funding. Sequana will also be obligated to make certain milestone and royalty payments to the Company if any pharmaceutical product is developed and commercialized as a result of work performed by the Company pursuant to the agreement.

     During the term of the agreement, and subject to certain provisions, Aurora is prohibited from performing services for third parties related to a limited number of targets selected by Sequana and discovered as a result of positional cloning or statistical genetics. Unless terminated earlier in accordance with its provisions, the Sequana Agreement will terminate on June 17, 1999, subject to Sequana's right to extend such term for up to two one-year periods. Each party has the right to terminate the agreement in the event of a material breach of the agreement by the other party by giving the other party notice of its intention to terminate if within 90 days of such notice such party does not cure the breach. In connection with the execution of the Sequana Agreement, Sequana made a $1.5 million equity investment in Aurora. See "Certain Transactions."

     Allelix Biopharmaceuticals, Inc. In February 1997, the Company and Allelix entered into a Collaboration Agreement (the "Allelix Agreement") regarding the development over a three-year period of screening assays for use with targets identified by Allelix and agreed to by Aurora. Under the terms of the Allelix Agreement, the Company is required to develop such screening assays and to perform screening services, and Allelix is obligated to make certain payments to the Company in the form of up-front fees, development payments and fees for screening services. Allelix is also required to make certain milestone and royalty payments to Aurora in the event of development and commercialization of a compound identified using a screen based on Aurora's fluorescent assay technologies.


     ArQule, Inc. In September 1996, the Company and ArQule entered into a Material Transfer and Screening Agreement (the "ArQule Agreement"), which was amended in March 1997. The ArQule Agreement, as amended, provides for the enrollment of the Company in ArQule's Mapping Array Program and entitles the Company to receive a sample of each Mapping Array compound set that ArQule develops and ships ("ArQule Compounds"). ArQule's Mapping Array Program consists of up to 100,000 individual compounds per year. Should the Company detect activity in one or more of the ArQule Compounds, the Company and ArQule under certain conditions may enter into negotiations to establish a research collaboration agreement. Unless terminated earlier in accordance with its provisions, the ArQule Agreement is in effect for a period of six months following the effective date of the agreement. The ArQule Agreement automatically extends for successive additional six-month periods unless the Company or ArQule provides 30 days written notice of termination prior to the expiration of any such period.


     Alanex Corporation. In November 1996, the Company and Alanex entered into a Material Transfer and Screening Agreement (the "Alanex Agreement") regarding the screening of the Alanex compound library consisting of 150,000 compounds ("Alanex Compounds"). Should the Company detect activity in one or more of the Alanex Compounds during the term of the Alanex Agreement, the Company and Alanex under certain conditions may enter into negotiations to establish a research collaboration agreement. Unless terminated earlier in accordance with its provisions, the Alanex Agreement shall be in effect for a period of six months following the effective date of the agreement. Thereafter, the Alanex Agreement will automatically extend for successive additional six-month periods unless the Company or Alanex provides 30 days written notice prior to the expiration of any such period.

     To date, all revenue received by the Company has been from its collaborations and technology alliances. The Company expects that substantially all revenue for the foreseeable future will come from collaborators. Furthermore, the Company's ability to achieve profitability will be dependent upon the ability of the Company to enter into additional corporate collaborations. Because pharmaceutical and biotechnology companies engaged in drug discovery activities have historically conducted drug discovery and screening activities through their own internal research departments, these companies must be convinced that the Company's UHTS technologies justify entering into collaborative agreements with the Company. There can be no assurance that the Company will be able to negotiate additional collaborative agreements in the future on acceptable terms, if at all, that such current or future collaborative agreements will be successful and provide the Company with expected benefits, or that current or future collaborators will not pursue or develop alternative technologies either on their own or in collaboration with others, including the Company's competitors, as a means for identifying lead compounds or targets. To the extent the Company chooses not to or is unable to enter into such agreements, it will require substantially greater capital to undertake the research, development and marketing of its systems, services and technologies at its own expense. In the absence of such collaborative agreements, the Company may be required to delay or curtail its research and development activities to a significant extent.

     In addition, the amount and timing of resources that current and future collaborators, if any, devote to collaborations with the Company are not within the control of the Company. There can be no assurance that such collaborators will perform their obligations as expected or that the Company will derive any additional revenue from such agreements. Termination of the Company's existing or future collaboration agreements, or the failure to enter into a sufficient number of additional collaborative agreements on favorable terms, could have a material adverse effect on the Company's business, financial condition and results of operations.

UHTS TECHNOLOGY ALLIANCES

     Aurora has entered into strategic technology alliances to design, develop and implement its UHTS system with leading companies in the areas of instrumentation, storage and retrieval systems and microfluidics, including the alliances with Packard, Carl Creative and Universal Technologies, Inc. ("UTI") summarized below.

     Packard Instrument Company. In April 1996, the Company entered into a Collaboration and License Agreement with Packard (the "Packard Agreement") regarding the joint development of microfluidic components, NanoPlates and fluorescence detectors for use, among other things, in the Company's UHTS system. Under the terms of the Packard Agreement, Packard is required to develop and deliver such components, and Aurora is obligated to make certain payments to Packard in the form of non-refundable up-front fees and delivery payments. Aurora was granted, for a period of two to three years from Aurora's acceptance of an operational component, an exclusive right to use, market, lease and sell, for use in certain applications defined in the agreement, the components developed under the agreement. Packard was granted a worldwide, exclusive sublicense under the Company's license with the University of California Regents to make, have made and sell certain fluorescent reagents covered by such license to non-profit organizations for their internal, non-commercial research. In connection with the execution of the Packard Agreement, Packard made a $1.0 million equity investment in Aurora. Packard is also providing the Company with research funding for the development of certain instrumentation.

     The Packard Agreement, unless terminated earlier in accordance with its terms, has an initial term of ten years. If either party fails to satisfy certain milestones applicable to it under the agreement, and the parties fail to reach a mutually satisfactory resolution within 90 days after such failure, the other party shall have the right to terminate the agreement, unless the party who failed to satisfy such milestone used reasonable good faith efforts to accomplish such milestone, in which case the other party shall only have the right to modify the agreement as specified therein. Each party has the right to terminate the agreement, upon 90 days written notice, for a material breach by the other party of its obligations under the agreement which is not cured within such 90-day period.

     Carl Creative Systems, Inc. In November 1996, the Company entered into a Development Agreement with Carl Creative (the "CCS Agreement") regarding the development and sale of, among other things, liquid handling components and robotics for use with the Company's UHTS system. Under the terms of the CCS Agreement, Carl Creative is required to develop and deliver such components, and the Company is obligated to make certain development payments to Carl Creative in accordance with the payment schedule set forth in the CCS Agreement. A portion of such development payments will be credited towards any purchases by Aurora of components or services from Carl Creative. During the term of the CCS Agreement, provided certain price and supply criteria are satisfied, the Company is obligated to utilize Carl Creative as the primary manufacturer of certain components. The Company was granted, for a period of time specified in the agreement, an exclusive right to such components. The CCS Agreement, unless terminated earlier in accordance with its terms, has an initial term of two years, which shall automatically renew for successive six-month periods unless either party provides at least 30 days written notice of its intent to terminate at the end of the then-current term. Each party has the right to terminate the agreement if the other party breaches or defaults in the performance of any of its material obligation under the agreement, and such breach or default continues for 60 days after written notice thereof.

     Universal Technology, Inc. In December 1996, the Company entered into a Development Agreement with UTI (the "UTI Agreement") regarding the development and sale of storage and retrieval systems for use with the Company's UHTS system. Under the terms of the UTI Agreement, UTI is required to develop and deliver a storage and retrieval system for use with the Company's UHTS system, and Aurora is obligated to make certain payments to UTI. Aurora was granted, for a period of time specified in the agreement, an exclusive right to make, use, and sell certain UTI technology, including the storage and retrieval system developed under the agreement. The UTI Agreement, unless terminated earlier in accordance with its terms, has an initial term of two years, which shall automatically renew for successive six-month periods unless either party provides at least 30 days written notice of its intent to terminate at the end of the then-current term. Each party has the right to terminate the agreement if the other party breaches or defaults in the performance of any material obligation under the agreement, and such breach or default continues for 60 days after written notice thereof.

     The Company relies on these companies, many of which are single-source vendors, for the development, manufacture and supply of certain components of the Company's UHTS system. Although the Company believes these technology alliances should provide the Company with a competitive advantage, the Company's competitive advantage could be substantially weakened or displaced by other technologies that supplant those made available to the Company through its alliances. To the extent possible and commercially reasonable, the Company has, and will continue to seek, alternative sources for various components of its UHTS system, and may also develop various components of its UHTS system utilizing its internal engineering capabilities. Although the Company believes that alternative sources for UHTS system components could be made available, any interruption in the development, manufacture or supply of a sole-sourced component could have a material adverse effect on the Company's ability to develop its UHTS system until a new source of supply is qualified, could subject the Company to penalties for delays in delivery of the UHTS system and, as a result, could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance the Company will be able to enter into additional technology alliances on commercially reasonable terms, if at all, or that the Company's current or future allies or suppliers will meet the Company's requirements for quality, quantity or timeliness.

PATENTS AND PROPRIETARY RIGHTS

     The Company's patent portfolio includes 29 patent applications filed in the United States and foreign patent jurisdictions. Two of the United States applications relating to the Company's fluorescent assay technology have recently been allowed. The Company is either the assignee or exclusive licensee of these patent applications. Certain aspects of the Company's technology related to GFP reporters, b-lactamase based reporters, protease reporters, kinase reporters, and membrane voltage reporters are exclusively licensed from The Regents of the University of California ("The Regents"). Pursuant to the terms of the Exclusive License Agreement between the Company and The Regents, the Company is obligated to pay expenses associated with patent prosecution and maintenance, certain license issue fees and royalties to the Regents. Certain aspects of the Company's technology related to GFP reporters are exclusively licensed from the University of Oregon ("UO"). Pursuant to the terms of the License Agreement between the Company and UO, the Company is obligated to pay to UO expenses associated with patent prosecution and maintenance, certain annual payments and, upon the issuance of a patent related to the subject technology, to issue shares of the Company's Common Stock to UO. Certain aspects of the Company's technology related to G-protein coupled receptor reporters are exclusively licensed from the California Institute of Technology ("Cal Tech"). In connection with the execution of the License Agreement between the Company and Cal Tech, the Company became obligated to pay certain expenses associated with patent prosecution and maintenance, and the Company issued shares of its Common Stock to Cal Tech. Additionally, the Company has obtained a non-exclusive license from SIBIA Neurosciences, Inc. ("SIBIA"), with limited rights to sublicense, under patent rights covering certain transcription-based assay technology (which relates to certain uses of reporter genes) for screening. Pursuant to the terms of the Non-Exclusive Cross-License Agreement between the Company and SIBIA, the Company granted SIBIA a non-exclusive license to certain of Aurora's technologies, and the Company issued to SIBIA shares of the Company's Common Stock. The Company and SIBIA are also obligated to pay each other certain royalties. The Company is dependent on the rights licensed from such parties. Any challenge to, invalidation or loss of such rights could have a material adverse effect on the business, financial condition and results of operation of the Company.


     The Company's success will depend in part on its ability to obtain patent protection for its systems, services and technologies, and to operate without infringing the proprietary rights of third parties. The Company has had no patents issued to date. The Company is dependent, in part, on the patent rights licensed from third parties with respect to its fluorescent assay technologies. There can be no assurance that patent applications filed by the Company or its licensors will result in patents being issued, that the claims of such patents will offer significant protection of the Company's technology, or that any patents issued to, or licensed by, the Company will not be challenged, narrowed, invalidated, or circumvented. The Company may also be subject to legal proceedings that result in the revocation of patent rights previously owned by or licensed to the Company, as a result of which the Company may be required to obtain licenses from others to continue to develop, test or commercialize its systems, services or technologies. There can be no assurance that the Company will be able to obtain such licenses on acceptable terms, if at all.


     The drug discovery industry, including screening technology companies, has a history of patent litigation and will likely continue to have patent litigation suits concerning drug discovery technologies. The patent positions of pharmaceutical, biotechnology and drug discovery companies, including the Company, are generally uncertain and involve complex legal and factual questions. A number of patents have issued and may issue on certain targets or their use in screening assays that could prevent the Company and its collaborators from developing screens using such targets, or relate to certain other aspects of technology utilized or expected to be utilized by the Company. The Company has received invitations from third parties to license patents owned or controlled by third parties. The Company evaluates these requests and intends to obtain licenses that are compatible with its business objectives. There can be no assurance, however, that the Company will be able to obtain any licenses on acceptable terms, if at all. The Company's inability to obtain or maintain patent protection or necessary licenses could have a material adverse effect on the business, financial condition and results of operations of the Company.

     The Company is aware of a third party Patent Cooperation Treaty application that claims certain uses of green fluorescent protein including its use in protein kinase assays. If a patent were to issue from such application that relates to the Company's GFP kinase reporters, the Company believes that such patent would be unlikely to require the Company to obtain a license. However, the Company may need to obtain such a license and there can be no assurance that any such license would be available on commercially reasonable terms, if at all. The Company is also aware of third party patents and published patent applications that contain issued or issuable claims that may cover certain aspects of the Company's or its collaborators' technologies, including certain types of fluorescent assay methods, certain assays for ligands to certain classes of targets such as certain cell surface and intracellular receptors, and certain transcription based assays for chemicals that modulate transcription of a gene encoding a protein related to disease. There can be no assurance that the Company would not be required to take a license under any such patents to practice certain aspects of its fluorescent assay technologies or that such license would be available on commercially reasonable terms, if at all. Any action against the Company or its collaborators claiming damages and seeking to enjoin commercial activities relating to the affected technologies could, in addition to subjecting the Company to potential liability for damages, require the Company or its collaborators to obtain a license in order to continue to develop, manufacture or market the affected technologies. The Company could incur substantial costs in defending patent infringement claims, obtaining patent licenses, engaging in interference and opposition proceedings or other challenges to its patent rights or intellectual property rights made by third parties, or in bringing such proceedings or enforcing any patent rights against third parties. The Company's inability to obtain necessary licenses or its involvement in proceedings concerning patent rights could have a material adverse effect on the business, financial condition and results of operations of the Company.


     In addition to patent protection, Aurora also relies on copyright protection, trade secrets, know-how, continuing technological innovation and licensing opportunities. In an effort to maintain the confidentiality and ownership of trade secrets and proprietary information, the Company requires employees, consultants and certain collaborators to execute confidentiality and invention assignment agreements upon commencement of a relationship with the Company. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's trade secrets or other confidential information in the event of unauthorized use or disclosure of such information or that adequate remedies would exist in the event of such unauthorized use or disclosure. The loss or exposure of trade secrets possessed by the Company could adversely affect its business. Like many high technology companies, the Company may from time to time hire scientific personnel formerly employed by other companies involved in one or more areas similar to the activities conducted by the Company. Although the Company requires its employees to maintain the confidentiality of all confidential information of previous employers, there can be no assurance that the Company or these individuals will not be subject to allegations of trade secret misappropriation or other similar claims as a result of their prior affiliations.

COMPETITION

     Competition among pharmaceutical and biotechnology companies which attempt to identify compounds for development is intense. Because the Company's UHTS system is being designed to integrate a number of different technologies, the Company competes in many areas, including assay development, high throughput screening and functional genomics. In the pharmaceutical industry, the Company competes with the research departments of pharmaceutical and biotechnology companies and other commercial enterprises, as well as numerous academic and research institutions. Pharmaceutical and biotechnology companies, academic institutions, governmental agencies and other research organizations are conducting research in various areas which constitute portions of the Company's technology platform, either on their own or in collaboration with others. There can be no assurance that pharmaceutical and biotechnology companies which currently compete with the Company in specific areas will not merge or enter into joint ventures or other alliances with one or more other such companies and become substantial multi-point competitors or that the

Company's collaborators will not assemble their own ultra-high throughput screening systems by purchasing components from competitors. Genomics and combinatorial chemistry companies may also expand their business to include compound screening or screen development, either alone or pursuant to alliances with others. The Company anticipates that it will face increased competition in the future as new companies enter the market and advanced technologies, including more sophisticated information technologies, become available. The Company's technological approaches, in particular its UHTS system, may be rendered obsolete or uneconomical by advances in existing technological approaches or the development of different approaches by one or more of the Company's current or future competitors. Many of these competitors have greater financial and personnel resources, and more experience in research and development, than the Company. Historically, pharmaceutical and biotechnology companies have maintained close control over their research activities, including the synthesis, screening and optimization of chemical compounds. Many of these companies, which represent the greatest potential market for the Company's systems, services and technologies, have developed or are developing internal programs and other methodologies to improve productivity, including major investments in robotics technology to permit the automated screening of compounds.

GOVERNMENT REGULATION

     Regulation by the U.S. Food and Drug Administration ("FDA") and other governmental entities in the United States and other countries will be a significant factor in the production and marketing of any pharmaceutical products that may be developed by a collaborator. It is not currently anticipated that the Company will develop its own drugs through clinical trials and marketing. However, pharmaceutical products, if any, developed by the Company's collaborators will require lengthy and costly pre-clinical and clinical trials and regulatory approval by governmental agencies prior to commercialization. The process of obtaining these approvals and the subsequent compliance with appropriate federal, state and foreign statutes and regulations are time consuming and require the expenditure of substantial resources. Delays in obtaining regulatory approvals would adversely affect the marketing of any drugs developed by the Company's collaborators, diminish any competitive advantages that the Company's collaborators may attain and therefore adversely affect the Company's ability to receive royalties or milestone payments. If the product is classified as a new drug, a New Drug Application will be required to be filed with, and product approval must be obtained from, the FDA before commercial marketing of the drug. These testing and approval processes require substantial time and effort and there can be no assurance that any approval will be granted on a timely basis, if at all.

     The Company is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of certain materials and waste products used and produced by the Company. The risk of accidental contamination or injury from these materials cannot be eliminated and in the event of such an accident, the Company could be held liable for any damages that result and any liability could exceed the resources of the Company and, in addition, there can be no assurance that the Company will not be required to incur significant costs to comply with environmental laws and regulations in the future.

EMPLOYEES


     As of March 31, 1997, the Company had a total of 54 employees, 20 of whom hold M.D. or Ph.D. degrees and 10 of whom hold other advanced degrees. Of these, 39 were engaged in research, screen development, screening services and UHTS system development. The remainder were engaged in legal, business development, general administration and finance. The Company's future success depends in significant part upon the continued service of its key scientific, technical and senior management personnel and its continuing ability to attract and retain highly qualified technical and managerial personnel. None of the Company's employees is represented by a labor union or covered by a collective bargaining agreement. The Company has not experienced any work stoppages and considers its relations with its employees to be good.

FACILITIES


     The company's facilities are located in La Jolla, California. The Company leases approximately 22,245 square feet of space used for laboratory and administrative purposes. These facilities are leased through October 15, 1999. The Company recently entered into an 11-year lease for approximately 55,000 square feet of laboratory and office space and plans to relocate its operations to such facility in the fourth quarter of 1997. The Company believes that, upon such relocation, the Company's facilities will be adequate for its current and projected needs and that additional space at a nearby location will be available as needed.


LEGAL PROCEEDINGS

     Aurora is not a party to any legal proceedings.

SCIENTIFIC ADVISORS

     The Company's scientific advisors, who have demonstrated expertise in various fields, advise the Company from time to time concerning long-term scientific planning, research and development. The scientific advisors also evaluate the Company's research programs, recommend personnel to the Company, and advise the Company on specific scientific and technical issues. The scientific advisors are compensated by retainer and on a time and expenses basis and have received shares of Common Stock of the Company. The Company has entered into consulting agreements with a number of the scientific advisors.

     None of the scientific advisors is employed by the Company, and they may have other commitments to or consulting or advisory contracts with their employers or other entities that may conflict or compete with their obligations to the Company. Accordingly, such persons are expected to devote only a small portion of their time to the Company. The Company's scientific advisors are:

    Roger Y. Tsien, Ph.D. -- Investigator, Howard Hughes Medical Institute; Professor, Department of Pharmacology, School of Medicine, University of California, San Diego; Professor, Department of Chemistry and Biochemistry, University of California, San Diego

    Charles S. Zuker, Ph.D. -- Investigator, Howard Hughes Medical Institute; Professor, Departments of Biology and Neurosciences, School of Medicine, University of California, San Diego

    Lubert Stryer, M.D. -- Winzer Professor in the School of Medicine and Professor of Neurobiology, Stanford University

    Michael Geoffrey Rosenfeld, M.D. -- Investigator, Howard Hughes Medical Institute; Professor of Medicine, University of California, San Diego

    Burton G. Christensen, Ph.D. -- former Senior Vice President for Chemistry, Merck Sharp & Dohme

    Tom Curran, Ph.D. -- Chairman, Department of Developmental Neurobiology, St. Jude's Hospital Medical Center, Memphis; formerly Associate Director, Roche Institute of Molecular Biology

    Melvin I. Simon, Ph.D. -- Professor of Biological Sciences and Chairman of the Biology Division, California Institute of Technology

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES


     The following table sets forth certain information regarding the Company's directors, executive officers and key employees as of March 31, 1997:


                   NAME                     AGE                      POSITION
------------------------------------------  ---     ------------------------------------------
Timothy J. Rink, M.D., Sc.D...............  50      Chairman of the Board, President and Chief
                                                    Executive Officer
J. Gordon Foulkes, Ph.D...................  43      Chief Technical Officer, Director
Paul A. Grayson...........................  32      Vice President, Corporate Development
Harry G. Stylli, Ph.D.....................  35      Vice President, Screen Technology
Frank F. Craig, Ph.D......................  35      Senior Director, Screen Development
Deborah J. Tower..........................  35      Senior Director, Finance and
                                                    Administration, Secretary and Treasurer
John D. Mendlein, Ph.D....................  37      Senior Legal Counsel and Director,
                                                    Intellectual Property
James C. Blair, Ph.D. (1).................  57      Director
Kevin J. Kinsella (1).....................  51      Director, Co-founder
Hugh Y. Rienhoff, Jr., M.D.(1)(2).........  44      Director
Lubert Stryer, M.D........................  59      Director
Timothy J. Wollaeger (2)..................  53      Director

---------------
(1) Member of the Compensation Committee

(2) Member of the Audit Committee

     All directors hold office until the next annual meeting of stockholders of the Company and until their successors have been elected and qualified. Directors do not receive any fees for services on the Board. Board members are reimbursed for their expenses for each meeting attended. Officers serve at the discretion of the Board of Directors. There are no family relationships between any directors or executive officers of the Company.


     Timothy J. Rink has served as Chairman of the Board, President and Chief Executive Officer of the Company since February 1996. From 1990 through 1995, Dr. Rink served as President and Chief Technical Officer of Amylin Pharmaceuticals, Inc., a publicly held biopharmaceutical company. Dr. Rink was Vice President, Research at SmithKline Beecham in the U.K. from 1984 to 1989, and previously was Lecturer in Physiology at the University of Cambridge. Dr. Rink currently serves on the Scientific Advisory Board of Amylin, and he is a director of CoCensys, Inc. and NPS Pharmaceuticals, Inc., all publicly held biopharmaceutical companies. Dr. Rink received his M.A., M.D. and Sc.D. in Medical Sciences from the University of Cambridge, England.



     J. Gordon Foulkes has been Chief Technical Officer and a director of the Company since November 1996. From 1987 to 1996, Dr. Foulkes served in several capacities at Oncogene Science, Inc., where he was a director and most recently held the position of Chief Scientific Officer. Prior to joining Oncogene Science, Dr. Foulkes led a research group at National Institute for Medical Research in the U.K., and was previously a post-doctoral fellow in Dr. David Baltimore's laboratory at the Massachusetts Institute of Technology. Dr. Foulkes obtained his B.Sc. in Biochemistry at the University College, Cardiff, U.K. and his Ph.D. in Biochemistry in Professor Philip Cohen's laboratory at the University of Dundee, Scotland.


     Paul A. Grayson joined the Company in April 1996 and currently serves as Vice President, Corporate Development. From 1994 to 1996, Mr. Grayson served as Director of Business Development for Advanced Tissue Sciences, Inc. From 1987 to 1994, Mr. Grayson held various research, marketing and business development positions at Allergan Pharmaceuticals and Gensia Inc. Mr.

Grayson received his B.S. in Biochemistry and Computer Science from the University of California, Los Angeles, and his M.B.A. from the University of California, Irvine.

     Harry G. Stylli joined the Company in November 1995 and currently serves as Vice President, Screen Technology. From 1987 to 1995, Dr. Stylli held several positions at Glaxo Wellcome plc, where he was integrally involved in the International Screening and Technology Program. Dr. Stylli obtained a Ph.D. in Pharmaceutical Chemistry from Kings College London University, an M.B.A. from Open University, Milton Keynes, U.K. and a B.Sc. in Biochemical Pharmacology, with honors, from the University of East London.


     Frank F. Craig joined the Company in November 1995 and currently serves as Senior Director, Screen Development. From 1993 to 1995, Dr. Craig held several positions in the Lead Discovery Division of Glaxo Wellcome plc. From 1989 to 1992 he worked as a Project Leader in the Life Sciences Division of Amersham International plc. Dr. Craig received B.Sc. and Ph.D. degrees in Microbiology from the University of Glasgow, U.K., and a Diploma in Business Studies and Political Economy from the University of Westminster, U.K.


     Deborah J. Tower joined the Company in May 1996 and currently serves as Senior Director, Finance and Administration, Secretary and Treasurer. From 1994 to 1996, Ms. Tower served as Director of Finance and Accounting of Sequana Therapeutics, Inc. From 1989 to 1993, she served as Controller of Vical Inc. Ms. Tower received a B.S. in Accounting, with honors, from San Diego State University and is a Certified Public Accountant.

     John D. Mendlein has been Senior Legal Counsel and Director, Intellectual Property since August 1996. From 1990 to 1996, Dr. Mendlein worked at Cooley Godward LLP, Palo Alto, California, where he specialized in intellectual property law. Dr. Mendlein received his Ph.D. in Physiology from the University of California, Los Angeles, his J.D. from the University of California, Hastings College of Law and his B.S. in Biology from the University of Miami, Florida.

     James C. Blair has been a director of the Company since March 1996. Dr. Blair has been a general partner of Domain Associates, a venture capital investment firm, since 1985. Domain Associates manages Domain Partners III, L.P. and DP III Associates, L.P. and is the U.S. venture capital advisor to Biotechnology Investments Limited. From 1969 to 1985, Dr. Blair was an officer of three investment banking and venture capital firms. Dr. Blair is a director of Amylin Pharmaceuticals, Inc., CoCensys, Inc., Dura Pharmaceuticals, Inc., Gensia, Inc., Houghten Pharmaceuticals, Inc. and Vista Medical Technologies, Inc. Dr. Blair received a B.S.E. from Princeton University and M.S.E. and Ph.D. degrees in Electrical Engineering from the University of Pennsylvania.

     Kevin J. Kinsella, a co-founder of the Company, has been a director of the Company since its inception in May 1995. Mr. Kinsella was the founder of Sequana Therapeutics, Inc. in February 1993, where he currently serves as President, Chief Executive Officer and a director. He was the Managing General Partner of Avalon Ventures, a venture capital firm. Avalon Ventures has financed over thirty companies, many of which are in the biopharmaceutical field, including Pharmacopeia, Inc., Athena Neurosciences Inc., ONYX Pharmaceuticals and Vertex Pharmaceuticals Inc. He is also a director of ONYX Pharmaceuticals. He received a B.S. from the Massachusetts Institute of Technology and an M.A. from the Johns Hopkins School of Advanced International Studies.

     Hugh Y. Rienhoff, Jr. has been a director of the Company since March 1996. Dr. Rienhoff is a director of Abingworth Management Limited, a venture capital investment firm. From 1992 to 1997, Dr. Rienhoff held various positions at New Enterprise Associates Development Corporation, where he most recently served as Partner. He is a director of Healtheon, Hexagen plc., Microcide Pharmaceuticals, Inc., VacTex and Sensors for Medicine and Science. Dr. Rienhoff received an M.D. degree from The John Hopkins University and a B.A. degree in English Literature and Biology, with honors, from Williams College.

     Lubert Stryer has been a director of the Company since March 1996, and currently serves as a scientific advisor of the Company. He is a Winzer Professor in the School of Medicine and Professor of Neurobiology at Stanford University. He is a director of Affymetrix, Inc. From 1989 to 1990, Dr. Stryer served as President and Director of Affymax Research Institute. He is co-inventor of Affymetrix's light-directed synthesis technology. Dr. Stryer has pioneered the development of novel fluorescence detection techniques and holds ten patents involving fluorescence and light-activated chemical syntheses. Dr. Stryer is the author of Biochemistry, a major text used widely in colleges and universities around the world. Dr. Stryer received the American Chemical Society Award in Biological Chemistry (the Eli Lilly Award) and is a member of the National Academy of Sciences and received an honorary Doctor of Science from The University of Chicago. Dr. Stryer received his M.D. degree from Harvard University and his B.S. degree from the University of Chicago.


     Timothy J. Wollaeger has been a director of the Company since March 1996. He has been the general partner of Kingsbury Associates and the general partner of Kingsbury Capital Partners, L.P. and Kingsbury Capital Partners, L.P. II venture capital investment partnerships since 1993. From 1990 to 1993, Mr. Wollaeger served as Senior Vice President and was a director of Columbia Hospital Corporation, a hospital management company now known as Columbia/HCA Healthcare Corporation. From 1986 until 1993, he was a general partner of the general partner of Biovest Associates, a venture capital investment firm. He is a director of Amylin Pharmaceuticals, Inc., Chairman and a director of Biosite Diagnostics, Inc. and a director of Phamis, Inc. He received an M.B.A. from Stanford University and a B.A. in Economics from Yale University.


     The Company and certain of its stockholders are party to a Voting Agreement dated March 8, 1996 (the "Voting Agreement"). Pursuant to the terms of the Voting Agreement, subject to certain conditions, each of Avalon Bioventures II, L.P. ("Avalon"), Kingsbury Capital Partners, L.P. II ("Kingsbury"), Abingworth Bioventures SICAV ("Abingworth"), New Enterprise Associates VI, L.P. ("NEA") and Domain Partners III, L.P. ("Domain III") are entitled to designate a nominee for election as one of the directors of the Company (collectively, the "Venture Nominees"). Each party to the Voting Agreement has agreed to vote, at each meeting (or action by written consent in lieu thereof) of stockholders of the Company at or by which directors were to be elected, all or their respective shares of the Company's capital stock to elect, as directors of the Company, (i) the Venture Nominees, (ii) the Chief Executive Officer of the Company and (iii) an individual designated jointly by Roger Y. Tsien and Charles S. Zuker. Venture Nominees currently serving on the Board of Directors include Kevin J. Kinsella, nominee of Avalon, Timothy J. Wollaeger, nominee of Kingsbury, Hugh Y. Rienhoff, Jr., nominee of Abingworth, and James C. Blair, nominee of Domain III. Lubert Stryer currently serves as the nominee of Roger Y. Tsien and Charles S. Zuker. Timothy J. Rink, as Chief Executive Officer of the Company, was elected as a director pursuant to the Voting Agreement. In accordance with its terms, the Voting Agreement will terminate upon the conversion of the outstanding shares of Preferred Stock into Common Stock upon the completion of the Offering.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Compensation Committee consists of Dr. Blair, Mr. Kinsella and Dr. Rienhoff. The Compensation Committee makes recommendations regarding the Company's 1996 Stock Plan, Non-Employee Directors' Stock Option Plan and Employee Stock Purchase Plan and makes decisions concerning salaries and incentive compensation for employees and consultants of the Company.

     The Audit Committee consists of Dr. Rienhoff and Mr. Wollaeger. The Audit Committee makes recommendations to the Board of Directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by the Company's independent auditors and reviews and evaluates the Company's audit and control functions.

DIRECTOR COMPENSATION

     The Company's directors do not currently receive any cash compensation for services on the Board of Directors or any committee thereof, but directors may be reimbursed for certain expenses in connection with attendance at Board and committee meetings. All directors are eligible to participate in the Company's 1996 Stock Plan. Non-employee directors receive automatic grants of options under the Company's Non-Employee Directors' Stock Option Plan as described below. See "-- Equity Incentive Plan" and
"-- Non-Employee Directors' Stock Option Plan."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee. See "Certain Transactions" for a description of transactions between the Company and entities affiliated with members of the Compensation Committee.

EXECUTIVE COMPENSATION

     The following table sets forth summary information concerning compensation paid by, or accrued for services rendered to, the Company during the fiscal year ended December 31, 1996 to the Company's Chief Executive Officer. No other executive officer of the Company earned in excess of $100,000 in salary and bonus during the fiscal year ended December 31, 1996.

                           SUMMARY COMPENSATION TABLE

                                                                ANNUAL
                                                            COMPENSATION(1)
                                                          -------------------       ALL OTHER
              NAME AND PRINCIPAL POSITION                  SALARY      BONUS     COMPENSATION(2)
-------------------------------------------------------   --------    -------    ---------------
Timothy J. Rink, M.D., Sc.D.
  President, Chief Executive Officer and Chairman of
  the Board............................................   $229,649    $50,000        $27,188

---------------

(1) In accordance with the rules of the Securities and Exchange Commission (the "Commission"), the compensation described in this table does not include medical, group life insurance or other benefits received by the Chief Executive Officer which are available generally to all salaried employees of the Company and certain perquisites and other personal benefits received by the Chief Executive Officer which do not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus disclosed in this table. There were no long-term compensation awards granted to the Chief Executive Officer during the year ended December 31, 1996. As of December 31, 1996, the Chief Executive Officer held 222,000 shares of restricted common stock having an aggregate value of $83,250.

(2) Represents fees paid for consulting services rendered prior to employment with the Company from January to March 1996.

EMPLOYMENT AGREEMENTS AND SEVERANCE ARRANGEMENTS


     The Company has entered into employment agreements with Drs. Rink and Foulkes dated as of January 23, 1996 (as amended on March 8, 1996) and August 6, 1996, respectively. Dr. Rink's employment agreement provides for the payment of an annual base salary of $275,000. In the event that Dr. Rink's employment is terminated, other than "for cause" (as defined in his employment agreement), prior to March 1, 1999, Dr. Rink will be entitled to severance payments equal to six times his then-current monthly base salary. Dr. Foulkes' employment agreement provides for the payment of an annual base salary of $250,000. In the event that Dr. Foulkes' employment is terminated, other than "for cause" (as defined in his employment agreement), prior to the second anniversary of his commencement of employment with the Company, Dr. Foulkes will be entitled to severance payments equal to 12 times his then-current monthly base salary, plus $100,000. In the event that Dr. Foulkes' employment is terminated, other than "for cause," after the second anniversary of his commencement of employment with the Company, Dr. Foulkes will be entitled to severance payments equal to nine times his then-current monthly base salary. Pursuant to his employment agreement, Dr. Foulkes was reimbursed for relocation expenses aggregating approxi-mately $19,000. He was also paid a mortgage allowance of $7,500, and was loaned, on an interest-free basis, $150,000 for use in connection with the purchase of a home in San Diego, California. Such loan is payable on the earlier of one year following termination of employment or four years following the loan date. So long as Dr. Foulkes is then employed with the Company, he will receive a bonus in the amount of $150,000 from the Company upon such four-year anniversary. See "Certain Transactions."

EQUITY INCENTIVE PLAN

     The Company adopted its 1996 Stock Plan in January 1996 and amended and restated the 1996 Stock Plan in February 1997 (as amended and restated, the "Stock Plan"). An aggregate of 2,000,000 shares of the Company's Common Stock have been reserved for issuance pursuant to the exercise of stock awards granted to employees, directors and consultants under the Stock Plan. The Stock Plan will terminate in January 2006, unless sooner terminated by the Board.

     The Stock Plan permits the granting of options intended to qualify as incentive stock options ("Incentive Stock Options") within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to employees (including officers and employee directors), and options that do not so qualify ("Nonstatutory Stock Options," and, together with Incentive Stock Options, the "Options") to employees (including officers and employee directors), directors and consultants (including non-employee directors). In addition, the Stock Plan permits the granting of stock appreciation rights ("SARs") appurtenant to or independently of Options, as well as stock bonuses and rights to purchase restricted stock (Options, SARs, stock bonuses and rights to purchase restricted stock are hereinafter referred to as "Stock Awards"). No person is eligible to be granted Options and SARs covering more than 200,000 shares of the Company's Common Stock in any 12-month period.

     The Stock Plan is administered by the Board or a committee appointed by the Board. Subject to the limitations set forth in the Stock Plan, the Board has the authority to select the persons to whom grants are to be made, to designate the number of shares to be covered by each Stock Award, to determine whether an Option is to be an Incentive Stock Option or a Nonstatutory Stock Option, to establish vesting schedules, to specify the Option exercise price and the type of consideration to be paid to the Company upon exercise and, subject to certain restrictions, to specify other terms of Stock Awards. In addition, the Board has delegated to Timothy J. Rink the authority to grant Stock Awards to certain non-executive officer employees of the Company.

     The maximum term of Options granted under the Stock Plan is ten years. The aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its affiliates) may not exceed $100,000. Options granted under the Stock Plan generally are non-transferable and expire three months after the termination of an optionee's service to the Company. In general, if an optionee is permanently disabled or dies during his or her service to the Company, such person's Options may be exercised up to 12 months following such disability and up to 18 months following such death.

     The exercise price of Options granted under the Stock Plan is determined by the Board of Directors in accordance with the guidelines set forth in the Stock Plan. The exercise price of an Incentive Stock Option cannot be less than 100% of the fair market value of the Common Stock on the date of the grant. The exercise price of a Nonstatutory Stock Option cannot be less than 85% of the fair market value of the Common Stock on the date of grant. Options granted under the Stock Plan vest at the rate specified in the option agreement. The exercise price of Incentive Stock Options granted to any person who at the time of grant owns stock representing more than 10% of the total combined voting power of all classes of the Company's capital stock must be at least 110% of the fair market value of such stock on the date of grant and the term of such Incentive Stock Options cannot exceed five years.

     Any stock bonuses or restricted stock purchase awards granted under the Stock Plan shall be in such form and will contain such terms and conditions as the Board deems appropriate. The purchase price under any restricted stock purchase agreement will not be less than 85% of the fair market value of the Company's Common Stock on the date of grant. Stock bonuses and restricted stock purchase agreements awarded under the Stock Plan are generally non-transferable.

     Pursuant to the Stock Plan, shares subject to Stock Awards that have expired or otherwise terminated without having been exercised in full again become available for grant, but shares subject to exercised stock appreciation rights will not again become available for grant. The Board of Directors has the authority to reprice outstanding Options and SARs and to offer optionees and holders of SARs the opportunity to replace outstanding options and SARs with new options or SARs for the same or a different number of shares.

     Upon certain changes in control of the Company, all outstanding Stock Awards under the Stock Plan must either be assumed or substituted by the surviving entity. In the event the surviving entity determines not to assume or substitute such Stock Awards, with respect to persons then performing services as employees, directors or consultants, the time during which such Stock Awards may be exercised will be accelerated and such Stock Awards will be terminated if not exercised prior to such change in control.


     As of March 31, 1997, the Company had issued 431,272 shares of Common Stock pursuant to the exercise of purchase rights granted under the Stock Plan, and had granted Incentive Stock Options to purchase an aggregate of 501,320 shares of Common Stock. As of March 31, 1997, 1,067,408 shares of Common Stock remained available for future grants under the Stock Plan.


NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

     In February 1997, the Company adopted its Non-Employee Directors' Stock Option Plan (the "Directors' Plan") to provide for the automatic grant of options to purchase shares of Common Stock to non-employee directors of the Company. The Directors' Plan is administered by the Board, unless the Board delegates administration to a committee of at least two disinterested directors.

     The maximum number of shares of Common Stock that may be issued pursuant to options granted under the Directors' Plan is 240,000. Pursuant to the terms of the Directors' Plan: (i) each person who upon the effective date of the Directors' Plan was a Non-Employee Director automatically was granted a one-time option to purchase 16,000 shares of Common Stock; (ii) each person who, after the effective date of this offering, for the first time becomes a Non-Employee Director automatically will be granted, upon the date of his or her initial appointment or election to be a Non-Employee Director, a one-time option to purchase 16,000 shares of Common Stock; and (iii) on the date of each annual meeting of the stockholders of the Company after the effective date of this offering (other than any such annual meeting held in 1997), each person who is elected at such annual meeting to serve as a Non-Employee Director (other than a person who receives a grant in accordance with (ii) above on or during the three-month period preceding such date) automatically will be granted an option to purchase 4,000 shares of Common Stock.

     No options granted under the Directors' Plan may be exercised after the expiration of ten years from the date it was granted. Options granted under the Directors' Plan vest monthly over a four-year period. The exercise price of options under the Directors' Plan will equal 100% of the fair market value of the Common Stock on the date of grant. Options granted under the Directors' Plan are generally non-transferable. Unless otherwise terminated by the Board of Directors, the Directors' Plan automatically terminates on the tenth anniversary of the date of this offering. As of the date hereof, options to purchase an aggregate of 80,000 shares of Common Stock have been granted under the Directors' Plan.

EMPLOYEE STOCK PURCHASE PLAN

     In February 1997, the Company adopted the Employee Stock Purchase Plan (the "Purchase Plan") covering an aggregate of 400,000 shares of Common Stock. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under the Purchase Plan, the Board may authorize participation by eligible employees, including officers, in periodic offerings following the commencement of the Purchase Plan. The initial offering under the Purchase Plan will commence on the date of this Prospectus and terminate on April 30, 1999.

     Unless otherwise determined by the Board, employees are eligible to participate in the Purchase Plan only if they are employed by the Company or a subsidiary of the Company designated by the Board for at least 20 hours per week and are customarily employed by the Company or a subsidiary of the Company designated by the Board for at least five months per calendar year. Employees who participate in an offering may have up to 15% of their earnings withheld pursuant to the Purchase Plan. The amount withheld is then used to purchase shares of the Common Stock on specified dates determined by the Board. The price of Common Stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the Common Stock at the commencement date of each offering period or the relevant purchase date. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with the Company.

     In the event of a merger, reorganization, consolidation or liquidation involving the Company, the Board has discretion to provide that each right to purchase Common Stock will be assumed or an equivalent right substituted by the successor corporation, or the Board may shorten the offering period and provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to such merger or other transaction. The Board has the authority to amend or terminate the Purchase Plan, provided, however, that no such action may adversely affect any outstanding rights to purchase Common Stock.

401(K) PLAN

     In January 1996, the Board adopted an employee retirement savings plan (the "401(k) Plan") covering certain of the Company's employees who have at least 30 days of service with the Company and work a minimum of 1,000 hours during the plan year. Pursuant to the 401(k) Plan, eligible employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit ($9,500 in 1996) and have the amount of such reduction contributed to the 401(k) Plan. In addition, eligible employees may make roll-over contributions to the 401(k) Plan from a tax-qualified retirement plan. The 401(k) Plan allows for the Company to make discretionary matching and additional profit sharing contributions, each as determined by a committee of the Board of Directors. No discretionary or profit sharing contributions were made by the Company in 1996 and the Company has no intention of making such contributions in the near future. Company contributions, if any, become 20% vested after two years of service, with an additional 20% becoming vested for each year of service thereafter. The 401(k) Plan is intended to qualify under Section 401 of the Code, so that contributions by employees and the Company to the 401(k) Plan, and income earned on the 401(k) Plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company, if any, will be deductible by the Company when made. The trustee under the 401(k) Plan, at the direction of each participant, invests the 401(k) Plan employee salary deferrals in selected investment options.

LIMITATIONS ON DIRECTORS' AND EXECUTIVE OFFICERS' LIABILITY AND INDEMNIFICATION

     The Company's Amended and Restated Bylaws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law. The Company is also empowered under its Amended and Restated Bylaws to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of any person it is required or permitted to indemnify. Pursuant to this provision, the Company has entered into indemnification agreements with each of its directors and executive officers and certain of its key employees.

     In addition, the Company's Restated Certificate of Incorporation provides that directors of the Company will not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the directors' duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derives any improper personal benefit. The Restated Certificate of Incorporation also provides that if the Delaware General Corporation Law is amended after the approval by the Company's stockholders of the Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Company's directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

                              CERTAIN TRANSACTIONS


     The Company was incorporated in California in May 1995 and reincorporated in Delaware in January 1996. In connection with its reincorporation, the Company issued 80 shares of Common Stock to Avalon Medical Partners L.P. ("AMP"). From May 1995 to March 1996, AMP and Avalon Bioventures II L.P. ("ABV") loaned the Company an aggregate of $425,000 and $500,000, respectively, pursuant to Convertible Promissory Notes issued by the Company to AMP and ABV. Such Convertible Promissory Notes were canceled, and the interest thereon forgiven, in connection with the sale and issuance of shares of Series A Preferred Stock to AMP and ABV in March 1996. Kevin J. Kinsella, a member of the Board of Directors of the Company and its Chairman of the Board and Acting Chief Executive Officer at the time of these transactions, was a general partner of AMP and ABV until their dissolution in February 1997.



     Subsequent to its reincorporation in Delaware in January 1996 and through March 31, 1997, the Company sold the following shares of its Common Stock and Preferred Stock in private placement transactions: 2,006,800 shares of Common Stock at a price of $.00125 per share; 215,720 shares of Common Stock at a price of $.0875 per share; 529,040 shares of Common Stock at a price of $.125 per share; 284,672 shares of Common Stock at a price of $.375 per share; 7,200 shares of Common Stock at a price of $1.50 per share; 8,191,282 shares of Series A Preferred Stock at a price of $1.6625 per share; 666,665 shares of Series B Preferred Stock at a price of $2.25 per share; 600,000 shares of Series C Preferred Stock at a price of $2.50 per share; and 458,028 shares of Series D Preferred Stock at a price of $4.50 per share. Upon the closing of this offering, each share of Series A, Series B, Series C and Series D Preferred Stock will automatically convert into one share of Common Stock.


     The purchasers of Common and Preferred Stock described above included, among others, the following officers and directors of the Company, entities affiliated with certain of the Company's directors, and holders of more than 5% of the Company's voting securities:

                                                               SHARES OF PREFERRED STOCK(1)
                                              COMMON    ------------------------------------------
                 PURCHASER                     STOCK    SERIES A    SERIES B   SERIES C   SERIES D
--------------------------------------------  -------   ---------   --------   --------   --------
Abingworth Bioventures SICAV(2).............       --   2,105,262         --         --         --
Avalon Medical Partners L.P.(3).............  348,000     255,638         --         --         --
Avalon Bioventures II L.P.(3)...............       --     300,751         --         --         --
Biotechnology Investments Limited(4)........       --   1,142,856         --         --         --
DP III Associates, L.P.(4)..................       --      57,324         --         --         --
Domain Partners III, L.P.(4)................       --   1,656,961         --         --         --
J. Gordon Foulkes, Ph.D.....................  208,000          --         --         --         --
Kingsbury Capital Partners, L.P. II(5)......       --     601,503         --         --         --
Kevin J. Kinsella(3)........................       --      30,074         --         --         --
NEA Ventures 1996, L.P.(6)..................       --       6,014         --         --         --
New Enterprise Associates VI
  Limited Partnership(6)....................       --   1,654,135         --         --         --
Timothy J. Rink, M.D., Sc.D.................  492,000      15,036         --         --         --
Sequana Therapeutics, Inc.(3)...............       --          --         --    600,000         --
Lubert Stryer, M.D..........................   60,000      45,112         --         --         --

---------------

(1) Certain of these entities are parties to a voting agreement. See "Management." The Purchasers of these securities are entitled to registration rights after this offering. See "Description of Capital Stock -- Registration Rights."

(2) Dr. Stephen W. Bunting, a Director of the Company from March 1996 until February 1997, is a director of Abingworth Management Limited, the investment adviser to Abingworth Bioventures SICAV.

(3) Kevin J. Kinsella, a director of the Company and its Chairman of the Board and Acting Chief Executive Officer until March 1996, was a general partner of Avalon Medical Partners L.P. and Avalon Bioventures II L.P. until such partnerships dissolved in February 1997. Mr. Kinsella is also the President, Chief Executive Officer and a director of Sequana Therapeutics, Inc. ("Sequana").

(4) Dr. James C. Blair, a director of the Company, is a general partner of Domain Associates, a venture capital investment firm. Domain Associates manages Domain Partners III, L.P. and DP III Associates, L.P. and is the U.S. venture capital advisor to Biotechnology Investments Limited.

(5) Timothy J. Wollaeger, a director of the Company, is the general partner of Kingsbury Capital Partners, L.P. II.

(6) Dr. Hugh Y. Rienhoff, Jr., a director of the Company, was a partner of New Enterprise Associates Development Corporation at the time of the transactions listed above. New Enterprise Associates Development Corporation manages NEA Ventures 1996, L.P. and New Enterprise Associates VI Limited Partnership.

     In connection with Sequana's purchase of Series C Preferred Stock, the Company and Sequana entered into a Research Agreement dated April 2, 1996. See "Business -- Corporate Collaborations." As noted above, Kevin J. Kinsella, a director of the Company and its Chairman of the Board and Acting Chief Executive Officer until February 1996, is the President and Chief Executive Officer of Sequana.

     The Company has employment agreements with Timothy J. Rink, its Chief Executive Officer and President, and J. Gordon Foulkes, its Chief Technical Officer. See "Management -- Employment Agreements and Severance Arrangements."

     In October 1996, the Company loaned $150,000 to J. Gordon Foulkes, the Company's Chief Technical Officer and a director of the Company, to assist with the purchase of a residence in connection with Dr. Foulkes' relocation to San Diego, California from Long Island, New York. The loan is interest-free and is secured by a second deed of trust on the property purchased in part by such funds. Such loan is payable on the earlier of one year following termination of employment or four years following the loan date. So long as Dr. Foulkes is then employed with the Company, he will receive a bonus in the amount of $150,000 from the Company upon such four-year anniversary. See "Management."

     The Company has granted options to certain of its directors and executive officers. The Company has also entered into an Indemnification Agreement with each of its directors and executive officers.

     The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions between the Company and its officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the disinterested directors, and will continue to be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of March 31, 1997, and as adjusted to reflect the sale of the shares of Common Stock offered hereby, by
(i) the Company's Chief Executive Officer, (ii) each of the Company's directors,
(iii) each holder of more than 5% of the Company's Common Stock and (iv) all current directors and executive officers as a group.



                                                                           PERCENTAGE OF SHARES
                                                                          BENEFICIALLY OWNED (1)
                                                         SHARES      --------------------------------
             5% STOCKHOLDERS, DIRECTORS               BENEFICIALLY       BEFORE            AFTER
            AND NAMED EXECUTIVE OFFICERS                OWNED(1)        OFFERING          OFFERING
----------------------------------------------------- ------------   ---------------   --------------
Abingworth Bioventures SICAV.........................   2,105,262          16.4%            13.2%
  c/o Sanne & Cie
  Boite Postale 566
  L-2015 Luxemberg
Biotechnology Investments Limited....................   1,142,856           8.9%             7.2%
  St. Peter Port House
  Saus Marez Street
  St. Peter Port, Guernsey
  GY1 3PH
Entities affiliated with Domain Partners III,
  L.P.(2)............................................   1,715,284          13.3%            10.8%
  One Palmer Square, Suite 515
  Princeton, NJ 08542
Entities affiliated with New Enterprise Associates
  Development Corporation(3).........................   1,660,149          12.9%            10.4%
  1119 St. Paul Street
  Baltimore, MD 21202
Timothy J. Rink, M.A., M.D., Sc.D.(4)................     491,036           3.8%             3.1%
J. Gordon Foulkes, Ph.D..............................     208,000           1.6%             1.3%
James C. Blair, Ph.D.(5).............................   1,715,284          13.3%            10.8%
Kevin J. Kinsella(6).................................     779,221           6.1%             4.9%
Hugh Y. Rienhoff, Jr., M.D.(7).......................   2,109,268          16.4%            13.3%
Lubert Stryer, M.D.(8)...............................     106,111             *                *
Timothy J. Wollaeger(9)..............................     602,502           4.7%             3.8%
All directors and executive officers as a group (9
  persons)...........................................   6,106,622          47.5%            38.4%


---------------

*   Represents beneficial ownership of less than 1%.


(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 12,849,950 shares of Common Stock outstanding as of March 31, 1997 and 15,895,240 shares of Common Stock outstanding after completion of this offering (in each case after giving effect to the four-for-five reverse split of the Common Stock effected on April 25, 1997 and the conversion of all outstanding shares of Preferred Stock into Common Stock upon the completion of this offering).


(2) Represents 57,324 shares held by DP III Associates, L.P. ("DP III") and 1,656,961 shares held by Domain Partners III., L.P. ("Domain III"). One Palmer Square Associates III, L.P. is the general partner of DP III and Domain III.

(3) Represents 1,654,135 shares held by New Enterprise Associates VI Limited Partnership and 6,014 shares held by NEA Ventures 1996, L.P. New Enterprise Associates Development

    Corporation manages New Enterprise Associates VI Limited Partnership and NEA Ventures 1996, L.P.

(4) Includes 222,000 shares held by Dr. Rink's spouse, Norma J. Rink, as her separate property. Also includes 32,000 shares held by Dr. Rink as custodian for two of his minor children. Dr. Rink disclaims beneficial ownership of all of such shares.


(5) Represents 57,324 shares held by DP III and 1,656,961 shares held by Domain
    III. Dr. Blair is a general partner of One Palmer Square Associates III, L.P., the general partner of DP III and Domain III. Dr. Blair disclaims beneficial ownership of such shares except to the extent of his partnership interest therein. Also includes 999 shares subject to stock options granted to Dr. Blair which are exercisable within 60 days of the date of this Prospectus.



(6) Includes 600,000 shares held by Sequana Therapeutics, Inc., of which Mr. Kinsella is the President and Chief Executive Officer and a member of the board of directors. Mr. Kinsella disclaims beneficial ownership of such shares. Also includes 999 shares subject to stock options granted to Mr. Kinsella which are exercisable within 60 days of the date of this Prospectus.



(7) Includes 2,105,262 shares held by Abingworth Bioventures SICAV. Dr. Rienhoff is a director of Abingworth Management Limited, the investment adviser to Abingworth Bioventures SICAV. Dr. Rienhoff disclaims beneficial ownership of such shares except to the extent of his partnership interest therein. Also includes 999 shares subject to stock options granted to Dr. Rienhoff which are exercisable within 60 days of the date of this Prospectus.



(8) Includes 22,556 shares held by Dr. Stryer's spouse, Andrea S. Stryer. Also includes 999 shares subject to stock options granted to Dr. Stryer which are exercisable within 60 days of the date of this Prospectus.



(9) Includes 601,503 shares held by Kingsbury Capital Partners, L.P. II ("Kingsbury"). Mr. Wollaeger is the general partner of Kingsbury. Mr. Wollaeger disclaims beneficial ownership of such shares except to the extent of his partnership interest therein. Also includes 999 shares subject to stock options granted to Mr. Wollaeger which are exercisable within 60 days of the date of this Prospectus.


                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, $.001 par value, and, effective upon the closing of this offering, 7,500,000 shares of Preferred Stock, $.001 par value.

COMMON STOCK


     As of March 31, 1997, there were 12,849,950 shares of Common Stock outstanding, after giving effect to the conversion of all outstanding shares of Preferred Stock into 9,915,975 shares of Common Stock.


     The holders of Common Stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to preferences that may be applicable to any outstanding shares of Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive, conversion, subscription or other rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK


     Upon the closing of this offering, all outstanding shares of Preferred Stock will be converted into 9,915,975 shares of Common Stock. See Notes 6 and 11 of Notes to Financial Statements for a description of the currently outstanding Preferred Stock. Following the conversion, the Company's Restated Certificate of Incorporation will be amended and restated to delete all references to such shares of Preferred Stock. Under the Certificate of Incorporation, as amended and restated upon the closing of this offering (the "Restated Certificate"), the Board has the authority, without further action by stockholders, to issue up to 7,500,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon such Preferred Stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the Common Stock. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and reduce the likelihood that such holders will receive dividend payments and payments upon liquidation. Such issuance could have the effect of decreasing the market price of the Common Stock. The issuance of Preferred Stock could have the effect of delaying, deterring or preventing a change in control of the Company. The Company has no present plans to issue any shares of Preferred Stock.


REGISTRATION RIGHTS


     After this offering, the holders of 9,915,975 shares of Common Stock will be entitled to certain rights with respect to the registration of such shares under the Securities Act, pursuant to that certain Amended and Restated Investor Rights Agreement dated December 27, 1996 (the "Investors' Rights Agreement"). Under the terms of the Investors' Rights Agreement, if the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders exercising registration rights, such holders are entitled to notice of such registration and are entitled, subject to certain limitations, to include shares therein. Commencing with the date that is one year after this offering, the holders may also require the Company to file a registration statement under the Securities Act with respect to their shares, and the Company is required to use its best efforts to effect to such registration. Furthermore, the holders may require the Company to register their shares on Form S-3 when such form becomes available to the Company. Generally, the Company is required to bear all registration and selling expenses incurred in connection with any such registrations. These rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration. Such registration rights terminate on the seventh anniversary of the effective date of the Offering.


DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

     The Company is governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. The existence of this provision would be expected to have anti-takeover effects with respect to transactions not approved in advance by the Board of Directors, such as discouraging takeover attempts that might result in a premium over the market price of the Common Stock.

     The Company's Restated Certificate provides that any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing. In addition, special meetings of the stockholders of the Company may be called only by the Chairman of the Board, the President of the Company, by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors, or by the holders of 10% of the outstanding voting stock of the Company. The Company's Restated Certificate also specifies that the authorized number of directors may be changed only by resolution of the Board of Directors. These and other provisions contained in the Restated Certificate and the Company's Amended and Restated Bylaws could delay or make more difficult certain types of transactions involving an actual or potential change in control of the Company or its management (including transactions in which stockholders might otherwise receive a premium for their shares over then current prices) and may limit the ability of stockholders to remove current management of the Company or approve transactions that stockholders may deem to be in their best interests and, therefore, could adversely affect the price of the Company's Common Stock.


TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Company's Common Stock is Harris Trust Company of California.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to the Offering, there has been no public market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after the Offering because of certain contractual and legal restrictions on resale described below, sales of substantial amounts of Common Stock of the Company in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.


     Upon completion of the Offering, the Company will have 15,895,240 shares of Common Stock outstanding, assuming no exercise of currently outstanding options, but including warrants to purchase an aggregate of 45,290 shares of Common Stock to be exercised upon the closing of this offering. Of these shares, the 3,000,000 shares sold in this offering (plus any additional shares sold upon exercise of the Underwriters' over-allotment option) will be freely transferable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), unless they are held by "affiliates" of the Company as that term is used under the Securities Act and the regulations promulgated thereunder ("Affiliates"). Approximately 10,826,367 shares of Common Stock will be fully vested and eligible for sale under Securities Act Rules 144 and 701 on the ninety-first day after the effectiveness of this offering. Stockholders of the Company holding an aggregate of 10,762,778 of these 10,826,367 shares have agreed pursuant to lock-up agreements with the Underwriters, subject to certain limited exceptions, not to sell or otherwise dispose of any of the shares held by them for a period of 180 days after the effective date of this offering without the prior written consent of Alex. Brown & Sons Incorporated. At the end of such 180-day period, an additional 217,722 shares of Common Stock (plus approximately 15,985 shares issuable upon exercise of vested options) will be eligible for immediate resale, subject to compliance with Rule 144 and Rule 701. The remainder of the approximately 1,849,725 shares of Common Stock held by existing stockholders will become eligible for sale at various times over a period of two years and could be sold earlier if the holders exercise any available registration rights. The holders of 9,915,977 shares of Common Stock have the right in certain circumstances to require the Company to register their shares under the Securities Act for resale to the public beginning one year from the effective date of this offering. If such holders, by exercising their demand registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have an adverse effect on the market price for the Company's Common Stock. If the Company were required to include in a Company-initiated registration shares held by such holders pursuant to the exercise of their piggyback registration rights, such sales may have an adverse effect on the Company's ability to raise needed capital. In addition, the Company expects to file a registration statement on Form S-8 registering a total of approximately 2,170,168 shares of Common Stock subject to outstanding stock options or reserved for issuance under the Company's stock option plans. Such registration statement is expected to be filed and to become effective as soon as practicable after the effective date of this offering. Shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to Affiliates, be available for sale in the open market, unless such shares are subject to vesting restrictions with the Company or the lock-up agreements described above.

     In general, under Rule 144 as in effect on the date of this Prospectus, beginning 90 days after the effective date of the Offering, an Affiliate of the Company, or a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares (as defined under Rule 144) for at least one year is entitled to sell within any three-month period a number of shares that does not exceed greater of (i) one percent of the then outstanding shares of the Company's Common Stock or (ii) the average weekly trading volume of the Company's Common Stock in the Nasdaq National Market during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Commission. Sales pursuant to Rule 144 are subject to certain requirements relating to the manner of sale, notice, and the availability of current public information about the Company. A person (or persons whose shares are aggregated) who was not an Affiliate of the Company at any time during the 90 days immediately preceding the sale and who has beneficially owned Restricted Shares for at least two years is entitled to sell such shares under Rule 144(k) without regard to the limitations described above.

     An employee, officer or director of or consultant to the Company who purchased or was awarded shares or options to purchase shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701 under the Securities Act, which permits Affiliates and non-Affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after the date of this Prospectus. In addition, non-Affiliates may sell Rule 701 shares without complying with the public information, volume and notice provisions of Rule 144.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the "Underwriters"), through their Representatives, Alex. Brown & Sons Incorporated, Hambrecht & Quist LLC and Robertson, Stephens & Company LLC, have severally agreed to purchase from the Company the following respective numbers of shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:

                                                                                   NUMBER OF
                                       UNDERWRITER                                  SHARES
                                                                                   ---------
Alex. Brown & Sons Incorporated.................................................
Hambrecht & Quist LLC...........................................................
Robertson, Stephens & Company LLC...............................................

                                                                                   ---------
          Total.................................................................   3,000,000
                                                                                   =========

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all the shares of the Common Stock offered hereby if any of such shares are purchased.

     The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain
dealers at such price less a concession not in excess of $          per share.
The Underwriters may allow, and such dealers may reallow, a concession not in
excess of $          per share to certain other dealers. After the initial
public offering, the offering price and other selling terms may be changed by the Representatives of the Underwriters.

     The Company has granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 450,000 additional shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it in the above table bears to 3,000,000, and the Company will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 3,000,000 shares are being offered.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     Stockholders of the Company, holding in the aggregate 10,681,219 shares of Common Stock, have agreed not to offer, sell, contract to sell or otherwise dispose of (or enter into any transaction which is designed to, or could be expected to, result in the disposition of any portion of) any Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Alex. Brown & Sons Incorporated. The Company has entered into a similar agreement, except that it may issue, and grant options to purchase, shares of Common Stock under its 1996 Stock Plan, Employee Stock Purchase Plan and Non-Employee Directors' Stock Option Plan and pursuant to currently outstanding warrants. See "Shares Eligible for Future Sale."

     In May 1996, Hambrecht & Quist Group, an entity affiliated with Hambrecht & Quist LLC, purchased 222,221 shares of the Company's Series B Preferred Stock for a purchase price of $2.25 per share, or an aggregate of $500,000. Such shares will convert into 222,221 shares of Common Stock upon the closing of this offering.

     The Representatives have advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

     Prior to this offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock will be determined by negotiation among the Company and the Representatives. The factors to be considered in such negotiations include prevailing market conditions, the results of operations of the Company in recent periods, the market capitalizations and stages of development of other companies which the Company and the Representatives believe to be comparable to the Company, estimates of the business potential of the Company, the present stage of the Company's development and other factors deemed relevant.

     In order to facilitate the offering of the Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may over-allot in connection with the offering, creating a short position in the Common Stock for their own account. In addition, to cover over-allotments or to stabilize the price of the Common Stock, the Underwriters may bid for, and purchase, shares of the Common Stock in the open market. The Underwriters may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the Common Stock in the offering, if the Underwriters repurchase previously distributed Common Stock in transactions to cover their short positions, in stabilization transactions or otherwise. Finally, the Underwriters may bid for, and purchase, shares of the Common Stock in market making transactions and impose penalty bids. These activities may stabilize or maintain the market price of the Common Stock above market levels that may otherwise prevail. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Cooley Godward LLP, San Diego, California. As of the date of this Prospectus, certain members and associates of Cooley Godward own an aggregate of 30,074 shares of Common Stock through an investment partnership. Certain legal matters will be passed upon for the Underwriters by Morrison & Foerster LLP, New York, New York.

                                    EXPERTS

     The financial statements of the Company as of December 31, 1995 and 1996 and for the period from May 8, 1995 (inception) through December 31, 1995 and for the year ended December 31, 1996 included in this Prospectus and elsewhere in the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The statements in this Prospectus under the captions "Risk
Factors -- Dependence on Patents and Proprietary Rights," "Business -- Patents and Proprietary Rights," and other references herein to intellectual property of the Company have been reviewed and approved by Fish & Richardson, PC, San Diego, California, patent counsel for the Company, as experts on such matters, and are included herein in reliance upon that review and approval.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act, with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus, which is a part of the Registration Statement, omits certain information, exhibits, schedules and undertakings set forth in the Registration Statement. For further information pertaining to the Company and the Common Stock offered hereby, reference is made to such Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents or provisions of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of all or any part of the Registration Statement may be obtained from such offices upon the payment of the fees prescribed by the Commission. In addition, registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's web site on the Internet's World Wide Web, located at http://www.sec.gov. The Registration Statement, including all exhibits thereto and amendments thereof, has been filed with the Commission through EDGAR.

                         AURORA BIOSCIENCES CORPORATION
                         INDEX TO FINANCIAL STATEMENTS


                                                                                        PAGE
                                                                                        ----
Report of Ernst & Young LLP, Independent Auditors.....................................   F-2
Balance Sheets as of December 31, 1995 and 1996 and March 31, 1997 (unaudited)........   F-3
Statements of Operations for the period from May 8, 1995 (inception) to December 31,
  1995, the year ended December 31, 1996, and the three month periods ended March 31,
  1996 and 1997 (unaudited)...........................................................   F-4
Statements of Stockholders' Equity for the period from May 8, 1995 (inception) to
  December 31, 1995, the year ended December 31, 1996 and the three month period ended
  March 31, 1997 (unaudited)..........................................................   F-5
Statements of Cash Flows for the period from May 8, 1995 (inception) to December 31,
  1995, the year ended December 31, 1996 and the three month periods ended March 31,
  1996 and 1997 (unaudited)...........................................................   F-6
Notes to Financial Statements.........................................................   F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Aurora Biosciences Corporation

     We have audited the accompanying balance sheets of Aurora Biosciences Corporation as of December 31, 1995 and 1996, and the related statements of operations, stockholders' equity, and cash flows for the period from May 8, 1995 (inception) to December 31, 1995 and for the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aurora Biosciences Corporation at December 31, 1995 and 1996, and the results of its operations and its cash flows for the period from May 8, 1995 (inception) to December 31, 1995 and for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

San Diego, California

April 7, 1997,

except as to Note 11, as to which the date is

April 25, 1997

                         AURORA BIOSCIENCES CORPORATION

                                 BALANCE SHEETS

                                     ASSETS


                                                     DECEMBER 31,                            PRO FORMA
                                                -----------------------    MARCH 31,    STOCKHOLDERS' EQUITY
                                                  1995         1996          1997        AT MARCH 31, 1997
                                                ---------   -----------   -----------   --------------------
                                                                          (UNAUDITED)       (UNAUDITED)
Current assets:
  Cash and cash equivalents...................  $  11,119   $ 3,914,038   $ 4,500,743
  Investment securities, available-for-sale            --     9,252,870     9,137,891
  Accounts receivable under collaborative
     agreements...............................         --     1,116,523       150,000
  Notes receivable from officers and
     employees................................     69,798            --            --
  Prepaid expenses............................     18,333       228,029       358,131
  Other current assets........................         --       169,175       450,437
                                                ---------   -----------   -----------
          Total current assets................     99,250    14,680,635    14,597,202
Equipment, furniture and leaseholds, net......      9,110     1,901,515     2,792,643
Notes receivable from officers and
  employees...................................         --       200,000       260,000
Other assets..................................      6,440       732,374       693,903
                                                ---------   -----------   -----------
                                                $ 114,800   $17,514,524   $18,343,748
                                                =========   ===========   ===========


                                    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable............................  $  41,589   $   299,819   $   540,850
  Accrued compensation........................      9,938       319,770       152,140
  Notes payable...............................    475,000            --            --
  Unearned revenue                                     --       250,000     1,105,000
  Capital lease obligations, current
     portion..................................         --       350,247       472,190
                                                ---------   -----------   -----------
          Total current liabilities...........    526,527     1,219,836     2,270,180
Capital lease obligations, less current
  portion.....................................         --     1,110,897     1,388,912
Commitments
Stockholders' equity:
  Convertible preferred stock, $.001 par
     value, 25,000,000 shares authorized, no
     shares issued and outstanding at December
     31, 1995 and 9,915,975 shares issued and
     outstanding at December 31, 1996 and
     March 31, 1997 (7,500,000 shares
     authorized and no shares issued and
     outstanding pro forma); aggregate
     liquidation preference of $18,679,128 at
     December 31, 1996 and March 31, 1997.....         --         9,916         9,916       $         --
  Common stock, $.001 par value, 50,000,000
     shares authorized, 80, 2,865,160 and
     2,933,975 shares issued and outstanding
     at December 31, 1995, 1996 and March 31,
     1997, respectively (12,849,950 shares pro
     forma)...................................         --         2,865         2,934             12,850
  Additional paid-in capital..................         --    18,887,790    22,335,939         22,335,939
  Deferred compensation.......................         --      (371,573)   (3,477,298)        (3,477,298)
  Accumulated deficit.........................   (411,727)   (3,345,207)   (4,186,835)        (4,186,835)
                                                ---------   -----------   -----------        -----------
          Total stockholders' equity..........   (411,727)   15,183,791    14,684,656       $ 14,684,656
                                                ---------   -----------   -----------        ===========
                                                $ 114,800   $17,514,524   $18,343,748
                                                =========   ===========   ===========


                            See accompanying notes.

                         AURORA BIOSCIENCES CORPORATION

                            STATEMENTS OF OPERATIONS


                                    PERIOD FROM
                                    MAY 8, 1995       YEAR ENDED       THREE MONTHS ENDED MARCH
                                   (INCEPTION) TO      DECEMBER                  31,
                                    DECEMBER 31,          31,         --------------------------
                                        1995             1996            1996           1997
                                   --------------     -----------     ----------     -----------
                                                                             (UNAUDITED)
Revenue (Note 9):
  UHTS system development........    $       --       $ 2,116,523     $       --     $   650,000
  Screening services.............            --           100,000             --         405,000
  License fees...................            --                --             --         487,500
                                     ----------       -----------     ----------     -----------
          Total revenue..........            --         2,216,523             --       1,542,500
Operating expenses:
  Cost of UTHS system
     development.................            --                --             --         687,612
  Cost of screening services.....            --                --             --         287,440
  Research and development.......       365,548         4,395,914        405,138         910,829
  General and administrative.....        46,179         1,275,032        137,246         642,168
                                     ----------       -----------     ----------     -----------
          Total operating
            expenses.............       411,727         5,670,946        542,384       2,528,049
                                     ----------       -----------     ----------     -----------
Loss from operations.............      (411,727)       (3,454,423)      (542,384)       (985,549)
Interest income..................            --           580,382         43,173         203,183
Interest expense.................            --           (59,439)             -         (59,262)
                                     ----------       -----------     ----------     -----------
Net loss.........................    $ (411,727)      $(2,933,480)    $ (499,211)    $  (841,628)
                                     ==========       ===========     ==========     ===========
Pro forma net loss per share.....    $    (0.15)      $     (0.26)    $    (0.09)    $     (0.06)
                                     ==========       ===========     ==========     ===========
Shares used in computing pro
  forma net loss per share.......     2,759,485        11,139,402      5,837,373      13,398,643
                                     ==========       ===========     ==========     ===========


                            See accompanying notes.

                         AURORA BIOSCIENCES CORPORATION

                       STATEMENTS OF STOCKHOLDERS' EQUITY


                                  CONVERTIBLE
                                PREFERRED STOCK        COMMON STOCK      ADDITIONAL                                     TOTAL
                               ------------------   ------------------     PAID-IN       DEFERRED     ACCUMULATED   STOCKHOLDERS'
                                SHARES     AMOUNT    SHARES     AMOUNT     CAPITAL     COMPENSATION     DEFICIT        EQUITY
                               ---------   ------   ---------   ------   -----------   ------------   -----------   -------------
Issuance of common stock.....         --   $  --           80   $  --    $        --   $        --    $        --    $        --
Net loss.....................         --      --           --      --             --            --       (411,727)      (411,727)
                               ---------   ------   ---------   ------   -----------   -----------    -----------    -----------
  Balance at December 31,
    1995.....................         --      --           80      --             --            --       (411,727)      (411,727)
Issuance of Series A
  preferred stock, net.......  7,634,895   7,635           --      --     12,617,058            --             --     12,624,693
Issuance of Series A
  preferred stock for
  cancellation of notes
  payable....................    556,387     556           --      --        924,441            --             --        924,997
Issuance of Series B
  preferred stock, net.......    666,665     667           --      --      1,494,889            --             --      1,495,556
Issuance of Series C
  preferred stock, net.......    600,000     600           --      --      1,496,800            --             --      1,497,400
Issuance of Series D
  preferred stock, net.......    458,028     458           --      --      2,054,943            --             --      2,055,401
Issuance of common stock,
  net........................         --      --    2,677,077   2,677         90,847            --             --         93,524
Issuance of common stock for
  acquired technology........         --      --      188,000     188         63,312            --             --         63,500
Deferred compensation related
  to stock and stock
  options....................         --      --           --      --        145,500      (373,742)            --       (228,242)
Amortization of deferred
  compensation...............         --      --           --      --             --         2,169             --          2,169
Net loss.....................         --      --           --      --             --            --     (2,933,480)    (2,933,480)
                               ---------   ------   ---------   ------   -----------   -----------    -----------    -----------
  Balance at December 31,
    1996.....................  9,915,975   9,916    2,865,157   2,865     18,887,790      (371,573)    (3,345,207)    15,183,791
Costs incurred in connection
  with issuance of Series D
  preferred stock
  (unaudited)................         --      --           --      --        (36,528)           --             --        (36,528)
Issuance of common stock, net
  (unaudited)................         --      --       68,818      69         44,273            --             --         44,342
Deferred compensation related
  to stock and stock options
  (unaudited)................         --      --           --      --      3,440,404    (3,212,162)            --        228,242
Amortization of deferred
  compensation (unaudited)...         --      --           --      --             --       106,437             --        106,437
Net loss (unaudited).........         --      --           --      --             --            --       (841,628)      (841,628)
                               ---------   ------   ---------   ------   -----------   -----------    -----------    -----------
  Balance at March 31, 1997
    (unaudited)..............  9,915,975   $9,916   2,933,975   $2,934   $22,335,939   $(3,477,298)   $(4,186,835)   $14,684,656
                               =========   ======   =========   ======   ===========   ===========    ===========    ===========


                            See accompanying notes.

                         AURORA BIOSCIENCES CORPORATION

                            STATEMENTS OF CASH FLOWS


                                                    PERIOD FROM                          THREE MONTHS ENDED MARCH
                                                    MAY 8, 1995                                     31,
                                                  (INCEPTION) TO        YEAR ENDED       -------------------------
                                                 DECEMBER 31, 1995   DECEMBER 31, 1996      1996          1997
                                                 -----------------   -----------------   -----------   -----------
                                                                                                (UNAUDITED)
OPERATING ACTIVITIES:
Net loss.......................................      $(411,727)         $(2,933,480)     $  (499,211)  $  (841,628)
Adjustments to reconcile net loss to net cash
  (used in) provided by operating activities:
  Depreciation and amortization................          1,822              156,861            1,098       152,449
  Forgiveness of notes receivable from officers
    and employees..............................             --               93,129               --            --
  Issuance of common stock in exchange for
    acquired technology........................             --               63,500               --            --
  Amortization of deferred compensation........             --                2,169               --       106,437
  Changes in operating assets and liabilities:
    Accounts receivable under collaborative
      agreements...............................             --           (1,116,523)              --       966,523
    Prepaid expenses and other current
      assets...................................        (18,333)            (378,871)        (127,084)     (411,364)
Accounts payable and accrued compensation......         51,527              339,820           70,953       301,643
Unearned revenue...............................             --              250,000               --       855,000
                                                     ---------          -----------      -----------   -----------
Net cash (used in) provided by operating
  activities...................................       (376,711)          (3,523,395)        (554,244)    1,129,060
                                                     ---------          -----------      -----------   -----------
INVESTING ACTIVITIES:
Purchases of investment securities.............             --          (12,147,818)      (6,642,110)   (1,485,021)
Sales and maturities of investment
  securities...................................             --            2,894,948               --     1,600,000
Purchases of equipment, furniture and
  leaseholds...................................        (10,932)            (458,657)        (102,741)     (537,431)
Notes receivable from officers and employees...        (69,798)            (223,331)         (23,331)      (60,000)
Other assets...................................         (6,440)            (725,934)         (72,209)       38,399
                                                     ---------          -----------      -----------   -----------
Net cash used in investing activities..........        (87,170)         (10,660,792)      (6,840,391)     (444,053)
                                                     ---------          -----------      -----------   -----------
FINANCING ACTIVITIES:
Issuance (cost) of convertible preferred stock,
  net..........................................             --           17,673,050       12,624,694       (36,528)
Issuance of common stock, net of repurchases...             --               93,524            2,509        44,342
Issuance of notes payable......................        475,000              449,997          449,997            --
Principal payments on capital lease
  obligations..................................             --             (129,465)              --      (106,116)
                                                     ---------          -----------      -----------   -----------
Net cash provided by (used in) financing
  activities...................................        475,000           18,087,106       13,077,200       (98,302)
                                                     ---------          -----------      -----------   -----------
Net increase in cash and cash equivalents......         11,119            3,902,919        5,682,565       586,705
Cash and cash equivalents at beginning of
  period.......................................             --               11,119           11,119     3,914,038
                                                     ---------          -----------      -----------   -----------
Cash and cash equivalents at end of period.....      $  11,119          $ 3,914,038      $ 5,693,684   $ 4,500,743
                                                     =========          ===========      ===========   ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
Interest paid..................................      $      --          $    59,439      $        --   $    59,262
                                                     =========          ===========      ===========   ===========
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND
  FINANCING ACTIVITIES:
Equipment acquired under capital leases........      $      --          $ 1,590,609      $        --   $   506,074
                                                     =========          ===========      ===========   ===========
Conversion of notes payable to convertible
  preferred stock..............................      $      --          $   924,997      $   924,997   $        --
                                                     =========          ===========      ===========   ===========


                            See accompanying notes.

                         AURORA BIOSCIENCES CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
 (INFORMATION SUBSEQUENT TO DECEMBER 31, 1996 AND PERTAINING TO MARCH 31, 1997
                                    AND THE
        THREE-MONTH PERIODS ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)

 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Business Activity

     Aurora Biosciences Corporation (the "Company" or "Aurora") was incorporated in California on May 8, 1995 and subsequently re-incorporated in Delaware on January 22, 1996. The Company designs and develops proprietary drug discovery systems, services and technologies to accelerate and enhance the discovery of new medicines. Aurora is developing an integrated technology platform comprised of a portfolio of proprietary fluorescent assay technologies and an ultra-high throughput screening ("UHTS") system designed to allow assay miniaturization and to overcome many of the limitations associated with the traditional drug discovery process. This integrated technology platform will support functional genomics in mammalian cells, facile assay development and extremely rapid screening of molecular targets to identify lead compounds with novel therapeutic potential.

  Interim Financial Information (Unaudited)

     The financial statements at March 31, 1997 and for the three-month periods ended March 31, 1996 and 1997 are unaudited, but include all adjustments (consisting only of normal recurring adjustments) which management considers necessary for a fair statement of the financial position at such dates and the operating results and cash flows for those periods. Results for interim periods are not necessarily indicative of results for the entire year or any future periods.

  Cash, Cash Equivalents and Investment Securities

     The Company considers all highly-liquid investments with maturities of three months or less from the date of purchase to be cash equivalents. Management determines the appropriate classification of its cash equivalents and investment securities at the time of purchase and re-evaluates such determination as of each balance sheet date. Management has classified the Company's cash equivalents and investment securities as available-for-sale securities in the accompanying financial statements. Available-for-sale securities are carried at fair value, with unrealized gains and losses reported in a separate component of stockholders' equity. The cost of debt securities classified as available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion, as well as interest and dividends, are included in interest income. Realized gains and losses are also included in interest income. The cost of securities sold is based on the specific identification method.

     The Company invests its excess cash in U.S. Government and agency securities and debt instruments of financial institutions and corporations with strong credit ratings. The Company has established guidelines regarding diversification of its investments and their maturities which should maintain safety and liquidity.

  Equipment, Furniture and Leaseholds

     Equipment, including capitalized leased equipment, furniture and leaseholds is stated at cost less accumulated depreciation and amortization. Depreciation and amortization is calculated using the straight-line method over the shorter of the estimated useful lives of the respective assets (generally three to five years) or the term of the applicable lease.

                         AURORA BIOSCIENCES CORPORATION



                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


  Revenue Recognition


     Revenue under collaborative agreements typically consists of non-refundable up-front fees, ongoing research and co-development payments, and milestone, royalty and other contingent payments. Revenue from non-refundable up-front fees is recognized upon signing of the agreement. Revenue from ongoing research and co-development payments is recognized ratably over the term of the agreement, and the Company believes such payments will approximate the research and development expense being incurred associated with the agreement. Revenue from milestone, royalty and other contingent payments will be recognized as earned.


     Revenue from screen development and screening and other services is recognized as earned. Advance payments received under any agreements in excess of amounts earned are classified as unearned revenue. Revenue under cost reimbursement contracts is recognized as the related costs are incurred. Substantially all of the revenue recorded to date has been derived from agreements with two collaborators (Note 9).

  Research and Development Expense

     All research and development costs are expensed in the period incurred.

  Pro Forma Net Loss Per Share

     Pro forma net loss per share is computed using the weighted average number of common shares outstanding during the period. Pursuant to certain requirements of the Securities and Exchange Commission, ("SEC"), common and common equivalent shares issued by the Company during the twelve months immediately preceding the initial filing of the Company's Registration Statement, including common and common equivalent shares issued after December 31, 1996, have been included in the calculation of the shares used in computing pro forma net loss per share as if these shares were outstanding for all periods presented, using the treasury stock method and assumed public offering price of $10 per share. In addition, the calculation of the shares used in computing pro forma net loss per share includes convertible preferred stock not included above that will automatically convert into common stock upon completion of an initial public offering, as if they were converted into common stock as of the original date of issuance.

  Accounting Standard on Impairment of Long-Lived Assets

     Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," regarding the impairment of long-lived assets, identifiable intangibles and goodwill related to those assets when there are indications that the carrying values of those assets may not be recoverable. The adoption of this standard had no impact on the Company's financial position.

  Accounting Standard on Earnings per Share


     In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share," which is required to be adopted on December 31, 1997. At that time, the Company will be required to change the method currently used to compute loss per share and to restate all prior periods. Under the new requirements for calculating primary earnings per share, the anti-dilutive effect of stock options will be excluded. The impact is not expected to be material.

                         AURORA BIOSCIENCES CORPORATION



                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 2. CASH EQUIVALENTS AND INVESTMENT SECURITIES

     A summary of the estimated fair value of cash equivalents and investment securities is shown below:


                                                          DECEMBER
                                                             31,          MARCH 31,
                                                            1996            1997
                                                         -----------     -----------
        Money market funds.............................  $ 3,141,747     $ 2,707,137
        U.S. government securities.....................    3,738,755       3,146,731
        U.S. corporate securities......................    5,012,834       6,190,810
        Other debt securities..........................    1,000,241       1,500,343
                                                         -----------     -----------
             Total debt securities.....................   12,893,577      13,545,021
        Less amounts classified as cash equivalents....   (3,640,707)     (4,407,130)
                                                         -----------     -----------
                  Total investment securities..........  $ 9,252,870     $ 9,137,891
                                                         ===========     ===========


     The estimated fair value of cash equivalents and investment securities approximates cost and no unrealized gains or losses were reported as of December 31, 1996 or March 31, 1997. Realized gains or losses on sales of available-for-sale securities in 1996 were not significant. There were no realized gains or losses in the period from May 8, 1995 (inception) to December 31, 1995 or the three month period ended March 31, 1997. The estimated fair value of available-for-sale debt securities as of December 31, 1996 by contractual maturity is as follows: $9.7 million due within one year and $3.2 million due in one to two years.

 3. NOTES RECEIVABLE FROM OFFICERS AND EMPLOYEES


     Notes receivable from officers and employees generally consist of relocation and housing loans to assist in the relocation of new employees. These notes are generally secured by all shares of the Company's common stock owned by the individual or by a deed of trust on the individual's principal residence. During 1996, the notes outstanding at December 31, 1995 were forgiven. Notes receivable as of December 31, 1996 and March 31, 1997 include an interest-free $150,000 loan to an officer and director of the Company which is secured by a deed of trust on the individual's principal residence.

                         AURORA BIOSCIENCES CORPORATION



                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


 4. EQUIPMENT, FURNITURE AND LEASEHOLDS

     Equipment, furniture and leaseholds consists of the following:

                                                         DECEMBER 31,          MARCH 31,
                                                    ----------------------     ----------
                                                     1995          1996           1997
                                                    -------     ----------     ----------
      Scientific equipment........................  $    --     $1,255,749     $1,957,593
      Office furniture, computers and equipment...   10,932        731,423      1,063,522
      Leasehold improvements......................       --         73,026         78,721
                                                    -------     ----------     ----------
                                                     10,932      2,060,198      3,099,836
      Less accumulated depreciation and
         amortization.............................   (1,822)      (158,683)      (307,193)
                                                    -------     ----------     ----------
                                                    $ 9,110     $1,901,515     $2,792,643
                                                    =======     ==========     ==========

     Equipment, furniture and leaseholds at December 31, 1996 and March 31, 1997 includes scientific equipment acquired under capital leases of $1,065,173 and $1,281,972, respectively, and office furniture, computers and equipment acquired under capital leases of $525,436 and $814,711, respectively. The amount of related amortization included in accumulated depreciation and amortization at December 31, 1996 and March 31, 1997 was $120,550 and $247,074, respectively.

 5. COMMITMENTS

  Consulting Agreements


     The Company has entered into various consulting agreements with its Scientific Advisors and others for aggregate minimum annual fees of approximately $215,000. The agreements generally provide for four or five-year terms and are cancelable by either party upon 60 or 90 days written notice. During the period from May 8, 1995 (inception) through December 31, 1995, the year ended December 31, 1996 and the three month period ended March 31, 1996 and 1997, the Company expensed approximately $95,000, $332,000, $158,000 and $67,000, respectively, of fees and expense reimbursements related to these agreements.


     In February 1996, in connection with the various consulting agreements, the Company issued 48,000 shares of common stock for $.001 per share, representing the fair value on the date of grant as determined by the Board of Directors, pursuant to restricted stock purchase agreements, excluding shares issued to founders and directors of the Company who also serve as consultants as the Scientific Advisors.

  Technology and Licensing Agreements


     The Company has entered into various strategic technology agreements with third parties regarding the development of instrumentation technology. These agreements contain varying terms and provisions which require the Company to make payments to the third parties. Pursuant to these agreements, the Company paid approximately $550,000 in 1996 and $179,000 during the three month period ended March 31, 1997 and is obligated to make future payments totaling approximately $1.2 million in 1997 and 1998 if all milestones are met.



     The Company has also entered into various license agreements with academic institutions regarding certain inventions and technologies. Most such agreements may be terminated by the Company with 60 days written notice without significant financial penalty. Pursuant to these agreements, the Company paid approximately $120,000 in 1996 and $24,000 during the three month period ended March 31, 1997 and is obligated to make future payments totaling approxi-

                         AURORA BIOSCIENCES CORPORATION



                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)



mately $830,000 over the next seven years. In addition, the Company is required to make royalty payments upon the sale of products incorporating inventions or technologies covered under these agreements.


  Leases

     The Company leases its facilities and certain equipment under operating lease agreements which expire at dates through September 2008. Lease payments are subject to future increases based upon increases in the Consumer Price Index, taxes and insurance. Rent expense totaled approximately $462,000 in the year ended December 31, 1996 and $17,000 and $214,000 for the three month periods ended March 31, 1996 and 1997, respectively.


     The Company leases certain equipment under a $4.5 million capital lease line which expires in December 1997. At December 31, 1996 and March 31, 1997, the Company had $1.9 million and $2.4 million, respectively, available under the capital lease line for future equipment acquisitions.



     Annual future minimum lease payments for operating and capital leases as of December 31, 1996, including payments required under operating leases entered into during 1997, are as follows:


                                                         OPERATING LEASES   CAPITAL LEASES
                                                         ----------------   --------------
        Years ended December 31,
        1997...........................................    $  1,059,040       $  542,652
        1998...........................................       2,001,947          542,652
        1999...........................................       1,969,414          548,469
        2000...........................................       1,377,325          237,413
        2001...........................................       1,418,645               --
        Thereafter.....................................      10,676,814               --
                                                            -----------      -----------
        Total minimum lease payments...................    $ 18,503,185        1,871,186
                                                            ===========
        Less amounts representing interest.............                         (410,042)
                                                                             -----------
        Present value of capital lease payments........                        1,461,144
        Less current portion...........................                         (350,247)
                                                                             -----------
        Capital lease obligations, noncurrent..........                       $1,110,897
                                                                             ===========


     In connection with a facility lease agreement entered into during April 1997, the Company is required to place a Letter of Credit restricting $1.25 million of its cash balance and the Company will be required to increase the restricted cash balance by an additional $1.25 million upon the occurrence of certain events. The Letter of Credit will be released over the next three to four years on a predetermined schedule.

                         AURORA BIOSCIENCES CORPORATION



                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


 6. STOCKHOLDERS' EQUITY

  Convertible Preferred Stock

     Convertible preferred stock issued and outstanding at December 31, 1996 and March 31, 1997 is as follows:


                                                      SHARES
                                                    ISSUED AND                    PREFERENCE IN
                                     AUTHORIZED     OUTSTANDING     PAR VALUE      LIQUIDATION
                                     ----------     -----------     ---------     --------------
    Series A.......................  10,500,000      8,191,282       $ 8,191       $ 13,618,006
    Series B.......................     833,332        666,665           667          1,499,996
    Series C.......................     800,000        600,000           600          1,500,000
    Series D.......................     572,536        458,028           458          2,061,126
                                                     ---------        ------        -----------
                                                     9,915,975       $ 9,916       $ 18,679,128
                                                     =========        ======        ===========


     The Company issued shares of Series A, B and C preferred stock at $1.66, $2.25 and $2.50 per share, respectively, pursuant to March 1996 preferred stock purchase agreements. The Company issued Series D preferred stock at $4.50 per share pursuant to a December 1996 preferred stock purchase agreement.

     The preferred stock is convertible into equal shares of common stock, subject to certain anti-dilution provisions, at any time at the option of the holder or automatically upon (i) the consent of not less than 67% of the preferred stockholders, or (ii) the closing of an underwritten public offering of common stock with gross proceeds of not less than $10,000,000 at not less than $7.50 per common share. The holder of each share of preferred stock is currently entitled to one vote for each share of common stock into which it would convert.


     Holders of Series A, B, C and D preferred stock are entitled to noncumulative annual dividends of $0.133, $0.18, $0.20 and $0.36 per share, respectively. These dividends are payable prior and in preference to any declaration or payment of any dividend or other distribution on common stock payable other than in common stock, when and if declared by the Board of Directors. The Company has never declared or paid dividends on its capital stock and does not intend to pay dividends in the foreseeable future.


     In March 1996, the Company issued 556,389 shares of Series A preferred stock in exchange for the cancellation of promissory notes payable totaling approximately $925,000 (see Note 10).

  Common Stock

     The majority of the outstanding shares of common stock have been issued to founders, directors and employees of, and consultants to, the Company. In connection with certain stock purchase agreements, the Company has the option to repurchase, at the original issuance price, the unvested shares in the event of termination of employment or engagement. Shares issued under these agreements generally vest over four years. At December 31, 1996 and March 31, 1997, 1,652,853 and 1,626,747 shares, respectively, of common stock were subject to repurchase by the Company.


     During 1996, the Company issued 188,000 shares of common stock in exchange for certain licenses and rights. Research and development expense of $63,500 was recorded related to such issuances, representing the fair value of such shares as determined by the Board of Directors on the date of grant.



     In December 1996, the Board of Directors committed to issue 71,072 shares of common stock under stock purchase or option agreements to employees of the Company on the date of grant. The

                         AURORA BIOSCIENCES CORPORATION



                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)



shares were priced at $0.38 per share, representing the fair value of such shares as determined by the Board of Directors on the date of grant. In connection with this commitment, the Company recorded deferred compensation of approximately $228,000. The Company is also obligated to issue 4,000 shares of common stock upon the completion of a milestone in connection with a license agreement.


  Warrants

     In May 1996, the Company issued warrants to purchase 54,320 shares of Series A preferred stock at $1.66 per share to a leasing company in connection with the execution of a $3.5 million capital lease agreement (Note 5). The warrants expire in May 2002, subject to certain extensions based on the utilization of the capital lease line. The warrants remain outstanding at December 31, 1996 and March 31, 1997.

  Deferred Compensation

     The Company records and amortizes over the related vesting periods deferred compensation representing the difference between the price per share of restricted stock issued or the exercise price of stock options granted and the deemed fair value (for SEC purposes) of the Company's common stock at the date of issuance or grant. Shares included in the computation of deferred compensation at December 31, 1996 include restricted stock issued or committed and stock options granted or committed from April 1996 through December 1996. Gross deferred compensation at December 31, 1996 and March 31, 1997 totaled $373,742 and $3,585,904, respectively, and related amortization expense totaled $2,169 and $106,437 in 1996 and 1997, respectively.


  Stock Option Plans; Stock Purchase Plan



     In January 1996, the Company adopted the 1996 Stock Plan (the "Stock Plan"), under which 800,000 shares of the Company's common stock were reserved for future issuance. During February 1997, the Board of Directors increased the number of shares reserved under the Plan to 2,000,000. The Company's stockholders approved this increase in April 1997. The Stock Plan provides for the grant of incentive stock options and stock appreciation rights to employees and nonstatutory stock options and stock purchase rights to employees, directors and consultants.



     All options and stock appreciation rights granted under the Stock Plan expire not later than ten years from the date of grant and vest and become fully exercisable after not more than five years of continued employment or engagement. Options generally vest either monthly over four years or with one-fourth of the shares vesting after one year and the remainder vesting ratably over the next three years. The exercise price of incentive stock options must be equal to at least the fair market value on the date of grant, and the exercise price of nonstatutory options may be no less than 85% of the fair market value on the date of grant.



     In February 1997, the Board of Directors adopted a Non-Employee Directors' Stock Option Plan (the "Directors' Plan"), under which 240,000 shares of the Company's Common Stock were reserved for future issuance. The Company's stockholders approved the adoption of the Directors' Plan in April 1997.



     All options granted under the Directors' Plan expire no later than ten years from the date of grant and vest and become fully exercisable after not more than four years of continued service. Options generally vest monthly over four years. The exercise price of each option must be equal to the fair market value on the date of grant.

                         AURORA BIOSCIENCES CORPORATION



                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)



     The following table summaries stock option activity under the Stock and Directors' Plans:



                                                                           WEIGHTED-
                                                          OPTIONS       AVERAGE EXERCISE
                                                        OUTSTANDING          PRICE
                                                        -----------     ----------------
          Granted.....................................      4,000            $ 0.09
                                                          -------
        Balance at December 31,1996...................      4,000            $ 0.09
          Granted.....................................    577,720            $ 1.28
          Cancelled...................................       (400)           $ 0.75
                                                          -------
        Balance at March 31, 1997 (unaudited).........    581,320            $ 1.28
                                                          =======



     At December 31, 1996 and March 31, 1997, options to purchase no shares and 1,668 shares, respectively, of common stock were exercisable. The weighted average exercise price of common stock exercisable was $1.50 per share at March 31, 1997. The weighted average remaining contractual life of the options outstanding at December 31, 1996 and March 31, 1997 was 9.5 years and 9.8 years, respectively.



     At December 31, 1996, the Company had committed to grant options to purchase 36,336 shares of common stock at an exercise price of $.38 per share, representing the fair value of such shares as determined by the Board of Directors on the date of grant.


     During 1996, the Company issued 393,960 shares of restricted common stock at prices ranging from $.09 to $.40 per share. Of the 393,960 shares issued, 353,960 shares were issued under the Plan and 52,800 shares were issued at prices below fair value on the date of issuance. The weighted average fair value of these issuances was $2.75 per share and the total fair value has been included in deferred compensation as of December 31, 1996.

     Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). In accordance with the provisions of SFAS 123, the Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related Interpretations in accounting for its employee stock options. Under APB 25, when the purchase price of restricted stock or the exercise price of the Company's employee stock options equals or exceeds the fair value of the underlying stock on the date of issuance or grant, no compensation expense is recognized.

     Pro forma information regarding net loss and loss per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value of these options was estimated at the date of grant using the minimum value method with the following weighted average assumptions for 1996: risk-free interest rate of 6.22%; no annual dividends; and an expected option life of five years. The effect of applying the minimum value method of SFAS 123 to options granted in 1996 did not result in pro forma net loss and loss per share amounts that are materially different from amounts reported. Accordingly, such pro forma information is not presented herein. Should the Company successfully complete an initial public offering, it would no longer be able to utilize the minimum value method and, therefore, the pro forma effect determined in 1996 may not be representative of the pro forma effect to be reported in future years.


     In February 1997, the Board of Directors adopted an Employee Stock Purchase Plan which reserves 400,000 shares of common stock for issuance thereunder. The Company's stockholders approved the adoption of the Employee Stock Purchase Plan in April 1997.

                         AURORA BIOSCIENCES CORPORATION

  Common Stock Reserved for Future Issuance

     Common stock reserved for future issuance is as follows:


                                                               DECEMBER 31,     MARCH 31,
                                                                   1996            1997
                                                               ------------     ----------
    Conversion of Series A, B, C and D convertible preferred
      stock.................................................     9,915,975       9,915,975
    Warrants to purchase Series A convertible preferred
      stock.................................................        54,320          54,320
    Common stock and stock options under 1996 Stock Plan....       446,040       1,568,728
    Stock options under Directors' Plan.....................            --         240,000
    Common stock under Employee Stock Purchase Plan.........            --         400,000
    Other obligations.......................................         4,000           4,000
                                                                ----------      ----------
                                                                10,420,335      12,183,023
                                                                ==========      ==========


 7. INCOME TAXES

     At December 31, 1996, the Company had federal and California income tax net operating loss carryforwards of approximately $3,210,000 and $3,286,000, respectively. Federal and California tax loss carryforwards will begin to expire in 2010 and 2003, respectively, unless previously utilized. The Company also had federal and California research tax credit carryforwards of approximately $165,000 and $89,000, respectively, which will begin to expire in 2010 unless previously utilized.

     Pursuant to Sections 382 and 383 of the Internal Revenue Code, use of these net operating loss and credit carryforwards may be substantially limited because of cumulative changes in the Company's ownership of more that 50%. However, the Company does not believe such limitations will have a material impact upon the utilization of these carryforwards.

     Significant components of the Company's net deferred tax assets as of December 31, 1995 and 1996 are shown below. A valuation allowance of $1,548,000 at December 31, 1996 has been recognized to offset the net deferred tax assets as realization of such assets is uncertain.

                                                                      DECEMBER 31,
                                                                ------------------------
                                                                  1995          1996
                                                                --------     -----------
    Deferred tax assets:
      Net operating loss carryforwards........................  $ 86,000     $ 1,321,000
      Tax credit carryforwards................................        --         223,000
      Other...................................................        --         114,000
                                                                --------     -----------
         Total deferred tax assets............................    86,000       1,658,000
    Deferred tax liability:
      Depreciation............................................        --        (110,000)
                                                                --------     -----------
    Net deferred tax assets...................................    86,000       1,548,000
    Valuation allowance for deferred tax assets...............   (86,000)     (1,548,000)
                                                                --------     -----------
              Net deferred taxes..............................  $     --     $        --
                                                                ========     ===========

 8. 401(k) RETIREMENT SAVINGS PLAN

     In January 1996, the Company adopted a 401(k) Retirement Savings Plan covering substantially all employees who have completed certain service requirements. Participants may contribute a portion of their compensation to the Plan through payroll deductions. Company matching contributions, if any, are determined by the Company at its sole discretion. To date, there have been no Company contributions under the Plan.

                         AURORA BIOSCIENCES CORPORATION

 9. COLLABORATIVE AGREEMENTS

     The Company entered into the following collaborative agreements in 1996 and 1997:


  Ultra High-throughput Screening System and Screen Development Agreements


     The Company entered into collaborative agreements ("the Agreements") in November and December 1996 with Bristol-Myers Squibb Pharmaceutical Research Institute and Eli Lilly and Company, respectively (collectively, "the Collaborators"), regarding the development and installation of the Company's UHTS system at each of the Collaborators. Under the terms of the Agreements, the Company is required to develop and separately install three components to be integrated into one complete UHTS system. In return, the Collaborators are obligated to make certain payments to the Company in the form of non-refundable up-front fees, delivery or installation payments and ongoing research and co-development funding. The Company is obligated to provide service and support for the installed UHTS systems for a limited period of time.

     The Company and the Collaborators will also co-develop high throughput screening assays for use by the Collaborators. In addition to certain payments to be made by the Collaborators for the use of these assays and assay technologies, the Collaborators will also make certain milestone and royalty payments to the Company if the Collaborators develop and commercialize any compound identified using a screen based on the Company's fluorescent assay technologies.


     The Collaborators may terminate the agreement at any time without cause upon written notice, provided that certain withdrawal payments are made. The Agreements also provide for penalties payable by the Company if it fails to deliver the completed UHTS system by a specified time.


  Screen Development and Specialized Instrumentation Agreement

     In December 1996, the Company and Roche Bioscience ("Roche") entered into a Collaborative Research and License Agreement ("Roche Agreement") regarding the development and delivery of a certain screening instrument by the Company. Roche is obligated to make certain payments to the Company in the form of non-refundable up-front fees and delivery payments. For a limited period of time specified in the agreement, the Company is obligated to provide service and support for any instrument delivered to Roche. The Company and Roche will also co-develop a screening assay for use with a target identified in the Roche Agreement. In connection with such development, Roche is obligated to make certain payments to the Company in the form of non-refundable up-front fees and ongoing research and co-development funding.

  Screen Development Agreement, Functional Genomics, and Screening Services Agreement

     In April 1996, the Company and Sequana Therapeutics, Inc. ("Sequana") entered into a Research Agreement (the "Sequana Agreement") regarding the screening of certain targets to be selected by Sequana. Under the terms of the Sequana Agreement, Sequana may require the Company to provide functional analysis, assay development and screening for such targets, and Sequana would then be obligated to make certain payments to the Company in the form of non-refundable upfront fees, delivery payments and ongoing research funding. Sequana will also be obligated to make certain milestone and royalty payments to the Company if any pharmaceutical product is developed and commercialized as a result of work performed by the Company pursuant to the agreement. Concurrent with the execution of the agreement, Sequana purchased $1.5 million of the Company's Series C preferred stock (Note 10).

     In February 1997, the Company and Allelix Biopharmaceuticals, Inc. ("Allelix") entered into a collaborative agreement (the "Allelix Agreement") regarding the development over a three-year period of screening assays for use with targets identified by Allelix and agreed to by Aurora. Under the terms of the Allelix Agreement, the Company is required to develop such screening assays and to

                         AURORA BIOSCIENCES CORPORATION



                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


perform screening services, and Allelix is obligated to make certain payments to the Company in the form of up-front fees, development payments and fees for screening services. Allelix is also required to make certain milestone and royalty payments to Aurora in the event of development and commercialization of a compound identified using a screen based on Aurora's fluorescent assay technologies.

  Screening Services Agreements

     The Company has entered into collaborative agreements with ArQule, Inc. and Alanex Corporation to screen compounds provided by these companies. Should the Company detect activity in one or more of the compounds, the Company and the collaborative partner under certain conditions may enter into negotiations to establish a research collaboration agreement.

  Strategic Technology Alliances

     The Company has entered into strategic technology alliances with Packard Instrument Company ("Packard"), Carl Creative Systems, Inc. and Universal Technologies, Inc. to design, develop and implement certain instrumentation, storage and retrieval systems and microfluidics. The alliances require the Company to make certain payments for development work performed by these companies (Note 5).

     Pursuant to the agreement with Packard, Aurora receives certain payments for development work it performs and Packard receives certain sublicense rights. In addition, Packard purchased $1 million of the Company's Series B preferred stock in May 1996 in connection with the collaboration.

10. RELATED PARTY TRANSACTIONS


     During the period from May 8, 1995 (inception) to December 31, 1995 and the year ended December 31, 1996, one of the Company's founding stockholders and an affiliated venture fund loaned the Company $475,000 and $449,997, respectively. The notes were converted into 556,387 shares of Series A preferred stock in March 1996.


     The general partner of the venture funds which made these loans was the Company's Chairman of the Board and Acting Chief Executive Officer at the time of these transactions. This individual and stockholder continues to serve on the Company's Board of Directors and is also the President, Chief Executive Officer and member of the Board of Directors of Sequana, a company which is both a stockholder of and a party to a collaboration agreement with Aurora (see Note
9).

11. SUBSEQUENT EVENTS

  Stockholders' Equity


     In February 1997, the Board of Directors also authorized management of the Company to file a registration statement with the Securities and Exchange Commission permitting the Company to sell shares of its common stock to the public. If the initial public offering is consummated under the terms presently anticipated, all of the preferred stock outstanding at December 31, 1996 will automatically convert into 9,915,975 shares of common stock. Unaudited pro forma stockholders' equity, as adjusted for the assumed conversion of the preferred stock, is set forth on the accompanying balance sheet.



     On April 25, 1997, the Company effected a four-for-five reverse split of its outstanding common stock. All share and per share amounts, including those relating to preferred stock, in the accompanying financial statements have been retroactively restated to reflect the reverse stock split.

                                                  AURORA BIOSCIENCES CORPORATION
                                 [COMPANY LOGO]

SELECTED FEATURES OF AURORA'S INTEGRATED TECHNOLOGY PLATFORM

FLUORESCENT ASSAY TECHNOLOGIES

POTENTIAL BENEFITS

     - Applicable to most targets

     - Cell-based and biochemical assays

     - Faster assay development

     - Functional genomics in mammalian cells

     - Miniaturized assays

      GREEN FLUORESCENT PROTEIN (GFP)
      COMPUTER MODEL OF THREE DIMENSIONAL STRUCTURE
      [DEPICTED IS A COMPUTER MODEL OF THE THREE DIMENSIONAL STRUCTURE OF GFP]

      BETA-LACTAMASE CELL-BASED ASSAY
      GREEN TO BLUE CHANGE IDENTIFIES HIT COMPOUND
      [DEPICTED ARE PHOTOGRAPHS OF CELLS UNDERGOING A GREEN TO BLUE COLOR
      CHANGE]

MINIATURIZATION TECHNOLOGIES

     - Photograph of drops, one billionth of a liter, being dispensed through the eye of a needle (Right)

     - Assays in volumes of one millionth of a liter, in each well of the 3,456 well NanoPlate(TM) (Far Right)

      MICROFLUIDICS
      NANOPLATE(TM) [DEPICTED IS A PHOTOGRAPH OF FLUID DROPLETS PASSING THROUGH THE EYE OF A NEEDLE, AND A NANOPLATE(TM)]

ADVANCED AUTOMATION

     - Automated store designed to hold in excess of 1,000,000 compounds

     - Expected throughput in excess of 100,000 compounds per day

AUTOMATED STORAGE AND RETRIEVAL SYSTEM
[DEPICTED IS AURORA'S AUTOMATED STORAGE AND RETRIEVAL SYSTEM]

======================================================

  NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................     3
Risk Factors..........................     6
Use of Proceeds.......................    16
Dividend Policy.......................    16
Capitalization........................    17
Dilution..............................    18
Selected Financial Data...............    19
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    20
Business..............................    24
Management............................    47
Certain Transactions..................    55
Principal Stockholders................    57
Description of Capital Stock..........    58
Shares Eligible for Future Sale.......    60
Underwriting..........................    62
Legal Matters.........................    63
Experts...............................    64
Additional Information................    64
Index to Financial Statements.........   F-1


                            ------------------------

  UNTIL             , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
======================================================
======================================================

                                3,000,000 SHARES

                                 (AURORA LOGO)

                                  COMMON STOCK

                              -------------------
                                   PROSPECTUS
                              -------------------

                               ALEX. BROWN & SONS
                                  INCORPORATED

                               HAMBRECHT & QUIST

                         ROBERTSON, STEPHENS & COMPANY

                                         , 1997

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth all expenses payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates except for the SEC registration fee and the NASD filing fee.

        SEC Registration fee.............................................  $ 11,500
        NASD filing fee..................................................     4,300
        Nasdaq Stock Market Listing Application fee......................    50,000
        Blue sky qualification fees and expenses.........................    10,000
        Printing and engraving expenses..................................   150,000
        Legal fees and expenses..........................................   250,000
        Accounting fees and expenses.....................................   100,000
        Transfer agent and registrar fees................................    10,000
        Miscellaneous....................................................    14,200
                                                                           --------
                  Total..................................................  $600,000
                                                                           =========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its Directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act.

     The Registrant's Restated Certificate of Incorporation and Amended and Restated Bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware (the "Delaware Law") and (ii) require the Registrant to indemnify its Directors and officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as Directors and officers. These provisions do not eliminate the Directors' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware Law. In addition, each Director will continue to be subject to liability for breach of the Director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the Director believes to be contrary to the best interests of the Registrant or its stockholders, for any transaction from which the Director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the Director's duty to the Registrant or its stockholders when the Director was aware or should have been aware of a risk of serious injury to the Registrant or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the Director's duty to the Registrant or its stockholders, for improper transactions between the Director and the Registrant and for improper distributions to stockholders and loans to Directors and officers. The provision also does not affect a Director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

     The Registrant has entered into indemnity agreements with each of its Directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a Director or an executive officer of the Registrant or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. The Registrant has entered into similar indemnity agreements with certain of its key employees.

     At present, there is no pending litigation or proceeding involving a Director, officer or key employee of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or Director.

     The Registrant has an insurance policy covering the officers and Directors of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     Since its inception in May 1995, the Registrant has sold and issued the following unregistered securities:

     (a) From May 1995 to March 1996, Avalon Medical Partners, L.P. ("AMP") and Avalon Bioventures II L.P. ("ABV") loaned the Registrant an aggregate of $425,000 and $500,000, respectively, pursuant to Convertible Promissory Notes issued by the Registrant to AMP and ABV. Such Convertible Promissory Notes were canceled, and the interest thereon forgiven, in connection with the sale and issuance of shares of Series A Preferred Stock to AMP and ABV in March 1996. The Registrant issued such Convertible Promissory Notes in reliance on the exemption provided by Section 4(2) of the Act.

     (b) In connection with its reincorporation in Delaware in January 1996, the Registrant issued 100 shares of Common Stock to AMP. The Registrant issued such shares in reliance on the exemption provided by Section 4(2) of the Act.

     (c) Subsequent to its reincorporation in Delaware and on various dates through February 28, 1997, the Registrant sold an aggregate of 2,744,535 shares of its Common Stock to 56 directors, officers, employees and consultants pursuant to restricted stock purchase agreements. The purchase price for such sales ranged from $.00125 to $1.50 per share. The Registrant issued such shares of Common Stock in reliance upon the exemption provided by Rule 701 under the Act.

     (d) Subsequent to its reincorporation in Delaware and on various dates through February 28, 1997, the Registrant issued incentive and nonstatutory stock options to purchase an aggregate of 452,920 shares of Common Stock to 55 directors, officers, employees and consultants. The exercise price for such options ranges from $.0875 to $1.50 per share. The Registrant issued such options in reliance upon the exemption provided by Rule 701 under the Act.


     (e) On March 8, 1996, the Registrant sold 8,191,282 shares of Series A Preferred Stock at a price of $1.6625 per share to certain investors. On April 2, 1996, the Registrant sold 600,000 shares of Series C Preferred Stock at a price of $2.50 per share to Sequana Therapeutics, Inc. On May 6, 1996, the Registrant sold 666,665 shares of Series B Preferred Stock at a price of $2.25 per share to certain investors. Upon the closing of this offering, the shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock will automatically convert into 8,191,282, 600,000 and 666,665 shares of Common Stock, respectively. The Registrant issued such shares of Preferred Stock in reliance upon the exemption provided by Rule 506 promulgated under Regulation D under the Act.

     (f) On August 13, 1996, the Registrant issued 28,000 shares of Common Stock, valued at $3,500.00, to California Institute of Technology in connection with the execution of a license agreement. The Registrant issued such shares of Common Stock in reliance upon the exemption provided by Section 4(2) under the Act.

     (g) On December 20, 1996, the Registrant issued 160,000 shares of Common Stock, valued at $60,000.00, to SIBIA Neurosciences, Inc. in connection with the execution of a license agreement. The Registrant issued such shares of Common Stock in reliance upon the exemption provided by Section 4(2) under the Act.


     (h) On December 27, 1996, the Registrant sold 458,028 shares of Series D Preferred Stock at a price of $4.50 per share to certain investors. Upon the closing of this offering, the shares of Series D Preferred Stock will automatically convert into 458,028 shares of Common Stock. The Registrant issued such shares of Preferred Stock in reliance upon the exemption provided by Rule 506 promulgated under Regulation D under the Act.


     The recipients of the above-described securities represented their intention to acquire the securities for investment only and not with a view to distribution thereof. Appropriate legends were affixed to the stock certificates issued in such transactions. All recipients had adequate access, through employment or other relationships, to information about the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) EXHIBITS.


        EXHIBIT
        NUMBER                              DESCRIPTION OF DOCUMENT
        ------     -------------------------------------------------------------------------
         1.1       Form of Underwriting Agreement.
         3.1+      Restated Certificate of Incorporation.
         3.2+      Amended and Restated Bylaws.
         3.3       Certificate of Amendment of Restated Certificate of Incorporation.
         3.4       Form of Restated Certificate of Incorporation, to be filed and become effective upon completion of the offering.
         3.5       Form of Restated Bylaws to become effective upon completion of the offering.
         4.1       Reference is made to Exhibits 3.1, 3.2, 3.3, 3.4 and 3.5.
         4.2       Form of Common Stock Certificate.
         4.3+      Amended and Restated Investors' Rights Agreement dated as of December 27,
                   1996 between the Registrant and the individuals and entities listed in the signature pages thereto.
         5.1+      Opinion of Cooley Godward LLP.
        10.1       Form of Indemnity Agreement entered into between Registrant and its directors and officers.
        10.2+      Registrant's 1996 Stock Plan, as amended and restated (the "1996 Stock
                   Plan").
        10.3+      Form of Incentive Stock Option Agreement under the 1996 Stock Plan.
        10.4+      Form of Nonstatutory Stock Option Agreement under the 1996 Stock Plan.
        10.5+      Form of Restricted Stock Purchase Agreement under the 1996 Stock Plan.
        10.6+      Registrant's Employee Stock Purchase Plan and related offering document.
        10.7+      Registrant's Non-Employee Directors' Stock Option Plan.
        10.8+      Form of Nonstatutory Stock Option under Registrant's Non-Employee
                   Directors' Stock Option Plan.
        10.9+      Employment Agreement dated January 23, 1996 between the Registrant and
                   Timothy J. Rink, as subsequently amended on March 8, 1996.
        10.10+     Employment Agreement dated August 6, 1996 between the Registrant and J.
                   Gordon Foulkes.

        EXHIBIT
        NUMBER                              DESCRIPTION OF DOCUMENT
        ------     -------------------------------------------------------------------------
        10.11+     Preferred Stock Purchase Agreement dated as of March 8, 1996 between the
                   Registrant and the individuals and entities listed in the signature pages thereto.
        10.12+     Series D Preferred Stock Purchase Agreement dated as of December 27, 1996 between the Registrant and the individual and entities listed in the signature pages thereto.
        10.13+     SubLease dated May 29, 1996 between the Registrant and Torrey Pines
                   Science Center Limited Partnership, as subsequently amended on August 31,
                   1996.
        10.14+     Master Lease Agreement dated May 17, 1996 between the Registrant and
                   Lease Management Services Incorporated.
        10.15+     Equipment Financing Agreement dated May 17, 1996 between the Registrant and Lease Management Services Incorporated.
        10.16+     Security Deposit Pledge Agreement dated May 17, 1996 between the
                   Registrant and Lease Management Services Incorporated.
        10.17*+    Exclusive License Agreement for Fluorescent Assay Technologies dated June
                   17, 1996 between the Registrant and The Regents of the University of
                   California.
        10.18*+    License Agreement dated August 2, 1996 between the Registrant and
                   California Institute of Technology.
        10.19*+    License Agreement dated October 4, 1996 between the Registrant and the
                   State of Oregon, acting by and through the State Board of Higher
                   Education on behalf of the University of Oregon.
        10.20*+    Research Agreement dated April 2, 1996 between the Registrant and Sequana
                   Therapeutics, Inc.
        10.21*+    Collaboration and License Agreement effective as of April 24, 1996 between the Registrant and Packard Instrument Company, Inc.
        10.22*+    Collaborative Research and License Agreement dated November 26, 1996 between the Registrant and Bristol-Myers Squibb Pharmaceutical Research
                   Institute.
        10.23*+    Collaborative Research and License Agreement dated December 18, 1996 between the Registrant and Eli Lilly and Company.
        10.24*+    Collaboration Agreement effective as of February 1, 1997 between the
                   Registrant and Allelix Biopharmaceuticals Inc.
        10.25      Multi-Tenant Industrial Lease dated April 7, 1997 between the Registrant and AEW/LBA Acquisition Co. II, LLC.
        11.1       Computation of Net Loss per Share.
        23.1       Consent of Ernst & Young LLP, Independent Auditors.
        23.2+      Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
        23.3+      Consent of Fish & Richardson P.C.
        24.1+      Power of Attorney. Reference is made to page II-6.


---------------


* Confidential Treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.



+ Previously filed.


(b) SCHEDULES.

     All schedules are omitted because they are not required, are not applicable or the information is included in the consolidated financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 15 or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:


          (1) To provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.



          (2) That, for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.


          (3) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, County of San Diego, State of California, on the 30th day of April, 1997.


                                          By:       /s/ TIMOTHY J. RINK
                                            ------------------------------------
                                            Timothy J. Rink
                                            President and Chief Executive
                                              Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                  SIGNATURE                                 TITLE                     DATE
---------------------------------------------   -----------------------------   ----------------

             /s/ TIMOTHY J. RINK                   Chairman of the Board,         April 30, 1997
---------------------------------------------   President and Chief Executive
     Timothy J. Rink, M.A., M.D., Sc.D.         Officer (Principal Executive
                                                          Officer)

                      *                          Senior Director of Finance       April 30, 1997
---------------------------------------------        and Administration
              Deborah J. Tower                    (Principal Financial and
                                                     Accounting Officer)
                      *                                   Director                April 30, 1997
---------------------------------------------
          J. Gordon Foulkes, Ph.D.

                      *                                   Director                April 30, 1997
---------------------------------------------
            James C. Blair, Ph.D.

                      *                                   Director                April 30, 1997
---------------------------------------------
              Kevin J. Kinsella

                      *                                   Director                April 30, 1997
---------------------------------------------
         Hugh Y. Rienhoff, Jr., M.D.

                      *                                   Director                April 30, 1997
---------------------------------------------
                Lubert Stryer

                      *                                   Director                April 30, 1997
---------------------------------------------
            Timothy J. Wollaeger

          * By: /s/ TIMOTHY J. RINK
---------------------------------------------
     Timothy J. Rink, M.A., M.D., Sc.D.
              Attorney-In-Fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                               DESCRIPTION OF DOCUMENT                            PAGE
------     ---------------------------------------------------------------------------  ----
  1.1      Form of Underwriting Agreement. ...........................................
  3.1+     Restated Certificate of Incorporation. ....................................
  3.2+     Amended and Restated Bylaws. ..............................................
  3.3      Certificate of Amendment of Restated Certificate of Incorporation. ........
  3.4      Form of Restated Certificate of Incorporation, to be filed and become effective upon completion of the offering. ................................
  3.5      Form of Restated Bylaws to become effective upon completion of the offering. .................................................................
  4.1      Reference is made to Exhibits 3.1, 3.2, 3.3, 3.4 and 3.5. .................
  4.2      Form of Common Stock Certificate. .........................................
  4.3+     Amended and Restated Investors' Rights Agreement dated as of December 27,
           1996 between the Registrant and the individuals and entities listed in the signature pages thereto. ..................................................
  5.1+     Opinion of Cooley Godward LLP. ............................................
 10.1      Form of Indemnity Agreement entered into between Registrant and its directors and officers. ...................................................
 10.2+     Registrant's 1996 Stock Plan, as amended and restated (the "1996 Stock
           Plan"). ...................................................................
 10.3+     Form of Incentive Stock Option Agreement under the 1996 Stock Plan. .......
 10.4+     Form of Nonstatutory Stock Option Agreement under the 1996 Stock Plan. ....
 10.5+     Form of Restricted Stock Purchase Agreement under the 1996 Stock Plan. ....
 10.6+     Registrant's Employee Stock Purchase Plan and related offering document. .................................................................
 10.7+     Registrant's Non-Employee Directors' Stock Option Plan. ...................
 10.8+     Form of Nonstatutory Stock Option under Registrant's Non-Employee
           Directors' Stock Option Plan. .............................................
 10.9+     Employment Agreement dated January 23, 1996 between the Registrant and
           Timothy J. Rink, as subsequently amended on March 8, 1996. ................
10.10+     Employment Agreement dated August 6, 1996 between the Registrant and J.
           Gordon Foulkes. ...........................................................
10.11+     Preferred Stock Purchase Agreement dated as of March 8, 1996 between the
           Registrant and the individuals and entities listed in the signature pages thereto. ..................................................................
10.12+     Series D Preferred Stock Purchase Agreement dated as of December 27, 1996 between the Registrant and the individual and entities listed in the signature pages thereto. ..................................................
10.13+     SubLease dated May 29, 1996 between the Registrant and Torrey Pines Science
           Center Limited Partnership, as subsequently amended on August 31, 1996. ...
10.14+     Master Lease Agreement dated May 17, 1996 between the Registrant and Lease
           Management Services Incorporated. .........................................
10.15+     Equipment Financing Agreement dated May 17, 1996 between the Registrant and
           Lease Management Services Incorporated. ...................................
10.16+     Security Deposit Pledge Agreement dated May 17, 1996 between the Registrant and Lease Management Services Incorporated. ...............................
 10.17*+   Exclusive License Agreement for Fluorescent Assay Technologies dated June
           17, 1996 between the Registrant and The Regents of the University of
           California. ...............................................................

EXHIBIT
NUMBER                               DESCRIPTION OF DOCUMENT                            PAGE
------     ---------------------------------------------------------------------------  ----
 10.18*+   License Agreement dated August 2, 1996 between the Registrant and
           California Institute of Technology. .......................................
 10.19*+   License Agreement dated October 4, 1996 between the Registrant and the
           State of Oregon, acting by and through the State Board of Higher Education on behalf of the University of Oregon. ....................................
 10.20*+   Research Agreement dated April 2, 1996 between the Registrant and Sequana
           Therapeutics, Inc. ........................................................
 10.21*+   Collaboration and License Agreement effective as of April 24, 1996 between the Registrant and Packard Instrument Company, Inc. .......................
 10.22*+   Collaborative Research and License Agreement dated November 26, 1996 between the Registrant and Bristol-Myers Squibb Pharmaceutical Research
           Institute. ................................................................
 10.23*+   Collaborative Research and License Agreement dated December 18, 1996 between the Registrant and Eli Lilly and Company. .........................
 10.24*+   Collaboration Agreement effective as of February 1, 1997 between the
           Registrant and Allelix Biopharmaceuticals Inc. ............................
 10.25     Multi-Tenant Industrial Lease dated April 7, 1997 between the Registrant and AEW/LBA Acquisition Co. II, LLC.
 11.1      Computation of Net Loss per Share. ........................................
 23.1      Consent of Ernst & Young LLP, Independent Auditors. .......................
 23.2+     Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1. ..........
 23.3+     Consent of Fish & Richardson P.C. .........................................
 24.1+     Power of Attorney. Reference is made to page II-6. ........................


---------------


* Confidential Treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.



+ Previously filed.